EXHIBIT 4.5

25 March, 2003

ALSTOM

(the Borrower)

BAYERISCHE LANDESBANK, PARIS BRANCH

BNP PARIBAS

CCF

CDC FINANCE—CDC IXIS

COMMERZBANK AKTIENGESELLSCHAFT, PARIS BRANCH

CREDIT AGRICOLE INDOSUEZ

CREDIT INDUSTRIEL ET COMMERCIAL

CREDIT LYONNAIS

JPMORGAN CHASE BANK, PARIS BRANCH

NATEXIS BANQUES POPULAIRES

SOCIETE GENERALE

(the Mandated Lead Arrangers)

THE BANKS NAMED HEREIN

BNP PARIBAS

(as Agent)

EUR 600,000,000

REVOLVING CREDIT FACILITY

AGREEMENT

I

II

THIS AGREEMENT is dated 25 March, 2003 and made

BETWEEN:

(1)	ALSTOM (the Borrower);

(2)	BAYERISCHE LANDESBANK, PARIS BRANCH; BNP PARIBAS; CCF; CDC IXIS; COMMERZBANK AKTIENGESELLSCHAFT, PARIS BRANCH; CREDIT AGRICOLE INDOSUEZ; CREDIT INDUSTRIEL ET COMMERCIAL; CREDIT LYONNAIS; JPMORGAN CHASE BANK, PARIS BRANCH; NATEXIS BANQUES POPULAIRES and SOCIETE GENERALE (together, the Mandated Lead Arrangers);

(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed as Banks on the signature pages of this Agreement (together with the Mandated Lead Arrangers, the Banks); and

(4)	BNP PARIBAS as Agent (in this capacity the Agent).

IT IS AGREED as follows:

1.	INTERPRETATION

Definitions

1.1	In this Agreement, except to the extent that the context requires otherwise:

Advance means an advance made or to be made by the Banks under this Agreement, or the outstanding principal amount of any such advance;

Affected Facilities means those Financing Documents in respect of which (and in the Borrower’s opinion) Waivers and/or Amendments are required for the entry into and the performance by the Borrower of the transactions contemplated by the Finance Documents and the Strategic Plan;

Agency Fee Letter means the letter from the Agent to the Borrower dated on or about today’s date setting out details of certain fees payable to the Agent in connection with the Facility and as referred to in Clause 9.1 (Fees);

Applicable Accounting Principles means those accounting principles, standards and practices generally accepted in France on which the preparation of the audited consolidated accounts of the Borrower and the Consolidated Group as at 31 March, 2002 and for the twelve month period ended on that date was based and those accounting policies which were used in the preparation of those accounts, as amended in accordance with the provisions of this Agreement;

Arrangement Fee Letter means the letter from the Mandated Lead Arrangers to the Borrower dated on or about today’s date setting out details of certain fees payable to each of the Mandated Lead Arrangers in connection with the Facility and as referred to in Clause 9.2 (Fees);

Assets Disposal Letter means a letter dated of even date herewith from the Borrower to each of the Mandated Lead Arrangers and the Banks describing the Azur, Parthenon and Trout Disposals;

Auditors means Ernst & Young and Deloitte & Touche or any other firm of independent public accountants of international standing which may be appointed as its auditors from time to time by the Borrower;

Authorised Signatory means any of Philippe Jaffré, Marc Haestier, Olivier Klaric or Laurence Le-Masne;

Available Commitment means, in relation to a Bank on any date, its Commitment less the amount of its Outstandings, together with that Bank’s share of any Advances the Repayment Date of which falls on such date;

Available Facility means the aggregate for the time being of each Bank’s Available Commitment;

Azur means the project referred to as Azur in the Assets Disposal Letter;

Bonding Guarantees means any type of bond or guarantee issued by a bank, a financial institution or an insurance company in favour of purchasers or their affiliates or other third parties in connection with a sale of goods, delivery, construction, or provision of other services including, but not limited to, bid bonds, advance payment bonds, performance bonds, warranty or maintenance bonds;

Borrowed Money includes any Indebtedness: (i) for or in respect of money borrowed or raised (whether or not for cash), by whatever means (including acceptances, deposits, discounting, factoring, finance leases, hire purchase, sale-and-lease back, sale-and-repurchase and any form of off-balance sheet financing); (ii) for the deferred purchase price of Assets or services (other than goods or services obtained on normal commercial terms in the ordinary course of trading); or (iii) which is required to be accounted for as financial indebtedness; or (iv) any Guarantee in respect of any Indebtedness falling within (i) or (iii) above but excluding, in each case, Bonding Guarantees arising in the ordinary course of trading;

Business Day means a day (other than Saturday or Sunday) on which:

(a)	banks are open for business generally in Paris; and

(b)	in relation to any payment to be made on that day, any TARGET Day;

Capital Expenditure means expenditure in respect of items taken into account in the Initial Liquidity Plan and which would, in accordance with Applicable Accounting Principles, be accounted for as capital expenditure;

Commitment means, in relation to a Bank and, subject as provided in this Agreement, the amount set out opposite its name in Schedule 1 (Banks and Commitments) and the amount of any other commitment transferred to it pursuant to this Agreement;

Confidentiality Undertaking means a confidentiality undertaking substantially in the form set out in Schedule 9 (Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent;

Consolidated Group means, at any time the Borrower and all its consolidated Subsidiaries (and member of the Consolidated Group shall be construed accordingly);

Consolidated Net Worth means, at any time, the aggregate of:

(a)	paid-up share capital plus additional paid-in capital plus reserves, cumulative translation adjustments and net income; and

(b)	minority interests excluding any dividend or other distribution declared or made by the Borrower or (except insofar as attributable to the Borrower) any Subsidiary of the Borrower out of profit earned up to and including the date of the relevant consolidated balance sheet to the extent such distribution is not provided for in such balance sheet, all as shown in the Latest Financial Statements of the Borrower delivered to the Agent pursuant to Clause 17.2(a) and (b) at such time;

Default Interest Period means a period by reference to which interest is calculated on an overdue sum;

Disposal means a sale, granting of a lease or making of an assignment, conveyance, transfer or gift or the disposal of any form of ownership, title, estate or interest and Dispose has the corresponding meaning (including, without limitation, by way of securitisation, sale and leaseback and/or subparticipation);

Dunkerque Securitisation means the securitisation of receivables arising out of an agreement dated 18 April, 2002 for the construction of a thermal power station made between ALSTOM Power Centrales and DK6, a wholly owned subsidiary of Gaz de France;

Early Repayment Event means, at any time prior to 31 July, 2003, a failure or refusal by a shareholders’ meeting to approve any of the following:

(a)	the Rights Issue;

(b)	the delegation to the board of directors of the Borrower of the power to: (i) implement such Rights Issue and issue the equity contemplated by the Rights Issue and/or (ii) to determine the conditions of such issue, each in accordance with the provisions contained in the resolutions of the board of directors of the Borrower dated 11 March, 2003 and the resolutions of the board of directors of the Borrower to be held no later than 13 May, 2003;

Environmental Authorisations means all authorisations necessary under Environmental Law for the carrying out of the business of the Group and the operation and maintenance of the Assets of the Group;

Environmental Law means any law, Directive or any Consent in force from time to time relating to:

(a)	the carrying out of any activity, the existence of any condition or other phenomenon or the occurrence of any event which has or could have a detrimental impact on the environment or could harm any physical entity whether living or not or impair the well-being or normal functioning of any physical entity which could reasonably be expected to be affected and which in any such case has as a purpose or effect the protection or enhancement of the environment generally or in a particular locality;

(b)	the control of waste;

(c)	contaminated land or water; or

(d)	air emissions;

EONIA means, in relation to any Default Interest Period:

(a)	the rate per annum which appears on page 247 (or any replacement for that page) of the Telerate screen (or such other service as may replace it for the purposes of displaying overnight rates calculated by the European Central Bank); or

(b)	if no such rate appears on the Telerate screen (or such other service as the case may be), the arithmetic mean (rounded upwards to 4 decimal places) of the rates, as supplied to the Agent at its request, quoted by the Reference Banks to leading banks in the Inter-bank Market, at or about 11.00 a.m. Paris time on the applicable Rate Fixing Day for the offering of overnight deposits in Euros;

EURIBOR means, in relation to any Term or Default Interest Period:

(a)	the rate per annum which appears on page 248 (or any replacement for that page) on the Telerate screen (or such other service as may replace it for the purpose of displaying the percentage rate per annum determined by the Banking Federation of the European Union for deposits in Euros); or

(b)	if no such rate appears on the Telerate screen (or such other service as the case may be), the arithmetic mean (rounded upward to 4 decimal places) of the rates, as supplied to the Agent at its request, quoted by the Reference Banks to leading banks in the Inter-bank Market, at or about 11.00 a.m. Brussels time (in the case of (a) above) or Paris time (in the case of (b) above) on the applicable Rate Fixing Day for the offering of deposits in

Euros for the same period as the relevant Term or Default Interest Period (or, if the periods are not the same, such period, if any, as the Agent determines to be substantially the same);

EUR or euros means the single currency of the Participating Member States;

Event of Default means any of the events specified in Clause 20.1 (Default);

Excluded Default means an Event of Default arising solely under Clause 20.1(d) (Cross Default) by reason of material adverse change or similar provisions contained in any other agreement in respect of Borrowed Money of the Borrower or any member of the Group; provided that such Event of Default shall cease to be an Excluded Default if:

(a)	any or all of the Indebtedness under the relevant agreement is accelerated or put on demand, if any commitment arising thereunder is cancelled or suspended or if the relevant financier otherwise invokes or, in respect of an event of default thereunder, expressly alleges that an event of default is subsisting and reserves its rights to invoke any such default; or

(b)	if such Event of Default is subsisting on a date on which an Advance is to be made hereunder in an amount greater than an Advance maturing on the same day or for a purpose other than the refinancing of such maturing Advance;

Exiting Subsidiaries means those subsidiaries which should be disposed of under the Strategic Plan, and as identified in the Assets Disposal Letter;

Facility has the meaning ascribed to it in Clause 2.1;

Facility Office means, in relation to a Bank at any particular time, the office through which it is then acting for the purpose of this Agreement;

Fee Letters means the Agency Fee Letter and the Arrangement Fee Letter;

Final Maturity Date means 15 December, 2003;

Finance Documents means this Agreement, the Fee Letters, the Taux Effectif Global letter referred to in Clause 8.5 (Taux Effectif Global), any Novation Notice and any other document designated by the Agent and the Borrower, as from time to time amended, supplemented, novated, restated or replaced and any document which amends, supplements, novates, restates or replaces this Agreement, in accordance with Clause 27.3 (Banks) or 28.2 (Amendments, Waivers and Consents);

Financing Document means any agreement entered into by the Borrower for the purpose of agreeing terms which relate to Borrowed Money;

Financial Compliance Certificates means certificates delivered to the Agent in accordance with Clause 17.2(b) comprising:

(a)	an annual certificate of the Auditors in such form as they are willing to deliver in accordance with their policies, from time to time, relating to the financial covenants contained in Clause 19.1 (Financial Covenants) as at the end of the relevant period and including (in reasonable detail and in a form satisfactory to the Agent (acting reasonably)) their certification as to the computations necessary to demonstrate such compliance;

(b)	a certificate signed on behalf of the Borrower by the Chief Financial Officer or a Vice-President Corporate Funding of the Borrower confirming the Borrower’s compliance with the financial covenants contained in Clause 19.1 (Financial Covenants)) as at the end of the relevant period and including (in reasonable detail and in a form reasonably satisfactory to the Agent) computations necessary to demonstrate such compliance; and

(c)	an annual certificate signed on behalf of the Borrower by an Authorised Signatory, listing the Material Subsidiaries and including (in reasonable detail and in a form satisfactory to the Agent (acting reasonably)) such information as is required to verify the inclusions and/or exclusions from that list including as to satisfaction of the seventy per cent. test referred to in the definition of Material Subsidary;

Financial Year means each financial year of the Borrower;

Group means at any particular time, the Borrower and its Subsidiaries;

Group Guarantee means a Guarantee from any member of the Consolidated Group (other than an SPP described in paragraph (a)(i) of the definition of Project Finance Indebtedness) in respect of Project Finance Indebtedness;

Group Information means:

(a)	the Information Memorandum;

(b)	the Strategic Plan; and

(c)	the Initial Liquidity Plan; and

(d)	Assets Disposal Letter;

Holding Company means, in relation to a Person, any entity of which that Person is a Subsidiary;

Information Memorandum means the information memorandum dated March 2003 prepared by the Borrower in connection with a banks’ meeting held on 18 March 2003 and a request for Waivers and Amendments;

Initial Drawdown Date means the drawdown date referred to in the first Drawdown Request received by the Agent, subject to and in accordance with Clause 4.2;

Initial Liquidity Plan means the Liquidity Plan relating to the Consolidated Group attached as Annex 1 hereto;

Intellectual Property means patents and patent applications, trade and service marks and applications (and goodwill associated with such applications), brand and trade names, copyrights and rights in the nature of copyright, design rights, registered designs and applications for registered designs, trade secrets, know-how and all other intellectual property rights throughout the world and all rights under any agreements relating to the use or exploitation of such rights;

Inter-bank Market means the European inter-bank market;

Investments means any short term debt securities issued by any commercial banking institution or any company (other than a Subsidiary of the Borrower) organised under the laws of any of the OECD countries and whose short term debt rating, as at the time of any investment, is at least P-1 or A-1 according to Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services, respectively, or any successor thereto and purchased by the Borrower as a short term placement of excess cash;

Latest Financial Statements means the Original Financial Statements or, if applicable, the financial statements and accounts most recently delivered to the Agent pursuant to Clauses 17.2(a) or 17.2(b);

Litigation Report means the annual litigation report dated 15 March, 2003 relating to proceedings affecting members of the Consolidated Group and delivered by the Borrower to the Agent prior to or on the date of this Agreement;

Liquidity Plan means the Initial Liquidity Plan or, if applicable, the Liquidity Plan most recently delivered to the Agent pursuant to Clause 17.2(c)(i);

Majority Banks means Banks whose Commitments together exceed 66 2/3 per cent. of the Total Commitments or, once the Available Commitments equal zero, Banks whose Outstandings together exceed 66 2/3 per cent. of the total Outstandings;

Mandatory Costs means, in relation to any Term or Default Interest Period (or part of a Term or Default Interest Period) relating to any Bank’s share of an Advance or overdue sum, the percentage rate per annum determined by that Bank in accordance with Schedule 6;

Margin means 3.0 per cent. per annum;

Material Subsidiary means, at any time, any Subsidiary of the Borrower which is named in the list of Subsidiaries set out in Schedule 7 (Material Subsidiaries) (including ALSTOM Holdings) or in any such revised list provided by the Borrower to the Agent in accordance with Clause 17.2(b)(ii) or otherwise, provided that a Subsidiary shall in all cases be a Material Subsidiary if:

(i) it represents 5 per cent. or more of consolidated revenues of the Consolidated Group; or

(ii) if it controls directly or indirectly, alone or with other members of the Group, Subsidiaries representing 5 per cent. or more of the consolidated revenues of the Consolidated Group;

provided that all Material Subsidiaries shall represent in aggregate not less than 70 per cent. or more of consolidated revenues of the Consolidated Group;

calculated, in each case, by reference to the most recent audited, consolidated financial statements of the Borrower and the accounts of each Subsidiary for the period covered by such statements or, if not available, the closest period thereto;

Multicurrency Credit Facility means the EUR 1,110,000,000 multicurrency credit facility dated 3 August, 2001 between, among others, ALSTOM, BNP Paribas, Chase Manhattan plc and HSBC;

Net Cash Proceeds has the meaning ascribed to it in Clause 6.3;

New Bank means a Bank or financial institution to which a Bank seeks to novate (or, as the case may be, has novated) all or part of its rights and/or obligations in accordance with Clause 27.3;

Novation Notice means a notice substantially in the form set out in Schedule 3 (Novation Notice);

Original Financial Statements means:

(a)	the audited consolidated financial statements of the Consolidated Group for the period of twelve months ending 31 March, 2002; and

(b)	the semi-annual consolidated financial statements of the Consolidated Group for the period of six months ending 30 September, 2002;

Outstandings means, in relation to a Bank at any particular time, the aggregate principal amount of its share of all (if any) Advances outstanding at that time;

Parthenon means the project referred to as Parthenon in the Assets Disposal Letter;

Participating Member State means a state of the states participating in European Monetary Union;

Permitted Joint Venture has the meaning ascribed to it in Clause 18.20;

Place of Payment means the principal financial centre of the country of the currency to be paid (or, if there is more than one such centre, one of those centres as selected by the Agent);

Potential Event of Default means any event or circumstance which, if it continued after the giving of any notice, the expiry of any grace period, and/or (as the case may be) the making of any determination by the Majority Banks, provided for in Clause 20.1 (Default), would become an Event of Default;

Project Finance Indebtedness means any Indebtedness to finance the ownership, acquisition, development, operation or maintenance of an asset or business (a Project):

(a)	(i) which is incurred by a single purpose Person (SPP) (whether or not any such SPP is a member of the Consolidated Group or a Subsidiary or an Affiliate of such a member); and

(A)	whose principal Assets and business are constituted by the ownership, acquisition, development, operation or maintenance of the Project, either directly or indirectly through one or more other SPPs incorporated solely for the purposes of, and whose assets and business are constituted by, the ownership, acquisition, development, operation or maintenance of the Project (each, together with the relevant borrower, a Project Entity); and

(B)	which is a limited liability company and whose liabilities in respect of the Indebtedness concerned are not directly or indirectly the subject of a Group Guarantee (other than as provided in (ii) below); and

(ii)	in respect of which the Person(s) making or making available such Indebtedness (the Bank) has no recourse to any member of the Consolidated Group or a Subsidiary or an Affiliate of such a member (other than the SPP described in paragraph (i) above) for the repayment or payment of any sum relating to such Indebtedness other than recourse:

(A)	in respect of contributions to the equity (or equivalent) of a Project Entity; and/or

(B)	to a Project Entity in respect of such sum being limited to the aggregate cash flow (other than historic cash flow) from the Project; and/or

(C)	to a Project Entity for the sole purpose of enabling amounts to be claimed in respect of that Indebtedness on an enforcement of any Security given to the lender over the Assets constituting the Project or the income, cash flow or other proceeds deriving therefrom (or rights given by any shareholder or equivalent in a Project Entity over its shares or equity equivalent in the Project Entity) to secure that Indebtedness, provided that: (x) the extent of such recourse to a Project Entity is limited solely to the amount of any recoveries made on any such enforcement, and (y) the lender is not entitled, by virtue of any right or claim arising out of or in connection with such Indebtedness, to commence proceedings for the winding-up or dissolution of a Project Entity or to appoint or procure the appointment of any receiver, trustee or similar person or official in respect of a Project Entity or any of its Assets (save for the Assets which are the subject of such encumbrance); and/or

(D)	to a Project Entity or a member of the Consolidated Group or a Subsidiary or Affiliate of such member, which recourse is limited to a claim for damages (other than liquidated damages) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an indemnity in respect thereof or an obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the Person against whom recourse is available; and/or

(E)	to any collateral or covenant to pay provided by any member of the Consolidated Group or a Subsidiary or an Affiliate of such a member in exchange for the transfer to it of Assets in the form of cash (excluding, for the avoidance of doubt, the distribution of dividends to any member of the Consolidated Group or a Subsidiary or an Affiliate of such a member) of a Project Entity provided that such collateral or covenant which is provided in exchange for such Assets does not have a value greater than the market value of such Assets at the time of transfer and provided further if such collateral or such covenant to pay has or is capable of having a value exceeding EUR 15 million, the Borrower shall notify the Agent promptly of the same and of the relevant Assets, provided that in no circumstances shall there be any such recourse in respect of cash flow deficiencies within the relevant Project; and/or

(b)	which the Majority Banks shall have agreed in writing to treat as Project Finance Indebtedness;

Qualifying Bank means a Person which is entitled to any part of an Advance and any interest to be paid to it on that part of that Advance and which fulfils the conditions (other than the completion and filing of forms by such Person) imposed by French laws, taking into account, as the case may be, any applicable international treaty, in order for any sum payable by the Borrower or the Agent for the account of the Borrower not to be subject to any withholding or deduction for any taxes;

Rate Fixing Day means, in relation to any Term or Default Interest Period for which an interest rate is to be determined under this Agreement in respect of an amount, the day on which quotations would ordinarily be provided in the relevant Inter-bank Market for deposits in the relevant unit for delivery on the first day of that period. If for any such period quotations would ordinarily be provided on more than one day, the Rate Fixing Day for that period shall be whichever of those days is from time to time nominated by the Agent (having regard to any convention or practice in the relevant Inter-bank Market);

Reference Banks means, subject to Clause 27.5(a), any three of BNP Paribas, Crédit Agricole Indosuez, Crédit Lyonnais and Société Générale as selected by the Agent, each acting through its Paris office, as is from time to time designated by it to the Agent for this purpose;

Relevant Subsidiaries means the Material Subsidiaries, the Selling Subsidiaries, the Exiting Subsidiaries and (to the extent not already included, but for the purposes of Clause 20.1(f), (g) and (h) only) any Holding Company of any of them;

Repayment Date means, in relation to an Advance, the last day of its Term;

Repeated Representations means the representations and warranties contained in Clause 16.1, other than those in 16.1(h), (i)(i) and (q)(i) - (v);

Report on the Consolidated Group’s Borrowed Money means a report dated as of 31 January, 2003 presenting details of the Consolidated Group’s Borrowed Money and uncommitted lines, Bonding Guarantees and guarantee facilities, in each case, including:

(a)	the amounts in Euro (drawn and undrawn) of each Consolidated Group member concerned;

(b)	the identity of any relevant guarantor or other surety (including details of any Security provided);

(c)	the identity of the provider of the facility; and

(d)	the applicable tenor;

Required Amount means a minimum of EUR 20,000,000 and an integral multiple of EUR 5,000,000;

Reservations means generally applicable legal principles affecting creditors’ rights generally and applicable:

(a)	under French law in relation to the exercise and enforceability of rights against companies incorporated in France; or

(b)	under rules of English contract law;

Rights Issue means any offer of rights to subscribe additional share capital of the Borrower on terms and conditions that will provide to the Borrower Net Capital Market Proceeds on issue of an amount equal to not less than EUR 300,000,000;

Selling Subsidiaries means those subsidiaries which are selling the Exiting Subsidiaries under the Strategic Plan, and are identified in the Assets Disposal Letter;

Shareholders Meeting means an ordinary and extraordinary shareholders meeting of the Borrower to be held on 2 July, 2003 for the purpose of passing one or more resolution(s) approving a Rights Issue on the conditions set out in the resolutions of its board of directors in the meeting held on 11 March, 2003 and the resolutions of its board of directors to be held no later than 13 May, 2003;

Specified Time for any action means the time and date specified in Schedule 5 (Timetables) for that action;

Strategic Plan means the plan approved by the board of directors of the Borrower incorporating, and at all times materially consistent with, the relevant assumptions contained in the Initial Liquidity Plan and the statements made in the Assets Disposal Letter;

Subsidiary means in relation to any Person (its Holding Company), at any particular time, any other Person which is then directly or indirectly Controlled, or more than 50 per cent. of whose share capital (or the like) is then beneficially owned, directly or indirectly, by that Person;

TARGET means Trans-European Automated Real-time Gross Settlement Express Transfer payment system;

TARGET Day means any day on which TARGET is open for the settlement of payments in Euros;

Term means, in relation to an Advance, the period for which it is to be, or, as the case may be, has been, made;

Total Commitments means the aggregate of the Commitments, being EUR 600,000,000 at the date of this Agreement;

Total Debt means an amount equal to the aggregate of the Borrowed Money of the Consolidated Group (including, for the avoidance of doubt, the redeemable preference shares of ALSTOM Finance Jersey Ltd maturing on 31 March, 2006), the aggregate amount of securitised trade receivables (both existing and future and, in each case, to the extent permitted pursuant to the terms of this Agreement), net of retained interests, and the subordinated notes issued on 29 September, 2000) all as shown in the then latest monthly management accounts and/or Latest Financial Statements of the Borrower, as the case may be (recognising that figures in respect of semi annual and annual accounts may differ from the figures in the management accounts for the corresponding period);

Total Net Debt means, at any time, Total Debt less Investments, cash and cash equivalents of the Consolidated Group all as shown in the then latest monthly management accounts and/or Latest Financial Statements of the Borrower, as the case may be (recognising that figures in respect of semi annual and annual accounts may differ from the figures in the management accounts for the corresponding period);

Trout means the project referred to as Trout in the Assets Disposal Letter;

Vendor Financing means the provision of financial assistance to a third party institution which finances any customer of any member(s) of the Group;

Waivers and Amendments means each waiver, amendment and/or consent identified in column 2 of Schedule 11 (Waivers and Amendments) under or in respect of the Affected Facilities.

Construction of Certain References

1.2 Except to the extent that the context requires otherwise, any reference in this Agreement to:

(a)	an Affiliate of any Person means any Subsidiary or Holding Company of that Person, or any Subsidiary of any such Holding Company, or any other Person in which that Person or any such holding company or Subsidiary owns at least 20 per cent. of the share capital or the like;

(b)	an Agency of a state includes any agency, authority, central bank, department, government, legislature, minister, ministry, official or public or statutory Person (whether autonomous or not) of, or of the government of, that state or any political sub-division in or of that state;

(c)	the Assets of any Person means all or any part of its business, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital, wherever situated;

(d)	Consent also includes an approval, authorisation, exemption, filing, licence, notarisation, order, permission, recording, resolution or registration (and references to obtaining Consents shall be construed accordingly);

(e)	one Person being Controlled by another means that other (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) has the power to appoint and/or remove all or the majority of the members of the Board of Directors or other governing body of that Person or otherwise controls or has the power to control the affairs and policies of that Person;

(f)	a Directive includes any present or future directive, regulation, request, requirement, rule or credit restraint programme of any Agency of any state or of any self-regulating organisation (whether or not having the force of law but, if not having the force of law, only if compliance with the Directive is in accordance with the general practice of Persons to whom the Directive is intended to apply);

(g)	the equivalent in any currency (the first currency) of any amount in another currency (the second currency) shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the spot rate of exchange at which the Agent would have been prepared and able to purchase that amount in the first currency for the second currency in the Paris foreign exchange market for value as at the relevant time on the relevant date specified in this Agreement (or, where no such time and date is specified, for value at such time and on such date as the Agent may from time to time reasonably determine to be appropriate in the circumstances);

(h)	a Guarantee also includes an indemnity, and any other obligation (whatever called) of any Person to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of Assets or services, or otherwise) for the payment of, indemnity against the consequences of default in the payment of, or otherwise be responsible for, any Indebtedness of any other Person;

(i)	Indebtedness includes, with respect to any Person (the Relevant Person), any obligation (whether present or future, actual or contingent, secured or unsecured, as principal, surety or otherwise) (a) of the Relevant Person for the payment or repayment of money or (b) of any other Person for the payment or repayment of money secured by Security on Assets of the Relevant Person, whether or not the Relevant Person is liable in respect of any obligation so secured;

(j)	a law includes common or customary law and any constitution, decree, judgement, legislation, order, ordinance, regulation, statute, treaty or other legislative measure, in each case of any jurisdiction whatever (and lawful and unlawful shall be construed accordingly);

(k)	something having a Material Adverse Effect is to it having a material adverse effect (a) on the financial condition or business of the Borrower or the Group taken as a whole or (b) on the ability of the Borrower to perform and comply with its obligations under this Agreement;

(l)	any obligation of any Person under this Agreement or any other agreement or document shall be construed as a reference to an obligation expressed to be assumed by or imposed on it under this Agreement or, as the case may be, that other agreement or document (and due, owing, payable and receivable shall be similarly construed);

(m)	a Person includes any individual, company, corporation, firm, partnership, joint venture, undertaking, association, organisation, trust, state or Agency of a state (in each case, whether or not having separate legal personality);

(n)	Security includes any mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance and any other agreement or arrangement having substantially the same economic effect (including any “flawed asset” arrangement) (and secured shall be construed accordingly);

(o)	Tax(es) includes any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed;

(p)	Tax on Overall Net Income of a Person shall be construed as a reference to Tax (other than Tax deducted or withheld from any payment) imposed on that Person by the jurisdiction in which its principal office (and/or, in the case of a Bank, its Facility Office) is located by reference to (a) the net income, profits or gains of that Person world-wide or (b) such of its net income, profits or gains as arise in or relate to that jurisdiction;

(q)	a time of the day is to Paris time unless otherwise stated;

(r)

the Winding-up of a Person also includes the amalgamation, reconstruction, administration, dissolution, liquidation, merger or consolidation of that Person, and any equivalent or analogous procedure under the law of any jurisdiction in which that Person is incorporated, domiciled or resident or carries on business or has Assets.

Calculation of Financial Covenants

1.3 Consolidated Net Worth and Total Net Debt shall be calculated and interpreted in accordance with Applicable Accounting Principles and shall be expressed in Euros.

Headings

1.4 Headings shall be ignored in construing this Agreement.

2.	THE FACILITY

Amount

2.1 The Banks grant to the Borrower a Euro revolving credit facility in an aggregate principal amount not exceeding EUR 600,000,000 (the Facility) provided that such amount shall be reduced by the amount of any cancellation pursuant to Clauses 6, 7 or 20 of this Agreement (including, without limitation, by an amount equal to the amount by which any Net Cash Proceeds received in respect of the sale of Parthenon exceed EUR 400,000,000 (if such sale occurs prior to the Initial Drawdown Date)).

Pro Rata Participation in Advances

2.2 Each Bank will participate through its Facility Office in each Advance to be made under the Facility in the proportion borne by its Available Commitment to the Available Facility when the Agent receives the notice requesting that Advance (unless, between then and the time for making that Advance, its Available Commitment is reduced to zero, in which case the amount of that Advance will be reduced accordingly).

Calculation of Available Commitments/Facility

2.3 In order to calculate the Available Facility and each Bank’s Available Commitment in connection with a proposed Advance (whether for the purpose of Clause 2.2 (Pro Rata Participation in Advances) or 4.2 (Drawdown Request)):

(a)	any Advances with Repayment Dates on or before the proposed date of that Advance shall be deemed to have been repaid; and

(b)	if any other requests are outstanding for Advances to be made on or before the proposed date of that Advance, all Advances to which those requests relate shall be deemed to be outstanding.

Purpose

2.4 The purpose of the Facility is to provide the Borrower with financing to bridge the Disposal of Assets contemplated under the Strategic Plan. The Borrower shall use the entire proceeds of each Advance made for general corporate purposes (but neither the Agent nor any Bank need check that it does so) other than:

(a)	acquisitions or investments in shares, businesses or financial investments (other than Investments capable of being liquidated (without breakage costs) before the Repayment Date of any outstanding Advance under the Facility);

(b)	the prepayment of Borrowed Money (for the avoidance of doubt, the repayment on the maturity date in August 2003 of Tranche A of the Multicurrency Credit Facility does not constitute such a prepayment);

(c)	the purchase of shares or securities issued by the Borrower or any other member of the Consolidated Group on capital markets; and

(d)	the payment of any dividends, return on capital, repayment of capital contributions or any other distributions or payments in respect of share capital of the Borrower.

3.	CONDITIONS PRECEDENT

Conditions Precedent to signing and to Initial Drawdown

3.1 The Borrower may not make its first request for an Advance until the Mandated Lead Arrangers have confirmed to the Borrower that they have received documents appearing to them (acting reasonably) to comply with the requirements of Part A (which confirmation will result, for such Part A, of the signing by the Mandated Lead Arrangers of this Agreement) and Part B of Schedule 2. The Mandated Lead Arrangers shall use reasonable endeavours to give that confirmation as soon as reasonably practicable after receiving all such documents.

Conditions Precedent to the Drawdown of each Advance

3.2 The obligations of the Banks to make any Advance are subject to the further conditions precedent that:

(a)	no event or series of events has occurred and is continuing which, in the reasonable opinion of the Majority Banks, has or is likely to have a Material Adverse Effect; and

(b)	there is, in the opinion of the Majority Banks, no material negative deviation in the actual or expected cash flow of the Consolidated Group in the Liquidity Plan when compared to the Initial Liquidity Plan except those which have been accepted in writing by the Majority Banks.

4.	DRAWDOWN

Drawdown Conditions

4.1 Subject to the other terms of this Agreement, Advances will be made by the Banks to and as requested by the Borrower if the additional conditions set out in

Clauses 4.2 (Drawdown Request) to 4.5 (No Event of Default, etc) inclusive are fulfilled.

Drawdown Request

4.2	Not later than the Specified Time (or, as the case may be, such later time as may be acceptable to the Agent and the Banks for the purpose of the relevant request), the Agent has received from the Borrower a notice substantially in the form set out in Schedule 4 (Notice Requesting Advance) specifying:

(a)	the proposed date of that Advance, which must be a Business Day before the Final Maturity Date;

(b)	its amount which must be an amount equal to or less than the Available Facility and, if less, must be a Required Amount;

(c)	its Term, which must be in accordance with Clause 8.1 (Term of Advances) and

(d)	details of the bank (which must be in the Place of Payment) and account to which the Borrower wishes the proceeds of that Advance to be made available by the Agent.

No Market Disruption

4.3 No event mentioned in Clause 13.1 (Triggering Events) occurs in relation to that Advance.

Representations etc. Correct

4.4 All representations and warranties in Clause 16 (Representations and Warranties) (except to any extent waived in accordance with Clause 28.2 (Amendments, Waivers and Consents)) have been complied with and would be correct (in all material respects in the cases of Advances the sole purpose of which is to repay an existing Advance) if repeated on the proposed date of that Advance by reference to the circumstances then existing.

No Event of Default etc.

4.5 No Event of Default or Potential Event of Default has occurred on or before that date, or will occur as a result of making that Advance, other than:

(a)	any Event of Default or Potential Event of Default waived in accordance with Clause 28.2 (Amendments, Waivers and Consents); or

(b)	any Excluded Default.

Notification of Drawdown Requests

4.6 The Agent shall promptly (and in any event by the Specified Time) notify each Bank of the proposed details of, and the amount of that Bank’s share of, each Advance.

Advances and Amount

4.7	(a) Not more than 6 Advances may be outstanding at any one time.

(b)	The amount of each proposed Advance must be an amount which is not more than the Available Facility and which is a minimum of EUR 20,000,000 (and an integral multiple of EUR 5,000,000) or, if less, the Available Facility.

5.	REPAYMENT

Repayment of Advances

5.1 The Borrower shall repay each Advance on its Repayment Date, together with all unpaid interest accrued on that Advance. However, as the facility is revolving, any amount repaid thereunder before the Final Maturity Date will remain available for re-borrowing subject to and in accordance with the terms and conditions of this Agreement.

Final Maturity Date

5.2 If on the Final Maturity Date any Advance remains outstanding, the Borrower shall repay that Advance on that date together with all unpaid accrued interest and fees and any other sum then due under this Agreement.

6.	PREPAYMENT AND CANCELLATION

Voluntary Prepayment

6.1 The Borrower may, subject to Clause 6.3, prepay any Advance, or any part of it which is a Required Amount, without penalty at any time if it gives to the Agent not less than 10 Business Days’ irrevocable written notice of the Advance to be prepaid and the date and amount of the prepayment. Any such prepayment must be accompanied by accrued interest on the amount prepaid and any other sum then due under Clause 22.2 (Broken Funding Costs) or any other provision of this Agreement. Any amount prepaid but not cancelled may be re-borrowed in accordance with the terms of this Agreement.

Of Certain Banks

6.2 If:

(a)	the Borrower becomes or will on or before the Repayment Date of an Advance become obliged to pay any Tax or other amount for the account of any Bank under Clause 10.2 (Grossing up of payments) or 12 (Increased Costs); and

(b)	the Borrower gives to that Bank and the Agent not less than 10 Business Days’ irrevocable written notice of the date of prepayment,

the Borrower may prepay all (but not part only) of that Bank’s Outstandings without premium or penalty on the date of prepayment specified in that notice. Any such prepayment must be accompanied by all unpaid accrued interest on that Bank’s Outstandings, all unpaid fees accrued to that Bank and any other sum then due to that Bank under Clause 22.2 (Broken Funding Costs) or any other provision of this Agreement.

Mandatory prepayment/cancellation from proceeds

6.3	(a) The Borrower shall, promptly and in any event within five Business Days of the giving of notice pursuant to Clause 6.5, upon receipt from time to time of any Net Cash Proceeds by or for the account of any member of the Group but subject to Clause 6.3(c), prepay and cancel the Facility by an amount equal to the amount of such Net Cash Proceeds.

(b)	If the amount required to be prepaid pursuant to Clause 6.3(a) on any date exceeds the aggregate amount of the Outstandings of the Banks on such date, then (without prejudice to the amount required to be cancelled under that clause) the amount required to be prepaid on such date shall be the amount of the Outstandings on such date.

(c)	the obligation to prepay pursuant to this Clause 6.3 shall on any date be suspended until such time as the aggregate cumulative amount of Net Cash Proceeds which the Borrower is required to prepay exceeds €5,000,000 (taking into account any Net Cash Proceeds repayment of which has been suspended pursuant to this Clause 6.3(c)).

(d)	In this Clause 6.3:

Net Cash Proceeds means any Net Capital Markets Proceeds and/or Net Disposals Proceeds but excluding:

(i)	in relation to Net Disposals Proceeds arising on Disposals of Assets contemplated by the Strategic Plan, the first EUR 140,000,000 of Net Cash Proceeds from such disposals received in March 2003; and

(ii)	in relation to Net Cash Proceeds received on/or after 1 April 2003, the first EUR 400,000,000 in aggregate of all such proceeds;

Net Capital Markets Proceeds means, in relation to any Capital Markets/Debt Issue, any cash proceeds thereof from time to time received by or for the account of any member of the Group, net of any taxes and/or reasonable commissions, fees and expenses payable by any member of the Group in connection with such Capital Markets/Debt Issue;

Capital Markets/Debt Issue means any issue of rights, shares, equity, hybrid or debt securities of any description by any member of the Group (whether to the public, one or more private places or otherwise and whether or not listed on any stock exchange) but disregarding commercial paper except to the extent required to be prepaid in accordance with Clause 18.10(d)(ii);

Net Disposal Proceeds means, in relation to any Disposal of any Asset, any cash proceeds thereof from time to time that are to be received by or for the account of any member of the Group (i) net of any tax liability arising from such Disposal, and (ii) reasonable commissions, fees and expenses payable by any member of the Group in connection with such Disposal (without limitation, including pursuant to earn out provisions and taking into account the amount of any proceeds received in respect of repayment or disposal of any intra group loan) but excluding:

(i)	in relation to any Disposal, that proportion of those proceeds as is equal to the proportion of the shares in the relevant member of the Group that is not held directly or indirectly by the Borrower as at the date of the relevant Disposal;

(ii)	in relation to any Disposal of future receivables whether under the Dunkerque Securitisation or otherwise, the first 50 per cent. of any such Net Disposal Proceeds;

(iii)	proceeds arising in relation to any Disposal referred to in Clause 18.4(a), (b) or (d);

(iv)	proceeds in relation to any Disposal of Assets of an individual value of less than €100,000 (subject to an aggregate annual threshold of €1,000,000);

(v)	in relation to any Disposal under a securitisation programme existing at the date hereof, proceeds of existing receivables and sold into any such programmes to the extent the maximum amount of such programmes is not increased after the date hereof; and

(vi)	in relation to any Disposal under a bill discounting, securitisation or other receivables based financing, the proceeds of any such bills or receivables (other than future receivables) which have a maturity falling on or prior to the Final Maturity Date;

and provided that where any company that remains a member of the Group after a Disposal is required in connection with a Disposal:

(A)	to assume and to repay on or prior to the Final Maturity Date to any relevant financier any debt of any subsidiary (the Relevant Subsidiary) that is to be disposed of; or

(B)	to fund (prior to the relevant Disposal and whether by equity or debt) repayment to any relevant financier of any debt of the Relevant Subsidiary,

then to the extent the amount of the proceeds received in connection with the Disposal is increased thereby, the amount of the increase shall be disregarded in calculating the Net Disposal Proceeds in respect of the Relevant Disposal.

Mandatory Prepayment if no Rights Issue

6.4 On the occurrence of an Early Repayment Event and following notification given to the Borrower by the Agent (on behalf of the Majority Banks), the Total Commitments shall be cancelled in full forthwith and the Borrower shall repay each Advance made to it in full to the Agent for the Banks on such date as is specified by the Agent.

Notification

6.5 The Borrower shall promptly and in any event within two Business Days notify the Agent forthwith of receipt by any member of the Group of any Net Cash Proceeds or of an Early Prepayment Event.

Interest/breakage costs

6.6 Any prepayment pursuant to Clause 6.3 or 6.4 must be accompanied by all unpaid accrued interest on the amount prepaid and any sum then due under Clause 22.2 (Broken Funding Costs).

Designation of Advances

6.7 If any partial prepayment of Outstandings is made by the Borrower at a time when more than one Advance is outstanding, the Agent shall determine which Advances are discharged by the relevant prepayment and to what extent, and shall promptly notify the Borrower and the Banks of such determination.

7.	ADDITIONAL PROVISIONS RELATING TO CANCELLATION

Voluntary cancellation

7.1 The Borrower may cancel the Available Facility, or any part of the Available Facility in minimum amounts of EUR 50,000,000 and multiples of EUR 25,000,000, without premium or penalty at any time before the Final Maturity Date by giving to the Agent not less than 10 Business Days’ irrevocable written notice of the date and amount of the cancellation together with evidence reasonably satisfactory to the

Agent that such cancellation is consistent with the cashflow projections in the Liquidity Plan. Any such partial cancellation shall reduce each Bank’s Commitment rateably.

Of Certain Banks

7.2 If the events specified in Clauses 6.2(a) and 6.2(b) occur, the relevant Bank’s Commitment shall be cancelled (without premium or penalty) upon the Agent receiving the relevant notice under Clause 6.2(b). In addition, if any event specified in Clause 6.2(a) occurs and there are no Outstandings owing to the relevant Bank, the Borrower may cancel all (but not part only) of that Bank’s Commitment without premium or penalty at any time before the Final Maturity Date by giving to that Bank and the Agent not less than 10 Business Days’ irrevocable written notice of the date of the cancellation.

Cancellation Rights Limited

7.3 The Borrower may not cancel all or any part of the Commitments except as expressly provided in this Agreement.

No Reinstatement

7.4 No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

8.	INTEREST

Term of Advances

8.1 Interest shall be calculated on each Advance by reference to the Term of that Advance. The Term shall begin on the proposed date of that Advance and shall be of 1 month’s duration, or any other period as agreed by the Banks under Clause 8.1(b), as selected by the Borrower in the notice requesting that Advance except as follows:

(a)	the Borrower may not select a Term ending after the Final Maturity Date;

(b)	the Borrower’s selection of a Term other than 1 month shall only be effective if agreed by all the Banks by notice received by the Agent by the Specified Time. If the Agent does not receive any such notice from all the Banks, it shall promptly (and in any event by the Specified Time) notify the Borrower and the Banks of that fact and the duration of that Term shall be 1 month or, as the case may be, of such shorter duration as ends on the Final Maturity Date.

Normal Interest Rate

8.2 The rate of interest applicable to an Advance for all or any part of its Term shall be the rate per annum (as determined by the Agent) equal to the sum of:

(a)	the Margin;

(b)	the Mandatory Costs (as notified to the Agent by the Banks) for that, or (as the case may be) that part of that, Term if applicable; and

(c)	EURIBOR for that Term.

Notification of Interest Rates

8.3 The Agent shall promptly notify the Borrower and the Banks of each rate of interest determined in accordance with this Agreement.

Payment of Interest

8.4 On the Repayment Date of an Advance or (in the case of an overdue sum) the last day of each Default Interest Period relating to that overdue sum, the Borrower shall pay the unpaid interest accrued during that Term or Default Interest Period on the Advance or overdue sum to which it relates at the rate(s) applicable for that Term or Default Interest Period. However, in the case of a Term or Default Interest Period of more than 6 months, the interest accrued during the first 6 months and each, if any, successive 6 month period during that Term or Default Interest Period shall be paid on the last day of any such 6 month period.

Taux Effectif Global

8.5 For the purpose of Article L313.1 et seq. of the French Code de la Consommation, the parties acknowledge that, due to certain characteristics of the Facility and, in particular, to the floating interest rate applicable to the Advances, the actual all-in percentage rate (taux effectif global) for the duration of the facility cannot be calculated as at the date of this Agreement. Notwithstanding the above, the Agent has delivered to the Borrower on the date of this Agreement a letter containing indicative calculations of the actual all-in percentage rate, the form of such letter being set out in Schedule 10.

9.	FEES

Agency Fee

9.1 The Borrower shall pay to the Agent for its own account an agency fee as stated in the Agency Fee Letter.

Upfront Fee

9.2 The Borrower shall pay to the Agent (for the account of the Mandated Lead Arrangers) an upfront fee as stated in the Arrangement Fees Letter.

Commitment Fee

9.3 The Borrower shall pay a commitment fee calculated on a daily basis at the rate of 1.50 per cent. per annum on the amount of each Bank’s Available Commitment from day to day during the period beginning on the date of this Agreement and ending on the Final Maturity Date. This fee shall be payable in arrear quarterly from the date of this Agreement and on the Final Maturity Date or any earlier date on which that Bank’s Commitment is reduced to zero.

Utilisation Fee

9.4 (a)	The Borrower shall pay a utilisation fee calculated on a daily basis at the rate of 0.50 per cent. per annum on the amount of each Bank’s Outstandings on each day during the period beginning on the date of this Agreement and ending on the Final Maturity Date during which the aggregate amount of the Outstandings is greater than 50.0 per cent. of the Total Commitments.

(b)	This fee shall be payable quarterly in arrear from the date of this Agreement to the Final Maturity Date, or any earlier date on which a Bank’s Commitment and its Outstandings first equal zero (or, if any Advance remains outstanding after the Final Maturity Date, on such later date as the relevant Advances have been repaid).

In relation to any day on which a Bank’s Commitment equals zero but its Outstandings do not, for the purpose of calculating the utilisation fee, its Commitment shall be deemed to be the amount at which it stood immediately before it first equalled zero.

10.	TAXES

Payments to be free and clear

10.1 All sums payable by the Borrower under this Agreement shall be paid free and clear of and (except to the extent required by law) without any deduction or withholding, whether for or on account of Tax, by way of set-off or otherwise.

Grossing-up of Payments

10.2	(a) If the Borrower or any other Person (whether or not a party to, or on behalf of a party to, this Agreement) must at any time deduct or withhold any such Tax or other amount from any sum paid or payable by, or received or receivable from, the Borrower under this Agreement, the Borrower shall (to the extent permitted by law) at the same time pay such additional amount as is necessary to ensure that the Agent or, as the case may be, the Bank to which that sum is due receives and retains (free from any liability other than Tax on its Overall Net Income) a net sum equal to what it would have received and so retained had no such deduction or withholding been required or made.

(b)

If the Borrower or any other Person (whether or not a party to, or on behalf of a party to, this Agreement) must at any time pay any such Tax or other amount on, or calculated by reference to, any sum received or receivable (including any sum received or receivable under this Clause 10.2(b)) by the Agent or, as the case may be, any Bank under this Agreement (except for a payment by the Agent or a Bank of Tax on its Overall Net Income), the Borrower shall pay or procure the payment of that Tax or other amount before any interest or penalty becomes payable or, if that Tax or other amount is payable and paid by the Agent or any Bank, shall reimburse it on demand for the amount paid by it.

(c)	Within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax or other amount which it is required by Clause 10.2(b) to pay, the Borrower shall deliver to the Agent evidence satisfactory to the Agent or, as the case may be, the relevant Bank (including any original receipts, or certified copies thereof) of that deduction, withholding or, as the case may be, payment and (where remittance is required) of the remittance thereof to the relevant taxing or other authority.

(d)	As soon as the Borrower is aware that any such deduction, withholding or payment is required (or of any change in any such requirement), it shall notify the Agent.

(e)	If the Borrower becomes or will become obliged to pay an amount under Clauses 10.2(a) or 10.2(b) to any Bank but is prevented by law from making such payment, then the Borrower shall give notice to the Agent within 15 days of becoming aware of such fact. During the 30 day period commencing on the date of receipt of such information, the Borrower and the relevant Bank shall negotiate in good faith with a view to the Bank taking such steps as it determines, in its discretion, are reasonably open to it and are acceptable to the Borrower to avoid such prohibition on payment. If, at the end of the 30 day period, no mutually acceptable solution has been agreed on, the Borrower shall, within 2 Business Days, prepay that Bank’s share of each Advance, together with all interest accrued thereon and any other sum then due to that Bank under Clause 22.2 (Broken Funding Costs) and any other provision of this Agreement.

Qualifying Bank

10.3 Notwithstanding Clauses 10.2(a) and 10.2(b), the Borrower shall not be required to pay any additional amount in respect of any Tax so imposed or levied on a Bank if (i) on the due date of a payment of interest to a Bank or the Agent, such Person is not a Qualifying Bank, unless such imposition of withholding results from the introduction of, or any change in, or in the interpretation or application of, any relevant law, order or practice of the French tax authorities after this Agreement is entered into or, as the case may be, the date on which that Person becomes a Bank or Agent, as the case may be, or from the breach by the Borrower of its obligations under Clause 10.4 (Tax Administration Formalities) below or (ii) such Person has failed to complete any procedural formalities which were in its sole dominion and control to complete and which are necessary in order to ensure that no additional amounts in respect of Tax are payable by the Borrower pursuant to Clause 10.2.

Tax administration formalities

10.4 The Borrower agrees to provide such information in respect of itself as may be reasonably requested by the Banks or the Agent in order for the Banks or the Agent to comply with any administrative formalities required in order for the Banks or the Agent to be exempt from withholding or deduction for any taxes under any applicable international treaty.

Refund of Tax Credits

10.5 If:

(a)	the Borrower makes a payment under Clauses 10.2(a) or 10.2(b) (a Tax Payment) in respect of a payment to a Bank under this Agreement; and

(b)	that Bank obtains a refund of Tax or obtained and used a credit against Tax on its Overall Net Income (a Tax Credit) which that Bank is able to identify as attributable to that Tax Payment;

then, if it can do so without any adverse consequences for that Bank, that Bank shall, as soon as practicable, reimburse the Borrower such amount as that Bank determines in its sole discretion to be such proportion of that Tax Credit as will leave that Bank (after that reimbursement) in no better or worse position in respect of its world-wide Tax liabilities than it would have been in if no Tax Payment had been required. A Bank shall use its reasonable endeavours to claim any Tax Credit (and, if it does claim, the extent, order and manner in which it does so) and whether any amount is due from it under this Clause 10.5 (and, if so, what amount and when). No Bank shall be obliged to disclose any information regarding its Tax affairs and computations.

11.	ILLEGALITY

11.1 If at any time any Bank (acting reasonably) determines that it is or will become unlawful or contrary to any law or Directive for it to allow all or part of its Commitment to remain outstanding, to make, fund or have outstanding all or part of its Outstandings and/or to carry out all or any of its other obligations under this Agreement then:

(a)	upon that Bank notifying the Borrower and the Agent, its Commitment (if any) shall be cancelled and

(b)	the Borrower shall prepay that Bank’s share of each Advance immediately on the Repayment Date of that Advance or (if not yet unlawful) within 10 Business Days of that notification (whichever is earlier) with all unpaid accrued interest thereon, all unpaid fees accrued to that Bank and any other sum then due to that Bank under Clause 22.2 (Broken Funding Costs) or any other provision of this Agreement.

12.	INCREASED COSTS

Indemnity

12.1 If the Agent or, as the case may be, any Bank (in each case acting reasonably) determines that, as a result of (a) the introduction of or any change in, or in the interpretation or application of, any law or Directive (b) compliance by it with any law or Directive:

(a)	it (or any of its Holding Companies) incurs a cost in maintaining all or any part of its Commitment and/or in making, maintaining or funding all or any part of its share of any Advance or any overdue sum; and/or

(b)	any sum received or receivable by it under this Agreement or the effective return to it under this Agreement or the overall return on its (or any of its Holding Companies’) capital is reduced (except on account of Tax on its Overall Net Income); and/or

(c)	it (or any of its Holding companies) makes any payment (except on account of Tax on its Overall Net Income) or forgoes any interest or other return on or calculated by reference to the amount of any sum received or receivable by it under this Agreement, the Borrower shall, at the request of the Agent or the relevant Bank, as the case may be, and at the Borrower’s option either (i) indemnify it, without incurring any further penalty, (or pay to it an amount sufficient to indemnify any of its Holding Companies) against that cost, reduction, payment or forgone interest or other return (except to the extent that it results from a deduction or withholding of Tax) and, accordingly, shall from time to time on demand (whenever made) pay to the Agent for its own account or, as the case may be, for the account of that Bank the amount certified by it with reasonable justification to be necessary so to indemnify it (or any of its Holding Companies) or (ii) prepay to that Bank all (but not part only) of that Bank’s Outstandings on the date specified in that request. Any such prepayment must be accompanied by all unpaid accrued interest on that Bank’s Outstandings, all unpaid fees accrued to that Bank and any other sum then due to that Bank under Clause 22.2 (Broken Funding Costs) or any other provision of this Agreement.

Capital Adequacy

12.2 Under Clause 12.1 (Indemnity), a Bank shall be entitled to claim indemnification not only for a cost, reduction, payment or forgone interest or other return directly attributable to this Agreement, its Commitment, its share of any Advance or any overdue sum, but also for that proportion of any cost, reduction, payment or forgone interest or other return which that Bank (or any of its Holding Companies) reasonably determines to be fairly allocable to this Agreement, its Commitment, its share of any Advance or any overdue sum in relation to any law or Directive applicable to that Bank (or any of its Holding Companies) or affecting the conduct of that Bank’s (or any of its Holding Companies’) business or a type of business or the manner in which or the extent to which that Bank (or any of its Holding Companies) allocates capital resources.

13.	CHANGE IN MARKET CONDITIONS

Triggering Events

13.1 If in relation to any Advance:

(a)	the Agent is unable to determine EURIBOR; or

(b)	the Agent is notified by Banks to whom more than 33 1/3 per cent. of that Advance, if made, would be owing that (a) they are or expect to be unable to obtain matching deposits in the Inter-bank Market at or about 11 a.m. (Brussels time) on the Rate Fixing Day in sufficient amounts to fund their respective shares of that Advance during its Term or (b) the EURIBOR fixed for the Term of that Advance does not reflect the cost to those Banks of obtaining such deposits, the Agent shall promptly notify the Borrower and the Banks and that Advance shall not be made.

Negotiation

13.2 The Borrower and the Agent (on behalf of and after consultation with the Banks) shall then negotiate until not more than 25 days after the Agent gives that notification with a view to agreeing an alternative basis for calculating the interest payable on and/or funding Advances. Any alternative basis agreed in writing by the Agent (on behalf of and with the consent of all the Banks) and the Borrower within that 25 day period shall take effect in accordance with its terms.

14.	MITIGATION

14.1 If any circumstances arise which result, or would on the giving of notice result, in the Borrower having to make a payment to or for the account of a Bank under Clause 10 (Taxes), 11 (Illegality) or 12 (Increased Costs), or in a Bank’s Commitment being cancelled under Clause 11.1(a), then without in any way limiting, reducing or otherwise qualifying any of the obligations of the Borrower under Clauses 10 to 13:

(a)	promptly after an officer of that Bank with responsibility for its participation in this facility becomes aware of the relevant circumstances and their results, that Bank shall notify the Borrower; and

(b)	in consultation with the Borrower and the Agent, that Bank shall take all such steps as it determines are reasonably open to it and as are acceptable to the Borrower and the Agent to mitigate the effect of those circumstances (such as changing its Facility Office, restructuring its participation in the facility and/or novating some or all of its rights or obligations under this Agreement to another Person acceptable to the Borrower and willing to take that novation).

However, no Bank shall be obliged to take any such steps which in its reasonable opinion could have an adverse effect on that Bank.

15.	PAYMENTS

By Banks

15.1 On each date on which an Advance is to be made, each Bank shall make its share of that Advance available to the Agent. Each such amount shall be made available in Euros in such funds and by such time on the due date as may then be generally accepted for the settlement in the Place of Payment of international payments in Euros to such account with such bank in the Place of Payment as the Agent may specify.

If so requested by the Agent, the relevant Bank will promptly confirm to the Agent that it will make the relevant payment as required by this Clause 15.1.

Disbursement to Borrower

15.2 The Agent shall make the amounts so received by it from the Banks available to the Borrower before close of business in the Place of Payment on that date by payment in Euros to such account with such Bank as the Borrower shall have specified in the notice requesting that Advance. If any Bank makes its share of an Advance available to the Agent later than required by Clause 15.1 (By Banks), the Agent shall make that share available to the Borrower as soon as practicable thereafter.

Currency of Payments

15.3 (a)	All payments in respect of costs, losses, expenses and liabilities under Clause 15.8(b) (Refunding of Payments), 22.1 (Miscellaneous Indemnities), 23.8 (Indemnity to Mandated Lead Arrangers and Agent), 25.1(a) (Initial Expenses) or 25.1(b) (Enforcement Expenses) shall be made in the currency in which they were incurred.

(b)	All other payments shall be made in Euros.

By Borrower

15.4 On each date on which a payment is to be made by the Borrower, it shall make that payment to the Agent in Euros in such funds and by such time on the due date as may then be generally accepted for the settlement in the Place of Payment of international payments in Euros. All such payments shall be made to such account with such Bank in the Place of Payment as the Agent may specify.

Distribution to Banks

15.5 The Agent shall make available to each Bank before close of business in the Place of Payment on that date its pro rata share (if any) of any sum so received by the Agent from the Borrower in Euros to such account of that Bank with such Bank in the Place of Payment as it shall have designated to the Agent for that purpose. If any sum is received by the Agent from the Borrower later than required by Clause 15.4 (By

Borrower), the Agent shall make each Bank’s share (if any) available to it as soon as practicable thereafter.

Netting of Payments

15.6 Notwithstanding any other provision of this Agreement, if on any date an amount (the first amount) is to be advanced by a Bank under this Agreement and an amount (the second amount) is due from the Borrower to that Bank under this Agreement in the same currency, that Bank shall apply the first amount in or towards payment of the second amount. The relevant Bank shall remain obliged to advance any excess (or, as the case may be, the Borrower shall remain obliged to pay any shortfall) in accordance with this Clause 15. Nothing in this Clause 15.6 shall be effective to create a charge.

Order of Distribution

15.7 If the amount received by the Agent from the Borrower on any date is less than the total sum remaining and/or becoming due under this Agreement on that date, the Agent shall apply that amount in or towards payment of the following sums in the following order:

(a)	first, in or towards payment pro rata of any sums then due to the Agent or the Mandated Lead Arrangers in their capacity as such;

(b)	secondly, in or towards payment pro rata of any sums (other than principal of or interest on the Advances) then due to the Banks (or any of them);

(c)	thirdly, in or towards payment pro rata of any interest then due on the Advances; and

(d)	fourthly, in or towards payment pro rata of any principal then due.

Any such applications shall override any purported appropriation by any Person. For this purpose, the Agent may (if and to the extent necessary) convert one currency into another.

Refunding of Payments

15.8 The Agent shall not be obliged to (but may) make available to any Person any sum which it is expecting to receive for the account of that Person until it has been able to establish that it has received that sum. However, it may do so if it wishes. If and to the extent that it does so but it transpires that it had not then received the sum which it paid out:

(a)	the Person to whom the Agent made that sum available shall on demand refund it to the Agent; and

(b)

that Person or (at the option of the Agent) the Person by whom that sum should have been made available shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other cost, loss, expense or liability sustained or incurred by it as a result of paying out that sum before receiving it but without prejudice to the rights of any party hereto against such defaulting party.

Non-Business Days

15.9 (a)	If any Repayment Date or the Final Maturity Date, would otherwise fall on a non-Business Day, it shall instead, in the case of any Repayment Date, fall on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not), and, in the case of the Final Maturity Date, fall on the preceding Business Day.

(b)	Any payment to be made by the Borrower (otherwise than on a Repayment Date) and which would otherwise be due on a non-Business Day shall instead be due on the next Business Day.

16.	REPRESENTATIONS AND WARRANTIES

By the Borrower

16.1 The Borrower represents and warrants to and for the benefit of each other party to this Agreement, in relation to itself and (where applicable) each member of the Group, as follows:

(a)	Status: The Borrower is a limited liability company duly established and validly existing under the laws of the Republic of France and has the power and authority to own its Assets and to conduct the business which it conducts and/or proposes to conduct.

(b)	Powers/Authorisations: The Borrower has the power to enter into, perform and deliver and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents.

(c)	Consents, etc: All action, conditions and things required by the laws of the Republic of France to be taken, fulfilled and done (including the obtaining of any necessary Consents, the making of registrations and the like) in order:

(i)	to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under any of the Finance Documents, it being understood that not all authorisations have been obtained in order to effect the disposals or industrial plan contemplated under the Strategic Plan or to carry out the Rights Issue, but that such authorisations shall be obtained in due course and in a timely fashion ;

(ii)	to ensure that those obligations are valid, legally binding and enforceable;

(iii)	to ensure that those obligations rank and will at all times rank in accordance with Clause 18.1 (Ranking of Obligations); and

(iv)	to make any of the Finance Documents admissible in evidence in the courts of England and France (subject only to the preparation of a certified translation of this document),

have been taken, fulfilled and done.

(d)	Non-Violation etc.: Its entry into, exercise of its rights and/or performance of or compliance with its obligations under the Finance Documents do not and will not violate, or exceed any borrowing or other power or restriction granted or imposed by:

(i)	any law, regulation, judgment or order to which it is subject; or

(ii)	its statuts; or

(iii)	any agreement (including any existing agreement relating to Borrowed Money) to which any member of the Consolidated Group is a party or which is binding on any member of the Consolidated Group or their respective Assets, or result in the existence of, or oblige any member of the Consolidated Group to create, any Security over those Assets other than as permitted under Clause 18.2 (Negative Pledge).

(e)	Obligations Binding/Pari Passu: Its obligations under each of the Finance Documents are valid, binding and enforceable and rank pari passu with all other unsecured creditors of the Borrower, save for obligations mandatorily preferred by law.

(f)	No Default:

(i)	No Event of Default has occurred, or will occur as a result of making any Advance;

(ii)	no Potential Event of Default has occurred or will occur as a result of making an Advance; and

(iii)	no member of the Group is in breach of or default under any agreement to an extent or in a manner which has or is likely to have a Material Adverse Effect on the Borrower,

other than, in each case: (x) an Excluded Default; and (y) (in relation to the period ending on the Initial Drawdown Date), as disclosed in the Waivers and Amendments.

(g)	Existing Security:

(i)	No Security exists on or over its Assets or those of ALSTOM Holding as at the date of this Agreement except as listed in Schedule 12 (Existing Security); and

(ii)	no Security exists over its Assets or those of any other member of the Group except as permitted pursuant to Clause 18.2 (Negative Pledge)

(h)	No Material Adverse Change: Save as disclosed to the Banks by the Borrower in writing prior to the date of this Agreement (including in the Group Information, the slides for the analysts and banks meeting held on 12 March, 2003 and the slides for the banks meeting held on 18 March, 2003) or in the tape of the analysts and banks meeting held on 12 March, 2003, no event has occurred or circumstance arisen which has or is likely to have a Material Adverse Effect on the Borrower since 30 September, 2002.

(i)	Litigation:

(i)	Except as disclosed in the Litigation Report, no litigation, arbitration or administrative proceedings which if adversely determined would have a Material Adverse Effect are current or to its knowledge pending or threatened;

(ii)	no litigation, arbitration or administrative proceeding is current, pending or threatened:

(A)	to restrain the entry into, exercise of any of its rights under and/or performance or enforcement of or compliance with any of obligations under this Agreement; or

(B)	which has or may have a Material Adverse Effect.

(j)	Winding-up/Insolvency:

(i)	No proceedings of any nature are current or, to its knowledge, pending or threatened, for the winding-up or dissolution of, or in respect of any insolvency proceeding of any nature relating to the Borrower or any Relevant Subsidiary.

(ii)	The Borrower and the Relevant Subsidiaries are in a position to meet their respective scheduled payment obligations as they fall due.

(k)	Environmental Matters: To the best of the Borrower’s knowledge, information and belief, after reasonable enquiries, neither the Borrower nor any of its Relevant Subsidiaries is in breach or contravention of any applicable Environmental Law in each of the jurisdictions in which it operates in a manner or to an extent which would be likely to have a Material Adverse Effect on the Borrower or such Relevant Subsidiaries.

(l)	Intellectual Property:

(i)

All material Intellectual Property required to conduct its business and that of its Relevant Subsidiaries is beneficially owned by or licensed to Group members free from any licences to third parties which are materially prejudicial to the use of such Intellectual Property, and will not be adversely affected in any material respect by the transactions contemplated by this Agreement or the Strategic Plan (except to the extent being disposed of thereunder); and

(ii)	to the best of the Borrower’s knowledge, information and belief, after reasonable enquiries, its business and that of its Relevant Subsidiaries does not infringe any intellectual property rights of any third party in a manner or to an extent which could reasonably be expected to have a Material Adverse Effect.

(m)	Assets: The Borrower and each Relevant Subsidiary has good title to or valid leases or licences of or is otherwise entitled to use all material assets necessary to conduct its business.

(n)	Tax Liabilities: No material claims are, or are reasonably likely to be, asserted against the Borrower or any Relevant Subsidiary with respect to unpaid taxes and all material reports and returns on which taxes are required to be shown have been filed and all material taxes required to be paid have been paid, in each case within any applicable time limit or any applicable grace period.

(o)	Strategic Plan: All information supplied by or on behalf of the Borrower and contained or referred to in the Strategic Plan was based on assumptions and valuations which were reasonable at the time it was prepared and there are, after due and careful enquiry by the Borrower, no legal impediments or restrictions of which the Borrower is aware to the implementation of the Strategic Plan in all material respects within the timetable described therein.

(p)	Latest Financial Statements:

(i)	The Latest Financial Statements:

(A)	if audited, give a true and fair view of or, if not audited and subject to a limited review by the Auditors only, fairly present the consolidated financial position of the Borrower as at the date to which they were prepared and the result of operations for the Financial Year or as applicable, semi-annual period then ended; and

(B)	were prepared in accordance with Applicable Accounting Principles consistently applied.

(q)	Group Information

(i)	The Group Information provided by the Borrower to the Mandated Lead Arrangers was true and accurate in all material respects as at its stated date and not misleading in any material respect.

(ii)	Save as disclosed in writing by the Borrower to the Mandated Lead Arrangers prior to the date of this Agreement the Group Information did not omit as at its stated date any information which, if disclosed, would adversely affect the decision of a person considering whether to enter into this Agreement.

(iii)	Save as disclosed in writing by the Borrower to the Mandated Lead Arrangers prior to the date of this Agreement nothing has occurred since the date on which the Group Information was delivered which renders any of the Group Information untrue or misleading in any material respect.

(iv)	The factual information comprising the Report on Consolidated Group Borrowed Money provided by the Borrower to the Mandated Lead Arrangers was true and accurate in all material respects as at its stated date and not misleading in any material respect.

(v)	Save as disclosed to the Banks by the Borrower in writing prior to the date of this Agreement in the Litigation Report there are as at the date of this Agreement no payment defaults under any Group Guarantee by any member of the Group in relation to Project Finance Indebtedness, nor are there any disputes as to whether any such defaults are subsisting.

(vi)	The projections and forecasts contained in the Latest Liquidity Plan (which, at the date of this Agreement, is the Initial Liquidity Plan) are fair and based on reasonable assumptions and such Liquidity Plan does not omit any material information which would make such projections and forecasts misleading in any material respect and, to the best of the Borrower’s knowledge, since the date it was delivered there are and have been no negative material deviations in the actual or expected cashflow of the Consolidated Group from that shown in such Liquidity Plan.

(vii)	There are and have been no negative and material deviations in the actual or expected cashflow of the Group in the Latest Liquidity Plan as compared to the actual or expected cashflow set out in the Initial Liquidity Plan other than those which have been accepted by the Agent on behalf of the Majority Banks.

(viii)	Any other information delivered by or on behalf of the Borrower to the Agent pursuant hereto is as at the date of delivery hereunder true and accurate in all material respects and not misleading in any material respect by reason of any omission; any statements of opinion included in any such information will reflect opinions held by the officers of the Borrower where appropriate, after consultation with the relevant member of the Group; and any projections or forecasts contained in any such other information will in all respects be based on reasonable assumptions.

(r)	Cash Collateral Security: The information supplied by the Borrower in accordance with Clause 17.5 is true and accurate in all material respects as at its stated date and does not omit any material information which would render such disclosure misleading in any material respect.

(s)	Repetition: Each of the Repeated Representations will be correct and complied with as at the date of this Agreement and are deemed to be repeated by the Borrower on the date of each request for drawdown with reference to the facts and circumstances then existing on each date on which an Advance is requested or made as if repeated by reference to facts and circumstances then existing.

Exceptions

16.2 The representations and warranties in Clause 16.1(c)(ii) to (iv) and (e) shall be subject to the Reservations.

17.	INFORMATION

Preparation of Accounts

17.1 The Borrower will ensure that all accounts to be delivered by it under this Agreement are prepared in such manner that Clause 16.1(p) would be complied with.

Financial Statements

17.2 The Borrower shall:

(a)	as soon as the same become available, but in any event within ninety days after the end of the relevant semi-annual period to which the same relate, deliver to the Agent (in sufficient copies for each of the Banks):

(i)	the unaudited semi-annual consolidated financial statements (which have been subject to limited review by the Auditors) (including balance sheet, profit and loss and cashflow statements) of the Borrower;

(ii)	a certificate signed by the Chief Executive Officer or the Vice-President Corporate Funding of the Borrower confirming the Borrower’s compliance with the financial covenants contained in Clause 19.1 (Financial Covenants) for the last day of such period and including (in reasonable detail and in a form reasonably satisfactory to the Agent) computations necessary to demonstrate such compliance;

(b)	as soon as the same become available, but in any event within one hundred and twenty days after the end of its Financial Year deliver to the Agent (in sufficient copies for each of the Banks):

(i)	the audited consolidated financial statements (including balance sheet, profit and loss and cashflow statements) and related Auditor’s reports of the Borrower for such Financial Year;

(ii)	the Financial Compliance Certificates for the relevant Financial Year;

(c)	as soon as the same become available, but in any event within twenty days after the end of each calendar month, commencing on 31 March, 2003 deliver to the Agent (in sufficient copies for each of the Banks):

(i)	an updated Liquidity Plan (certified by an Authorised Signatory) together with a reconciliation statement to provide a comparison to the Initial Liquidity Plan where there are any material deviations between the two together with management commentary on such deviation;

(ii)	a management commentary outlining progress in the Disposal of Assets by reference to the Assets Disposal Letter and the Strategic Plan the extent to which the Strategic Plan has and will be achieved and any material developments or proposals affecting its implementation;

(iii)	details of the consolidated cash position of the Borrower taking into account cash equivalents as at the last day of such calendar month;

(iv)	details of any litigation current, pending or threatened in respect of which the amount subject to dispute exceeds EUR 100,000,000 or, if the information is then available to the Borrower, in respect of which the amount exceeds EUR 50,000,000;

(v)	an update in respect of each of the GT24 and GT26 units such update to include technical, commercial and financial issues (including details of any claims, (indemnity or otherwise) and provisions);

(vi)	an update (together with a management commentary (if appropriate)) in respect of the Report on the Group’s Borrowed Money (to include uncommitted lines, Bonding Guarantees and guarantee facilities), in each case, including (A) the amounts in Euro (drawn and undrawn) of each Group member concerned; (B) the identity of the relevant guarantor or other Security or Security provider and of the provider of the facility; and (C) the applicable tenor;

(vii)	an update (together with a management commentary (if appropriate)) in respect of (A) cash collateral securing off-balance sheet undertakings (but only from the calendar month, commencing on 30 April, 2003); and (B) the aggregate amount of releases of “cautions” and guarantees in each case in respect of Relevant Subsidiaries; and

(viii)	a certificate signed by an Authorised Signatory of the Borrower confirming the Borrower’s compliance with the monthly financial covenants contained in Clause 19 for the last day of such month and including (in reasonable detail and in a form reasonably satisfactory to the Agent) computations necessary to demonstrate such compliance, and all in such detail and form as the Agent may reasonably require; and

(d)	from time to time and at the request of the Agent or any Bank(s), furnish to the Agent (for distribution to such Bank(s)) such other information about the business, operations, performance, prospects and financial condition of the Group as any of them may reasonably require including, without limitation, information concerning any of the following:

(i)	the implementation of the Strategic Plan;

(ii)	the GT24 and GT26 units (including details of any claims (indemnity or otherwise) and provisions); and

(iii)	once available, any strategic decision approved by the board of directors of the Borrower which would be likely to affect the Latest Liquidity Plan or the Strategic Plan.

Information to Shareholders, Creditors and Publicly Available Information

17.3 At the same time as sent to its shareholders (or any class of its shareholders) or creditors or otherwise made publicly available, the Borrower will deliver to the Agent enough copies for the Banks of any circular, document or other written information sent to its shareholders (or any class of its shareholders) or creditors or otherwise made publicly available.

Events of Default

17.4 The Borrower will notify the Agent in writing of the occurrence of any Event of Default or Potential Event of Default other than an Excluded Default (and of any action taken or proposed to be taken to remedy it) promptly after becoming aware of it. With each financial statement delivered by it under Clause 17.2(a) and 17.2(b), and promptly after any request made by the Agent from time to time, the Borrower will deliver to the Agent a certificate signed on its behalf by such Person as may be acceptable to the Agent for that purpose confirming that, so far as it is aware and (if applicable) except as previously notified to the Agent or waived in accordance with Clause 28.2, no Event of Default or Potential Event of Default other than an Excluded Default has occurred or (as the case may be) setting out details of any which has occurred and has not been so notified or waived and of which it is aware and of any action taken or proposed to be taken to remedy it.

Cash Collateral Security

17.5 The Borrower undertakes to provide on or prior to 30 April, 2003 to the Agent (with sufficient copies for each of the Banks) a schedule in respect of each Relevant Subsidiary (to the extent applicable) providing details of all cash collateral granted by it as at the date hereof by way of security for off-balance sheet undertakings.

18.	UNDERTAKINGS

The Borrower undertakes, in relation to itself and, where applicable, each of its Relevant Subsidiaries that, so long as any sum remains to be lent or remains payable under this Agreement:

Ranking of Obligations

18.1 Its payment obligations under this Agreement rank and will at all times rank at least equally and rateably in all respects with all its other unsecured and unsubordinated Indebtedness except for such unsecured Indebtedness as would, by virtue only of the operation of law, be preferred.

Negative Pledge

18.2 The Borrower will not, and will procure that no other member of the Group will, create or have outstanding any Security on or over their respective Assets, except for:

(a)	Security existing as at the date of this Agreement and any replacement of any such Security provided that such replacement Security (x) relates to the same Assets as the Security that is replaced; and (y) secures Indebtedness of the same creditor and represents an extension of the Indebtedness secured thereby (but, except with the prior consent of the Majority Banks, the principal, capital or nominal amount secured by any initial or replacement Security referred to in this paragraph (a) may not be increased beyond the maximum such amount secured by the relevant Security at the date of this Agreement);

(b)	liens arising solely by operation of law and in the ordinary course of business;

(c)	Security over cash or securities deposited with any bank, financial institution, stock exchange or clearing house with which any member of the Group enters into foreign exchange, swap or derivative transactions for hedging purposes in the ordinary course of business and with which cash or securities are required to be deposited in order for such transaction to be entered into;

(d)	Security relating to “cautions”, guarantees, surety bonds and any similar transaction in the ordinary course of business and not at any time exceeding in aggregate EUR 10,000,000;

(e)	Security arising in respect of the purchase of machinery and equipment in the ordinary course of business and granted over such assets to secure Indebtedness raised to finance the acquisition thereof;

(f)	Security for taxes or governmental charges contested in good faith and in relation to which adequate reserves have been made;

(g)	Security resulting from the securitisation transactions permitted pursuant to Clause 18.3(b) below, subject to a maximum amount of EUR 5,000,000;

(h)	Security resulting from financial leases permitted pursuant to Clause 18.10(g) below to the extent granted over the relevant leased assets;

(i)	Security required by law to be created in order to implement the Strategic Plan;

(j)	Security arising out of title retention provisions in a supplier’s standard conditions of supply of goods acquired by the relevant member of the Group in the ordinary course of its business;

(k)	any Security created over Assets acquired after the date of this Agreement and securing Project Finance Indebtedness provided that the only Assets which are the subject of that Security are Assets which are the subject of the relevant Project;

(l)	any other Security created or outstanding (i) with the prior consent of the Majority Banks or (ii) in the ordinary course of business, and over assets having an aggregate value, and securing Indebtedness, not exceeding in aggregate at any time EUR20,000,000 for all members of the Group.

Transactions similar to Security/Securitisations

18.3 The Borrower will procure that no member of the Group will:

(a)	dispose of any asset on terms that such asset is or may be leased to or re-acquired or acquired by any member of the Group (except in respect of the disposal of Azur as contemplated in the Strategic Plan) in circumstances where the transaction is entered into primarily as a method of raising Indebtedness or financing the acquisition of an asset other than as permitted under Clause 18.10; or

(b)	dispose of any receivable (whether or not on recourse terms) except:

(i)	pursuant to the Dunkerque Securitisation (up to a maximum amount of EUR 170,000,000);

(ii)	in respect of existing receivables having a maturity falling on or prior to the Final Maturity Date;

(iii)	in respect of future receivables other than pursuant to the Dunkerque Securitisation (up to a maximum amount of EUR 80,000,000);

(iv)	pursuant to an existing securitisation programme at the date hereof to the extent the aggregate amount of receivables within such programme is not increased after the date hereof; or

(v)	as otherwise expressly permitted by the Majority Lenders subject to and in accordance with the terms of this Agreement.

Disposals

18.4 The Borrower will procure that no member of the Group will (whether by a single transaction or a number of related or unrelated transactions and whether at the same time or over a period of time) dispose of all or any part of its assets other than disposals made on arms’ length terms at fair market value:

(a)	of assets in the ordinary course of business;

(b)	of cash and Investments provided such disposals are not prohibited by any other provision hereof;

(c)	of receivables in connection with securitisations to the extent permitted under Clause 18.3(b) hereof;

(d)	to a Material Subsidiary;

(e)	of assets for the purpose of sale and leaseback transactions to the extent permitted under Clause 18.10(g) hereof;

(f)	contemplated by the Strategic Plan;

(g)	to which the Majority Banks have given prior consent; or

(h)	pursuant to a transaction permitted by Clause 18.7(a) whose individual Net Cash Proceeds do not exceed EUR 100,000 and when aggregated with the Net Cash Proceeds received since the date hereof in respect of Disposals permitted pursuant to this paragraph (h) do not exceed EUR 1,000,000, in each case provided that:

(i)	disposals of shares in a member of the Group are not permitted except by paragraphs (d), (f), (g) or (h) above;

(ii)	disposals under paragraphs (c) to (f) inclusive are only permitted so long as no Default has occurred which is continuing.

Additional provisions relating to Disposals

18.5 The Borrower will procure that:

(a)	all Disposals by members of the Group, other than (i) to wholly owned members of the Group or (ii) to a member of the Group under a Permitted Joint Venture provided that such Disposal otherwise complies with the other provisions of this Agreement, are made for a consideration payable in cash; and

(b)	no Disposal by any member of the Group referred to in the Strategic Plan is made on terms that the purchaser or any other person has a right to require any member of the Group to repurchase or procure the repurchase of all or a material part of the assets disposed of, or on terms having similar effect; provided that this sub-paragraph (b) shall not prevent the granting of warranties, indemnities or the assumption of similar liabilities to the extent in accordance with usual commercial practice.

Change of Business

18.6 The Borrower will ensure that there is no material change in the overall nature of the business of the Group taken as a whole (whether by a single transaction or a number of related or unrelated transactions, whether at one time or over a period of time and whether by disposal, acquisition or otherwise) except by reason of the implementation of the Strategic Plan.

Acquisitions and Mergers

18.7 The Borrower will procure that, except as permitted by the Majority Banks:

(a)	no member of the Group shall be subject to any reorganisation, restructuring or merger except for solvent reconstructions within the Group and provided that, in the case of mergers involving the Borrower or a Material Subsidiary, the surviving entity shall be the Borrower or a Material Subsidiary and provided further that the same shall not entail any Material Adverse Effect;

(b)	no member of the Group will make any acquisitions or investments in any business or shares or equivalent other than:

(i)	any transaction required in order to implement the Strategic Plan; and

(ii)	acquisitions or investments of an individual value (including debt assumed or directly or indirectly acquired) not exceeding EUR 10,000,000 and not exceeding in aggregate for all members of the Group EUR 50,000,000; and

(c)	as permitted by the Majority Banks.

Insurances

18.8 The Borrower will ensure that there is in effect at all times insurance cover over its Assets and business and those of its Relevant Subsidiaries of a type and in an amount which is consistent with good business practice in the relevant industry.

Compliance with laws

18.9 The Borrower will, and shall ensure that each member of the Group will, maintain and comply with all applicable laws, regulations, authorisations, permits and licences as are desirable in connection with its business including, without limitation, any Consents necessary to enable it to carry out the transactions contemplated by this

Agreement and the Strategic Plan, any Environmental Law and any Environmental Authorisations except in each case, to the extent failure would not reasonably be expected to have a Material Adverse Effect.

Borrowed Money

18.10 The Borrower will procure that no member of the Group will incur or permit to subsist any Borrowed Money incurred after the date of this Agreement other than:

(a)	local borrowings by members of the Group required in the ordinary course of business in an aggregate amount for all members of the Group of up to EUR 100,000,000;

(b)	any borrowing raised after the date hereof in respect of which no repayment of principal is required to occur prior to 20 April 2004 and the proceeds of which are forthwith applied in prepayment and cancellation of the Facility;

(c)	any discounting of bills having a maturity falling before the Final Maturity Date;

(d)

(i)     any issue of commercial paper which, when aggregated with all outstanding commercial paper for the time being issued by members of the Group, does not exceed the amount forecast to be outstanding at such time in the Initial Liquidity Plan;

(ii)	any issue of commercial paper having a maturity falling after the Final Maturity Date, provided that if such issue of commercial paper, when aggregated with all outstanding commercial paper for the time being issued by members of the Group, exceeds the amount forecast to be outstanding at such time in the Initial Liquidity Plan then the Net Cash Proceeds thereof which exceed the amount forecast to be outstanding at such time in the Initial Liquidity Plan shall be applied in prepayment in accordance with Clause 6.3;

(e)	any issue of commercial paper having a maturity falling before the Final Maturity Date;

(f)	any Project Finance Indebtedness;

(g)	any operating or finance lease entered into in the ordinary course of business in accordance with capital expenditures taken into account in the Strategic Plan;

(h)	loans between members of the Group (including loans arising pursuant to cash pooling in the ordinary course of cash management of the Group);

(i)	any Borrowed Money arising under a transaction permitted pursuant to Clause 18.3(b); or

(j)	as permitted by the Majority Banks.

Loans

18.11 The Borrower will procure that no member of the Group will be the creditor of any Borrowed Moneys other than:

(a)	those existing on the date hereof;

(b)	trade credit on normal commercial terms in the ordinary course of its trading activities;

(c)	loans between members of the Group in the ordinary course of business or cash management; or

(d)	loans to employees made in accordance with the practice of members of the Group as at the date hereof.

Prepayment of Group Facilities

18.12 Save as otherwise agreed by the Majority Banks, the Borrower will procure that no member of the Group will:

(a)	prepay any Borrowed Money of any member of the Group (other than non-confirmed bank overdrafts);

(b)	cancel all or part of any commitment of any financier to any member of the Group in respect of Borrowed Money;

(c)	purchase or redeem prior to its stated maturity all or part of any bonds or other Borrowed Money of any member of the Group (including by way of purchase of a sub-participation in relation thereto) or enter into any other transaction having similar effect; or

(d)	amend the terms applicable to any Borrowed Money to which any member of the Group is party in a manner that would be materially prejudicial to the interests of the Majority Banks (it being acknowledged (without limitation) that advancing any scheduled maturity date to a date prior to 31 August, 2006 shall for these purposes be deemed materially prejudicial to the interests of the Majority Banks).

Share issuance

18.13 Save as otherwise expressly permitted by Clause 18.7(a) or the Majority Banks, the Borrower will procure that no member of the Group (other than the Borrower or a member of the Group under a Permitted Joint Venture to its shareholders) will issue any shares other than to a wholly-owned Subsidiary of the Borrower or to the Borrower.

Share Redemption

18.14 The Borrower will procure that no member of the Group will directly or indirectly redeem, purchase, retire or otherwise acquire for consideration any shares issued by it or set apart any sum for any such purpose or otherwise reduce its capital (except where:

(a)	any resulting payment or distribution of cash or other assets is made to the Borrower or a wholly-owned Subsidiary of the Borrower; or

(b)	the reduction is made in respect of accrued losses or in order to effect the Rights Issue and (in each case) does not result in a cash payment to any Person).

Payment of distributions

18.15 The Borrower will procure that no member of the Group will, save as otherwise agreed by the Majority Banks:

(a)	declare or pay, directly or indirectly, any dividends or make any other distribution or pay any other amounts, whether in cash or otherwise, on or in respect of any class of its share capital, or set apart any sum for any such purpose (other than by a member of the Group to the Borrower or a wholly-owned Subsidiary of the Borrower or other than by a member of the Group under a Permitted Joint Venture to its shareholders),

(b)	except for transactions made in the ordinary course of business and at arms’ length, make any cash payment to any Affiliate of the Borrower that is not a wholly-owned Subsidiary of the Borrower,

except where required to comply with its obligations hereunder or under any shareholders’ or similar agreement in effect on the date hereof and the Borrower shall take all steps to ensure upstreaming of cash from its Subsidiaries to meet its obligations pursuant to this Agreement.

Pensions schemes

18.16 The Borrower will procure that all material pension schemes of it and its Relevant Subsidiaries are fully funded to the extent required by law based on reasonable actuarial assumptions applicable in the jurisdiction in which the relevant pension scheme is maintained.

Intellectual Property

18.17 The Borrower will procure that it and the Relevant Subsidiaries will:

(a)	observe and comply with all obligations, laws and regulations applicable to it in its capacity as registered proprietor, beneficial owner, user, licensor or licensee of the Intellectual Property which it requires to conduct its business or any part of it where failure to do so would have or could be reasonably expected to have a Material Adverse Effect or significantly adversely affect the value of any material Intellectual Property of the Group;

(b)	do what is necessary to maintain, register, protect and safeguard the intellectual property required to conduct its business or any part of it where failure to do so would have or could be reasonably expected to have a Material Adverse Effect and not discontinue the use of any of that Intellectual Property nor allow it to be put at risk by becoming generic or by being identified as disreputable if in each case to do so would have or could be reasonably expected to have a Material Adverse Effect; and

(c)	not grant any licence to any person to use the Intellectual Property required to conduct its business or any part of it if to do so would have or could be reasonably expected to have a Material Adverse Effect.

Auditors

18.18 The Borrower will procure that neither it nor any Relevant Subsidiary will:

(a)	appoint any auditors other than firms of international standing and repute;

(b)	make any material change to the accounting policies or practices of the Group, except for the introduction of “cost to cost” accounting practices should they be applied from 31 March, 2003 or as required by applicable law or regulation.

Arm’s length transactions

18.19 The Borrower will procure that no member of the Group will enter into any arrangement or transaction which is not on arm’s length terms in accordance with sound commercial practice and (except in order to implement the Strategic Plan) in the ordinary course of its business.

Joint Ventures

18.20 The Borrower will procure that no member of the Group will enter into or permit to subsist any joint venture, partnership or similar arrangement with any person, other than:

(a)	any joint venture, partnership or similar arrangement subsisting on the date hereof; or

(b)	any such arrangement that is entered into in the ordinary course of business through a limited liability company

(each such joint venture, partnership or similar arrangement constituting a Permitted Joint Venture),

and no member of the Group shall make any investment or otherwise participate in an entity with unlimited liability.

Holding Company

18.21 The Borrower shall not carry on any business other than that of the holding company of the Group and shall not incur any liabilities other than those directly related to such business or the business of the Group.

Cash pooling

18.22 The Borrower shall procure that no change is made to the cash pooling or other cash or treasury management operations of the Group as carried on at the date hereof which would be likely to have a Material Adverse Effect.

Capital Expenditure

18.23 The Borrower will procure that Capital Expenditure of the Consolidated Group in any period does not exceed 110 per cent. of the Capital Expenditure of the Consolidated Group forecast for such period in the Initial Liquidity Plan.

Vendor Financing

18.24 The Borrower will procure that no new Vendor Financing is provided by any member of the Group.

Group Structure

18.25 The Borrower will procure that except as a result of sales pursuant to the Strategic Plan, no change shall occur in the shareholdings of the Selling Subsidiaries or of the Exiting Subsidiaries which would result in the Borrower’s direct or indirect shareholding in any such company being reduced.

Off balance sheet undertakings

18.26 The Borrower will procure that no member of the Group will enter into any new commitment or assume any additional liability (contingent or actual) in respect of any Project Finance Indebtedness in existence at the date hereof or in respect of any Borrowed Moneys (except as expressly permitted pursuant hereto).

Utilisation of other facilities

18.27 The Borrower will ensure that:

(a)	committed credit facilities of the Borrower are at all times utilised to the fullest extent possible in priority to the Facility in order to reduce the amount of the Outstandings hereunder from time to time; and

(b)	any drawing under any committed credit facility by the Borrower will be made for the longest interest period permitted under the relevant facility.

Strategic Plan

18.28 The Borrower undertakes:

(a)	promptly to inform the Mandated Lead Arrangers of any event or circumstance likely to result in a material change in the assumptions and valuations made by the Borrower in the Strategic Plan;

(b)	to use its best endeavours to ensure that the affairs of the Group are in all respects conducted so as to ensure that the Strategic Plan is implemented and that it is implemented under the best possible conditions (including as to timing); and

(c)	promptly to inform the Mandated Lead Arrangers of any legal impediment or restriction to the implementation of the Strategic Plan in all material respects within the timetable therein.

19.	FINANCIAL COVENANTS

19.1

(a)	Consolidated Net Worth: The Borrower shall procure that Consolidated Net Worth shall not, on each of 31 March 2003 and 30 September 2003, be less than the amount set out opposite such date in the table below; it being agreed that any increase in the equity of the Borrower shall not be taken into account for the purpose of determining the Consolidated Net Worth of the Borrower.

Date	Consolidated Net Worth
31 March 2003	€800,000,000
30 September 2003	€500,000,000

(b)	Total Debt: In respect of the period commencing on 31 March 2003, the Borrower shall procure that the Total Debt of the Group during any month is at no time greater than the amount set out below in respect of such month; provided that the amounts set out in the second column below shall on any date be reduced by an amount equal to the Net Cash Proceeds received prior to such date in respect of any Disposal of Parthenon or Trout to the extent such amount exceeds the amount of such proceeds forecast to have received on such date in respect of such Disposal in the Initial Liquidity Plan.

Month	Total Debt
March 2003	€7,000,000,000
April 2003	€7,500,000,000
May 2003	€7,500,000,000
June 2003	€6,800,000,000
July 2003	€6,800,000,000
August 2003	€6,800,000,000

September 2003	€6,800,000,000
October 2003	€6,000,000,000
November 2003	€6,000,000,000
December 2003	€6,000,000,000

(c)	Total Net Debt: In respect of the period commencing on 31 March 2003, the Borrower shall procure that the Total Net Debt of the Group during any month is at no time greater than the amount set out below in respect of such month; provided that the amounts set out in the second column below shall on any date be reduced by an amount equal to the Net Cash Proceeds received prior to such date in respect of any Disposal of Parthenon or Trout to the extent such amount exceeds the amount of such proceeds forecast to have been received on such date in respect of such Disposal in the Initial Liquidity Plan.

Month	Total Net Debt
March 2003	€5,300,000,000
April 2003	€5,900,000,000
May 2003	€6,100,000,000
June 2003	€5,500,000,000
July 2003	€5,500,000,000
August 2003	€5,500,000,000
September 2003	€5,500,000,000
October 2003	€4,800,000,000
November 2003	€4,800,000,000
December 2003	€4,800,000,000

Financial Covenant Testing

19.2

(a)	The financial covenant specified in Clause 19.1(a) above shall, be tested by reference the Latest Financial Statements of the Borrower delivered pursuant to Clause 17.2(a) or (b) (as relevant).

(b)	The financial covenants specified in Clause 19.1(b) and (c) shall be tested by reference to the consolidated financial position of the Borrower on the last day of the relevant calendar month as evidenced by the compliance certificates and other information delivered pursuant to each of Clauses 17.2(a)(ii), 17.2(b)(ii) and 17.2(c)(viii) above.

Applicable Accounting Principles

19.3

(a)	If any financial statement of the Borrower delivered or to be delivered to the Agent under Clause 17.2(a) or 17.2(b) is not to be or, as the case may be, has not been prepared in accordance with Applicable Accounting Principles:

(i)	the Borrower and the Agent (on behalf of and after consultation with all the Banks) shall, on the request of the Agent, negotiate in good faith with a view to agreeing such amendments to the above financial covenants and/or the definitions of the terms used in them as are necessary to give the Banks comparable protection to that contemplated at the date of this Agreement;

(ii)	if amendments are agreed by the Borrower and the Majority Banks within 25 days, those amendments shall take effect in accordance with the terms of that agreement;

(iii)	if such amendments are not so agreed within 25 days, the Borrower shall:

(A)	within 30 days after the end of that 25 day period; and

(B)	with all subsequent financial statements to be delivered to the Agent under Clause 17.2(a) or 17.2(b),

deliver to the Agent, in reasonable detail and in a form satisfactory to the Agent, details of all such adjustments as need be made to the relevant financial statement to bring it into line with Applicable Accounting Principles.

20.	DEFAULT

Events of Default

20.1 Each of the following is an Event of Default:

(a)	Non-Payment: The Borrower does not pay in the manner provided in the Finance Documents any sum payable under it when due, unless the Borrower satisfies the Agent that such non-payment is due solely to administrative error (whether by the Borrower or a Bank involved in transferring funds to the Agent) and payment is made within 2 Business Days of the date on which such payment was due.

(b)	Breach of Representation or Warranty: Any representation, warranty or statement by the Borrower (for itself or any Relevant Subsidiary) in the Finance Documents or in any document delivered under it is not complied with or is or proves to have been incorrect, in any material respect, when made or deemed repeated.

(c)	Breach of Undertaking: The Borrower does not perform or comply with any one or more of its obligations: (i) under Clauses 18.8, 18.16 or 18.17 and, if capable of remedy, the relevant breach is not remedied within 21 days of the date on which the Borrower became aware of the same; or (ii) under the Finance Documents (other than those obligations referred to in paragraph (i)) including, without limitation the financial covenants under Clause 19 (Financial Covenants).

(d)	Cross Default: Any other Indebtedness of the Borrower or any member of the Group for or in respect of Borrowed Money, or any other Indebtedness of any of them to a bank or financial institution (other than, in each case, Project Finance Indebtedness), is or is declared to be (or (but in the case only of Indebtedness of the Borrower or any Relevant Subsidiary) is capable of being rendered) due and payable before its normal maturity by reason of any actual or potential default, event of default or the like (however described) or is not paid when due nor within any applicable grace period in any agreement relating to that Indebtedness and provided that:

(i)	neither (x) an Excluded Default; nor (y) in respect of the period ending on the Initial Drawdown Date) an Event of Default specifically disclosed in the Waivers and Amendments,

shall be capable of giving rise to an Event of Default under this Clause 20.1(d);

(ii)	a Group Guarantee shall be capable of giving rise to a default under this Clause 20.1(d), but only if the guarantor fails within any applicable grace period to comply with its payment obligations thereunder, and provided that no Event of Default shall arise in respect of any Group Guarantee in respect of Project Finance Indebtedness, if payment thereunder is being contested in good faith and in respect of which the Borrower has provided to the Agent within 10 days of such declaration, opinion from a leading international law firm that the relevant guarantor has good grounds for such a position and a certificate stating that the relevant guarantor has established, if appropriate, adequate reserves in respect of such Indebtedness; and

(iii)	no default will occur under this Clause 20.1(d) unless and until the aggregate amount of the Indebtedness (whether of one or more Persons) in respect of which one or more of the events mentioned above in this Clause 20.1(d) has/have occurred equals or exceeds EUR 35 million or its equivalent (as reasonably determined by the Agent).

(e)

Insolvency: The Borrower or any Relevant Subsidiary or any other member of the Consolidated Group (provided, in the case of a member of the Consolidated Group, such event has or could have a Material Adverse Effect on the Borrower) is (or is held by a court of competent jurisdiction to be) insolvent or unable to pay its debts as they become due, or a mandataire ad hoc or similar officer is appointed in respect of all or a material part of the business or Assets of any of them, or any of them enters into a règlement amiable or liquidation or any other arrangements or composition with its creditors or any of them is in a situation of cessation des paiements or a judgement is given for a liquidation judiciaire or a plan de cession totale de l’entreprise in respect of the business of any of them or any of them are subject to any similar proceedings.

(f)	Enforcement Proceedings: A distress, attachment, execution or other legal process is levied, enforced or sued out on or against the Assets of the Borrower or any Relevant Subsidiary if it has or could have a Material Adverse Effect on the Borrower.

(g)	Security Enforceable: Any Security on or over the Assets of the Borrower or any Relevant Subsidiary becomes enforceable and any step (including the taking of possession or the appointment of a receiver, manager or similar person) is taken to enforce that Security if it has or could have a Material Adverse Effect on the Borrower.

(h)	Winding-up: Any step is taken by any Person with a view to the Winding-up of the Borrower or any Relevant Subsidiary, or any of them ceases or threatens to cease to carry on all or a substantial part of its business, except, in the case of any Relevant Subsidiary, for the purpose of and followed by a solvent intra-Group reconstruction, amalgamation, reorganisation, merger or consolidation, or otherwise where such Winding-up is vexatious or frivolous and it is discharged within 30 days of such step being taken.

(i)	Change of Control: Control of the Borrower is acquired by any Person, or any group of connected Persons acting in concert acquires any of the capital or voting rights of the Borrower resulting in such Person or persons holding more than 50 per cent. of such capital or voting rights.

(j)	Illegality: It is or will become unlawful for the Borrower to perform or comply with any one or more of its obligations under this Agreement (and the Majority Banks determine that the unlawfulness of the relevant obligation(s) is material)

(k)	Analogous Events: Any event occurs which, under the law of any relevant jurisdiction, has an analogous or equivalent effect to any event mentioned in Clauses 20.1(e) (Insolvency), 20.1(f) (Enforcement Proceedings) or 20.1(h) (Winding-up).

(l)	Material Adverse Change: Any event(s) occur(s) or circumstances arise which in the Majority Banks’ reasonable opinion has or is likely to have a Material Adverse Effect, in each case after the date hereof.

(m)	Litigation: Any litigation, arbitration or administrative or regulatory proceeding is commenced by or against a member of the Group which could be reasonably expected to be adversely determined and, if so determined, could reasonably be expected to have (whether by itself or together with any related claims) a Material Adverse Effect.

(n)	Audit Qualification: The Auditors qualify their report on any audited consolidated financial statements of the Borrower other than with a qualification of a minor or technical nature.

(o)	Board Meeting: Either:

(i)	a meeting of the board of directors of the Borrower: (A) is not held on or prior to 13 May, 2003; or (B) is held but fails to resolve to convene the Shareholders’ Meeting; or

(ii)	at any time following such meeting of the board of directors any resolution(s) passed in connection with the Rights Issue is revoked.

(p)	Strategic Plan: At any time the Borrower has failed unconditionally to have completed substantially all of the Asset Disposals at times materially consistent with the timing set forth in the Strategic Plan.

(q)	Realisation of the Strategic Plan: The occurrence of any event or circumstance which, in the reasonable opinion of the Majority Banks, has or is likely to have a material adverse effect on the Borrower’s ability to implement and complete the Strategic Plan at times materially consistent with the timing set forth therein.

Cancellation/Acceleration

20.2 If at any time and for any reason (and whether within or beyond the control of the Borrower) any Event of Default has occurred and is subsisting, the Agent, if so instructed by the Majority Banks, shall by notice to the Borrower declare:

(a)	the Commitments to be cancelled or suspended (in whole or in part), whereupon they shall be so cancelled or suspended;

(b)	any or all Advances, all unpaid accrued interest and fees and any other sum then payable under this Agreement to be immediately due and payable (in each case, in whole or in part), whereupon they shall become so due and payable; and/or

(c)	any or all Advances to be payable on demand (in each case, in whole or in part) whereupon the same shall become payable on demand by the Agent acting on instructions of the Majority Banks.

21.	Default Interest

Interest on Overdue Sums

21.1 If the Borrower does not pay any sum payable under this Agreement when due, it shall pay interest on the amount from time to time outstanding in respect of that overdue sum for the period beginning on its due date and ending on the date of its receipt by the Agent (both before and after judgement) in accordance with this Clause 21. For the purpose of this Clause 21, if any payment is received by the Agent on the due date, but too late to be made available by the Agent on that due date to the Person(s) entitled to it under Clause 15.5 (Distribution to Banks), that payment shall be deemed to be received on the next Business Day (but the Agent will give credit to the Borrower for any interest earned by the Agent on the relevant sum pending distribution to such Person(s)).

Default Interest Periods and Rates

21.2 Interest under this Clause 21 shall be calculated by reference to successive Default Interest Periods, each of which (other than the first, which shall begin on the due date) shall begin on the last day of the previous one. Each such Default Interest Period shall be of such period as the Agent may from time to time select and the rate of interest applicable for all or any part of a particular Default Interest Period shall be the rate per annum equal to the sum of 3.0 per cent. and the rate which would be applicable to that overdue sum for (or, as the case may be, for that part of) that Default Interest Period under Clause 8.2 (Normal Interest Rate) if that overdue sum were a non-overdue Advance, except as follows:

(a)	Subject to Clauses 21.2(b) and 21.2(c), until the first Business Day after the Agent first becomes aware of the relevant default, the Agent may require that each Default Interest Period relating to the relevant overdue sum shall be an “overnight” period beginning on one Business Day and ending on the next. The rate of interest for a particular “overnight” period shall be the rate per annum equal to the sum of 3.0 per cent., the relevant Margin, the Mandatory Costs and EONIA for that Default Interest Period.

(b)	If the overdue sum is of principal of an Advance and becomes due before the Repayment Date of that Advance, the first Default Interest Period applicable to that overdue sum shall end on that Repayment Date and the rate of interest applicable to that sum for that Default Interest Period shall be the rate per annum equal to the sum of 3.0 per cent. and the rate applicable to it immediately before it became due.

(c)	If any event mentioned in Clause 13.1 (Triggering Events) occurs in relation to any Default Interest Period applicable to an overdue sum, the rate of interest payable on each Person’s share of that sum for all or any part of that Default Interest Period shall be the sum of 3.0 per cent., the relevant Margin, the Mandatory Costs and the cost to that Person (as certified by it and expressed as a rate per annum) of funding its share during that Default Interest Period by whatever means it determines to be appropriate.

(d)	Any Default Interest Period which would otherwise end on a non-Business Day shall instead end on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

Payment and Compounding of Default Interest

21.3 Interest accrued under this Clause 21 shall be due on demand by the Agent but, if not previously demanded, shall be paid when due in accordance with

Clause 8.4. If not paid when due, the interest shall be added to the overdue sum and itself bear interest accordingly, to the fullest extent permitted by French law.

22.	INDEMNITIES

Miscellaneous Indemnities

22.1 The Borrower shall on demand and, on receipt of written justification, indemnify the Agent, each Mandated Lead Arranger and each Bank against any funding or other reasonable cost, loss, expense or liability sustained or incurred by it as a result of:

(a)	an Advance not being made by reason of non-fulfilment of any of the conditions in Clause 4.1 (Drawdown Conditions) or the Borrower purporting to revoke a notice requesting an Advance;

(b)	the occurrence or continuance of any Event of Default;

(c)	the receipt or recovery by any party (or the Agent on its behalf) of all or any part of an Advance or overdue sum otherwise than on the Repayment Date of that Advance or the last day of an Default Interest Period relating to that overdue sum; or

(d)	any Bank’s Commitment being cancelled as provided in the first sentence of Clause 7.2 (Of Certain Banks).

Broken Funding Costs

22.2 In the case of Clauses 22.1(a) and 22.1(c) above, the amount payable shall in any event include the amount (if any) by which:

(a)	the amount of interest which the relevant Person is able to obtain by placing an amount equal to its share of the relevant Advance or overdue sum or (as the case may be) of the relevant amount so received or recovered on deposit in the Inter-bank Market, for the remainder of the relevant Term or Default Interest Period, as soon as reasonably practicable after it becomes aware that the relevant Advance is not being made or (as the case may be) of the relevant event referred to in Clause 22.1(a) or 22.1(c);

is less than:

(b)	the amount of interest which, in accordance with the expressed terms of this Agreement, would otherwise be payable to that Person on its share of that Advance for its Term or Default Interest Period or (as the case may be) of the relevant amount for the remainder of the relevant Term or Default Interest Period.

Currency Indemnity

22.3	(a) In respect of any sum payable by the Borrower under or in connection with this Agreement, including damages, the currency specified in Clause 15.3

(Currency of Payments) in respect of that sum (the Currency of Account) shall be the sole currency of account and payment.

(b)	Any amount received or recovered in a currency other than the relevant Currency of Account (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the Winding-up of the Borrower or otherwise) by the Agent or any Mandated Lead Arranger or Bank in respect of any sum expressed to be due to it from the Borrower under this Agreement shall only discharge the Borrower to the extent of the amount in that Currency of Account which the recipient is able, in accordance with its usual practice, to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

(c)	If that amount in that Currency of Account is less than the amount expressed to be due to the recipient under this Agreement, the Borrower shall indemnify it against any loss sustained by it as a result. In any event, the Borrower shall indemnify the recipient against the cost of making any such purchase. For the purpose of this Clause 22.3, it will be sufficient for the Agent, Mandated Lead Arranger or Bank, as the case may be, to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

Indemnities Separate

22.4 Each of the indemnities in this Agreement constitutes a separate and independent obligation from the other obligations in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Agent, any Mandated Lead Arranger and/or any Bank and shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Agreement or any other judgment or order.

23.	THE AGENT AND MANDATED LEAD ARRANGERS

Appointment of Agent

23.1 Each Bank irrevocably appoints the Agent to act as its Agent for the purpose of this Agreement and authorises it to perform the functions specifically delegated to it by this Agreement and such other functions as are reasonably incidental. However, the Agent may not begin any legal action or proceeding in the name of a Bank without its consent. The relationship between the Agent and the Banks is of Agent and principal only. The Agent shall not be a trustee or fiduciary for any Bank, nor an agent, trustee or fiduciary for the Borrower, under or in relation to this Agreement.

Agent’s Duties

23.2 The Agent shall:

(a)	promptly send to each Bank details of each communication received by it in its capacity as Agent from the Borrower under this Agreement, except that details of any communication relating to a particular Bank shall be sent to that Bank only;

(b)	promptly send to each Bank a copy of any legal opinion delivered under this Agreement and of any document or information received by it under Clause 17 (Information);

(c)	subject to the other provisions of this Clause 23, act in accordance with any instructions from the Majority Banks; and

(d)	have only those obligations and responsibilities, of a solely mechanical and administrative nature, expressly specified in this Agreement.

Agent’s Rights

23.3 The Agent may:

(a)	perform any of its functions under this Agreement by or through its personnel or agents;

(b)	refrain from exercising any right, power or discretion under this Agreement until it has received instructions from the Majority Banks as to whether (and, if so, how) it is to be exercised and shall in all cases be fully protected when acting, or (if so instructed) refraining from acting, in accordance with instructions from the Majority Banks;

(c)	treat (a) the Bank which makes available any share of an Advance as the Person entitled to repayment of that share unless all or part of it has been novated (or the Agent has received notice of assignment of all or part of it) in accordance with Clause 27.3 (Banks) and (b) the office notified by a Bank to the Agent for this purpose before the signing of this Agreement (or, as the case may be, set out in the relevant Novation Notice or notice of assignment) as its Facility Office unless the Agent has received from that Bank a notice of change of Facility Office in accordance with Clause 27.4 (Facility Offices). The Agent may act on any such notice until it is superseded by a further notice;

(d)	refrain from disclosing any document or information if such disclosure (and may refrain from doing anything else which) would or might in its opinion be contrary to any law or Directive, be a breach of any duty of secrecy or confidentiality or otherwise render it liable to any Person and may do anything which is in its opinion necessary to comply with any law or Directive;

(e)	assume that no Event of Default or Potential Event of Default has occurred unless an officer of the Agent, in performing the Agent’s functions under this Agreement, is notified of the contrary or in relation to payments only, acquires actual knowledge to the contrary; and

(f)	refrain from taking any step (or further step) to protect or enforce the rights of any Person under this Agreement until it has been indemnified (or received confirmation that it will be so indemnified) and/or secured to its satisfaction against any and all costs, losses, expenses or liabilities (including legal fees) which it would or might sustain or incur as a result.

Rights of Agent and Mandated Lead Arrangers

23.4 The Agent and each Mandated Lead Arranger (and, in the case of Clauses 23.4(d) and 23.4(e), each of their respective Affiliates) may:

(a)	rely on any communication or document believed by it to be genuine;

(b)	rely as to any matter of fact which might reasonably be expected to be within the knowledge of the Borrower on a statement by or on behalf of the Borrower;

(c)	obtain and pay for such legal or other expert advice or services as may to it seem necessary or desirable and rely on any such advice;

(d)	retain for its own benefit and without liability to account any fee or other sum receivable by it for its own account; and

(e)	accept deposits from, lend money to, provide any advisory or other services to or engage in any kind of lending or other business with any party to this Agreement or any Affiliate of any party (and, in each case, may do so without liability to account). Without prejudice to the generality of this Clause 23.4(e), neither the Agent, any Mandated Lead Arranger nor any of their respective Affiliates shall have any duty to disclose or act on or take into account any document or information of which any of them has knowledge or notice or otherwise becomes aware in the course of doing anything permitted by this Clause 23.4(e) and, in performing its duties, obligations and responsibilities as Agent, the Agent shall be entitled to ignore any such document or information which is not publicly available.

Exoneration of Agent and Mandated Lead Arrangers

23.5 Neither the Agent nor any Bank nor any of their respective personnel or agents shall be:

(a)	responsible for the adequacy, accuracy, completeness or reasonableness of any representation, warranty, statement, projection, assumption or information in this Agreement or any notice or other document delivered under or in connection with this Agreement;

(b)	responsible for the execution, delivery, validity, legality, adequacy, enforceability or admissibility in evidence of this Agreement or any such notice or other document;

(c)	obliged to enquire as to the occurrence or continuation of an Event of Default or Potential Event of Default; or

(d)	liable for anything done or not done by it or any of them under or in connection with this Agreement save in the case of its or their own gross negligence or wilful misconduct.

Save (in the case of the Mandated Lead Arrangers only) as expressly provided in Clause 9.2 (Upfront Fee), none of the Mandated Lead Arrangers shall have any duty, obligation or responsibility under or in connection with this Agreement.

Agent and Mandated Lead Arrangers as Banks

23.6 The Agent and each Mandated Lead Arranger shall have the same rights and powers with respect to its Commitment and share of the Advances (if any) as any other Bank and may exercise those rights and powers as if it were not also acting as Agent or, as the case may be, as Mandated Lead Arranger.

Non-Reliance on Agent and Mandated Lead Arrangers

23.7 Each Bank confirms that it has itself been, and will at all times continue to be, solely responsible for making its own independent investigation and appraisal of the business, financial condition, prospects, creditworthiness, status and affairs of the Borrower or any Subsidiary of the Borrower and has not relied, and will not at any time rely, on the Agent and/or any Mandated Lead Arranger and/or any other Bank:

(a)	to provide it with any information relating to the business, financial condition, prospects, creditworthiness, status or affairs of the Borrower, any Subsidiary of the Borrower or any other Person, whether coming into its possession before or after the making of any Advance (except, in the case of the Agent, as stated in Clause 23.2 (Agent’s Duties)); or

(b)	to check or enquire into the adequacy, accuracy, completeness or reasonableness of any representation, warranty, statement, projection, assumption or information at any time provided by or on behalf of the Borrower, any Subsidiary of the Borrower or any other Person under or in connection with this Agreement (whether or not that information has been or is at any time circulated to it by the Agent and/or any Manager); or

(c)	to assess or keep under review the business, financial condition, prospects, creditworthiness, status or affairs of the Borrower, any Subsidiary of the Borrower or any other Person.

Indemnity to Mandated Lead Arrangers and Agent

23.8 To the extent that the Borrower does not do so on demand or is not obliged to do so, each Bank shall on demand indemnify the Mandated Lead Arrangers and the Agent in the proportion borne by its Outstandings to all the Outstandings at the relevant time (or, if there are then no Outstandings, in the proportion borne by its Commitment to the Total Commitments) against any cost, expense or liability mentioned in Clause 25 (Expenses and Stamp Duty) or sustained or incurred by the Agent in complying with any instructions from the Majority Banks or otherwise sustained or incurred by the Mandated Lead Arrangers or the Agent in connection with this Agreement or their respective duties, obligations and responsibilities under this Agreement except to the extent that they are sustained or incurred as a result of the gross negligence or wilful misconduct of the Agent or any Mandated Lead Arranger or any of their respective personnel or agents.

Resignation of Agent

23.9 Notwithstanding the irrevocable appointments in Clauses 23.1 (Appointment of Agent) and 23.10 (Novation Notice), the Agent may resign at any time (after consultation with the Borrower) if it gives at least 7 days’ notice to the Borrower and the Banks. However, no resignation shall be effective until the successor has been appointed and accepted its appointment in accordance with this Clause 23.9. The Agent may in its notice of resignation appoint any of its Affiliates with an office in Paris as its successor. If it does not do so, the Majority Banks, after consultation with the Borrower, unless an event referred to in Clause 20.2(a) or 20.2(b) has occurred, may appoint a successor. If the relevant successor has not been so appointed and accepted its appointment within 15 days after the date of the notice of resignation, the resigning Agent may appoint any reputable Bank or financial institution with an office in Paris (whether or not an Affiliate of the Agent) to be its successor. Any appointment of a successor must be in writing, signed by the Person(s) appointing that successor and delivered to that successor. Any acceptance of such appointment must be in writing, signed by the Person appointed and delivered to the Person(s) appointing that successor. The other parties to this Agreement shall be promptly informed of the acceptance by a successor Agent. Upon the successor accepting its appointment, the resigning Agent shall be automatically discharged from any further obligation under this Agreement and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if the successor had been the original Agent party to this Agreement. The resigning Agent shall provide its successor with (or with copies of) such of its records as its successor requires to carry out its functions under this Agreement.

23.10 The Majority Banks may, by giving thirty days’ prior written notice to the Agent, remove the Agent from its appointment as such hereunder. The Majority Banks may appoint (after consultation with the Borrower) a successor Agent provided that such successor is a reputable Bank or financial institution with an office in Paris. If the Banks have not, within thirty days after such notice of removal, appointed a successor Agent which shall have accepted such appointment, the retiring Agent shall have the right to appoint (after consultation with the Borrower) a successor Agent, in accordance with Clause 23.9 (Resignation of Agent).

Novation Notice

23.11 The Borrower and each Bank (except for a Bank voluntarily seeking the relevant novation in accordance with Clause 27.3 (Banks)) irrevocably authorise the Agent to sign each Novation Notice on their behalf.

Agency Department

23.12 In the exercise of its functions the Agent shall be treated as acting through an agency department separate from any of its other departments or services, and any information received by such other departments or services will not be treated as known by the Agent unless communicated to it in its capacity as such.

24.	SET-OFF/PRO RATA SHARING

Set-Off

24.1 The Borrower authorises any other party to this Agreement (but only so long as an Event of Default or Potential Event of Default has occurred and is continuing) to apply (without prior notice) any credit balance (whether or not then due) to which it is at any time beneficially entitled on any account at, any sum held to its order by and/or any liability to it of, any office of that party in or towards satisfaction of any sum then due from it to that party under this Agreement and unpaid and, for that purpose, to convert one currency into another at the rate of exchange obtained by such party in accordance with its usual practice (but so that nothing in this Clause 24.1 shall be effective to create a charge). No party shall be obliged to exercise any of its rights under this Clause 24.1, which shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise).

Pro Rata Sharing

24.2 If at any time the proportion received or recovered (whether by direct payment, by exercise of any right of set-off, combination of accounts or lien, or otherwise) by any Bank in respect of the total sum which has become due to it from the Borrower under this Agreement before that time exceeds the proportion received or recovered by the Bank(s) receiving or recovering the smallest proportion (if any), then:

(a)	within 2 Business Days after receiving a request from the Agent, that Bank shall pay to the Agent an amount equal to the excess;

(b)	the Agent shall promptly distribute that payment as if it were made by the Borrower; and

(c)	as between the Borrower and the Banks, that excess amount shall be treated as having been paid to the Banks to which (and in the proportions in which) it is distributed under Clause 24.2(b), rather than as having been paid to that Bank.

Within 2 Business Days after any Bank receives or recovers any such sum otherwise than by payment through the Agent, that Bank shall notify the Agent of the amount and currency so received or recovered, how it was received or recovered and whether it represents principal, interest or other sums. If all or part of any amount so received or recovered by that Bank has to be refunded by it (with or without interest), each Bank to whom any part of that amount has been distributed shall (within 2 Business Days after receiving a request from that Bank) in turn pay to that Bank its proportionate share of the amount to be refunded and of any interest required to be paid by that Bank on that amount in respect of all or any part of the period from the date of the relevant distribution to the date of that payment to that Bank.

Any amount received or recovered by a Bank under a novation, assignment, sub-participation (or the like) shall be ignored for the purpose of this Clause 24.2 (except to the extent, if any, that such amount is received or recovered from or is, to that Bank’s knowledge, funded by the Borrower or any other member of the Consolidated Group). Furthermore, a Bank shall not be obliged to share any amount which it has received or recovered as a result of taking legal proceedings with any other Bank which had an opportunity to participate in those legal proceedings but did not do so and did not take separate legal proceedings.

25.	EXPENSES AND STAMP DUTY

Expenses and Stamp Duty

25.1 Whether or not any Advance is made, the Borrower shall pay:

(a)	Initial Expenses: on demand, all reasonable costs and expenses (including legal fees and Taxes) incurred by the Mandated Lead Arrangers and the Agent in connection with the preparation, negotiation or entry into this Agreement set out in a letter dated 11 March, 2003 from the Mandated Lead Arrangers and the Agent to the Borrower and/or any amendment of, supplement to, or waiver or consent in respect of, this Agreement requested by or on behalf of the Borrower (whether or not entered into or given);

(b)	Enforcement Expenses: on demand, all costs and expenses (including legal fees and Taxes) incurred by the Agent or any Bank in protecting or enforcing (or attempting to protect or enforce) any right under this Agreement and/or any such amendment, supplement, waiver or consent; and

(c)	Stamp Duty: promptly, and in any event before any interest or penalty becomes payable, any stamp, documentary, registration or similar Tax payable in connection with the entry into, registration, performance, enforcement or admissibility in evidence of this Agreement and/or any such amendment, supplement, waiver or consent, and shall indemnify the Agent, the Mandated Lead Arrangers and the Banks against any liability with respect to or resulting from any delay in paying or omission to pay any such Tax.

Other Expenses

25.2 The Borrower shall also, from time to time on demand of the Agent, reimburse it, at such reasonable hourly and/or daily rates as it shall from time to time notify to the Borrower, in respect of management time and/or other resources used by it in connection with any such amendment, supplement, waiver or consent, or complying with any instructions from the Majority Banks, or the protection or enforcement or attempted protection or enforcement of any right under this Agreement and/or any such amendment, supplement, waiver or consent.

26.	CALCULATIONS AND EVIDENCE

Basis of Calculation

26.1 All interest and commitment and utilisation fees shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a year of 360 days or in accordance with the then current market practice in the Inter-bank Market.

Loan Accounts

26.2 The entries made in the accounts maintained by each Bank in accordance with its usual practice shall be prima facie evidence of the existence and amounts of the obligations of the Borrower recorded in them.

Certificates

26.3 A certificate by the Agent or any Mandated Lead Arranger or Bank as to any sum payable to it under this Agreement, and any other certificate, determination, notification or the like of the Agent or any Mandated Lead Arranger or Bank or the Majority Banks provided for in this Agreement, shall be conclusive save for manifest error. Any such certificate as to any sum shall set out the basis of computation of that sum in reasonable detail but shall not be required to disclose any information reasonably considered to be confidential.

27.	NOVATION

Benefit and Burden of this Agreement

27.1 This Agreement shall benefit and bind the parties, any New Bank in respect of which a Novation Notice becomes effective in accordance with Clause 27.3, their permitted assignees and their respective successors. Any reference in this Agreement to any party shall be construed accordingly.

Borrower

27.2 The Borrower may not assign or transfer all or part of its rights or obligations under this Agreement.

Banks

27.3

(a)    Any Bank may at any time assign, novate or sub-participate all or part of its share of an Advance, or all or part of its Outstandings/Commitment, to any Bank or financial institution with (in the case of assignments and novations) the written consent of the Borrower (not to be withheld or delayed). In the absence of a response from the Borrower to a request for such a consent, consent will be deemed to have been given 7 Business Days after the Agent has requested the same. However, no consent of the Borrower shall be needed in respect of assignments or novations to another Bank or to an Affiliate of the transferring Bank or following the occurrence of an Event of Default which is continuing. A copy of any communications between any Bank and the Borrower in relation to an assignment or novation shall be sent also to the Agent. Any such novation shall be effective on the date specified in the Novation Notice which shall be no earlier than 3 Business Days after the date on which the Novation Notice was sent to the Agent and shall be made by delivering to the Agent a duly completed and executed Novation Notice whereupon, subject to the terms of that Novation Notice:

(i)	to the extent that in that Novation Notice the relevant Bank seeks to novate its share of an Advance and/or its Commitment, the Borrower and that Bank shall each be released from further obligations to each other and their respective rights against each other shall be cancelled (such rights and obligations being referred to as discharged rights and obligations);

(ii)	the Borrower and the relevant New Bank shall each assume new obligations towards each other and/or acquire new rights against each other which differ from the discharged rights and obligations only insofar as the Borrower and that New Bank have assumed and acquired the same in place of the Borrower and that Bank; and

(iii)	the New Bank and the other parties to this Agreement (other than the Borrower) shall acquire the same rights and assume the same obligations between themselves as at the date of novation as they would have acquired and assumed had that New Bank been an original party to this Agreement as a Bank with the rights and/or obligations acquired or assumed by it as a result of that novation (and, to that extent, the original Bank and those other parties shall each be released from further obligations to each other).

(b)	Each Novation Notice or notice of assignment sent to the Agent shall be accompanied by a transfer fee payable to the Agent by the Bank which is being novated to or, as the case may be, making the assignment. Until further notice, that fee (which will be subject to review by the Agent from time to time) will be EUR1,000 for each novation or assignment.

Facility Offices

27.4 The initial Facility Office of each Bank has been notified by that Bank to the Agent. Any Bank may at any time with the written consent of the Borrower, such consent not to be unreasonably withheld and which consent shall be deemed to have been given unless, within 7 Business Days of being requested to consent, the Borrower refuses its consent, change its Facility Office in relation to all or a specified part of its Commitment and/or Outstandings by notifying the Agent of the fax number and address of its new Facility Office, no later than 4 Business Days prior to the date of any such change.

Reference Banks

27.5

(a)    If a Reference Bank ceases to have a Paris Office or novates or assigns all its rights and obligations under this Agreement or if the Commitment of any Reference Bank is cancelled under Clause 7.2 (Of Certain Banks) or if its Outstandings are prepaid under Clause 6.2 (Of Certain Banks) or 11 (Illegality), it shall be replaced as a Reference Bank by such other Bank with an office in Paris, as the Agent (after consultation with the Borrower) shall designate by notice to the Borrower and the Banks.

(b)	If a Reference Bank does not supply a quotation required from it in order to determine EONIA or EURIBOR, as the case may be, pursuant to this Agreement, EONIA or EURIBOR, as the case may be, shall be determined on the basis of the quotations supplied by the remaining Reference Banks.

Disclosure of Information

27.6 The Agent or any Bank may approach and disclose to an actual or potential New Bank, assignee, sub-participant or the like such information about the Borrower or any other Person as it may think fit provided that the person to whom the information is to be given has entered into a Confidentiality Undertaking.

Limitation on Certain Obligations of Borrower

27.7 If, at the time of any novation or assignment by a Bank or of any change of Facility Office, circumstances exist which would oblige the Borrower to pay to the New Bank or assignee (or, in the case of a change of Facility Office, the relevant Bank) under Clause 10 (Taxes), 11 (Illegality) or 12 (Increased Costs) any sum in excess of the sum (if any) which it would have been obliged to pay to that Bank under the relevant Clause in the absence of that novation, assignment or change, the Borrower shall not be obliged to pay that excess.

28.	REMEDIES, WAIVERS, AMENDMENTS AND CONSENTS

No Implied Waivers, Remedies Cumulative

28.1 No failure on the part of the Agent or any Mandated Lead Arranger or Bank to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of that or any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any other rights or remedies (whether provided by law or otherwise).

Amendments, Waivers and Consents

28.2 Any provision of this Agreement may be amended or supplemented only if the Borrower and the Majority Banks so agree in writing and any Event of Default, Potential Event of Default, provision or breach of any provision of this Agreement may be waived before or after it occurs only if the Majority Banks so agree in writing but:

(a)	an amendment, supplement or waiver which puts one or more Banks in a better or worse position than one or more other Banks in relation to its rights hereunder or changes or relates to (a) the Available Facility or any Bank’s Commitment or Available Commitment, (b) the Final Maturity Date, (c) the amount or currency of the Advances, (d) the amount or date of any repayment, (e) the length of Terms or Default Interest Periods, (f) a reduction in the Margin or a change in the dates of payment of interest, (g) the conditions precedent referred to in Clause 3, (h) a reduction in the amount or a change in the date(s) of payment of any fee payable under Clause 9, (i) the currency of any payment, (j) the definition of “EONIA”, “EURIBOR”, or “Majority Banks”, (k) the provisions of Clause 24 (Set-off/Pro Rata Sharing), (l) the provisions of Clause 31 (Nature of Rights and Obligations), (m) Clause 27.2 (Borrower), (n) any provision expressed to require the consent of all the Banks (whether or not containing any other exceptions) or (p) this Clause 28.2, shall require the agreement of all the Banks and (in the case of an amendment or supplement) the Borrower also; and

(b)	an amendment, supplement or waiver which changes or relates to the rights and/or obligations of the Agent or any Bank shall require its agreement also,

provided that any amendment, supplement or waiver which relates to each of the Banks and their rights hereunder shall require the consent of the Banks only.

Any consent by the Agent or Bank or the Majority Banks under this Agreement must also be in writing. Any such waiver or consent may be given subject to any conditions thought fit by the Person giving it and shall be effective only in the instance and for the purpose for which it is given.

29.	COMMUNICATIONS

Addresses

29.1 Each communication under this Agreement shall be made by fax, telex or otherwise in writing. Each communication or document to be delivered to any party under this Agreement shall be sent to it at the fax number or address, and marked for the attention, if any, from time to time designated by it to the Agent (or, in the case of the Agent, by it to each other party) for the purpose of this Agreement. The initial fax number, address and marking (if any) so designated by the Borrower, the Mandated

Lead Arrangers and the Agent are set out under its name at the end of this Agreement. Any communication or document from or to the Borrower shall be sent to, by or through the Agent.

Deemed Delivery

29.2 Any communication from the Borrower shall be irrevocable, and shall not be effective until received by the Agent. Any other communication to any Person shall be conclusively deemed to be received by that Person:

(a)	if sent by fax and received in legible form between 9 a.m. and 5 p.m. (local time in the place to which it is sent) on a working day in that place, when sent or, if sent by fax at any other time, at 9 a.m. (local time in the place to which it is sent) on the next working day in that place, provided that, in the case of a communication by fax, the Person sending the fax shall have received a transmission receipt; or

(b)	in any other case, when left at the address required by Clause 29.1 (Addresses) or within 5 such working days after being put in the post (by airmail if to another country) postage prepaid and addressed to it at that address.

For this purpose, working days are days other than Saturdays, Sundays and Bank holidays.

Electronic communication

29.3

(a)    Any communication to be made between the Agent and a Bank under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Bank:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Bank will be effective only when actually received in readable form and in the case of any electronic communication made by a Bank to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

Language

29.4 All communications and documents shall, either be in French (or, if available, English) and, if so required by the Agent upon reasonable request of any Mandated

Lead Arranger, be accompanied by a certified translation into English by a translator acceptable to the Agent.

30.	INVALIDITY

30.1 The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

31.	NATURE OF RIGHTS AND OBLIGATIONS

Obligations Several

31.1 The obligations of the Banks are several. No party to this Agreement shall be responsible for the obligations of any other party. The failure of a Bank to perform its obligations shall not release any other party from its obligations.

Rights Several

31.2 The rights of the Banks are also several and, for the avoidance of doubt, each Bank may separately enforce its rights under this Agreement. The amount at any time owing by the Borrower to any party under this Agreement shall be a separate and independent debt from the amount owing to any other party.

Continuation of Certain Obligations

31.3 The obligations of any party under or in respect of Clauses 10 (Taxes), 12 (Increased Costs), 21 (Default Interest), 22 (Indemnities), 23.8 (Indemnity to Mandated Lead Arrangers and Agent), 24 (Set-off/ProRata Sharing) and 25 (Expenses and Stamp Duty) shall continue even after all the Commitments have terminated and all the Advances have been repaid or prepaid.

32.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which taken together and when delivered to the Agent shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

33.	GOVERNING LAW AND JURISDICTION

Governing Law

33.1 This Agreement shall be governed by and construed in accordance with the laws of England.

English Courts

33.2 For the benefit of the Agent, each Mandated Lead Arranger and each Bank, all the parties irrevocably agree that the High Court of Justice in England is to have jurisdiction to settle any disputes which may arise out of or in connection with this

Agreement and that, accordingly, any legal action or proceedings arising out of or in connection with this Agreement (Proceedings) may be brought in that court and the Borrower irrevocably submits to the jurisdiction of such court.

Other Competent Jurisdiction

33.3 Nothing in this Clause 33 shall limit the right of the Agent, any Mandated Lead Arranger and/or any Bank to take Proceedings against the Borrower in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the Agent, any Mandated Lead Arranger and/or any Bank from taking Proceedings in any other jurisdiction, whether concurrently or not.

Venue

33.4 The Borrower irrevocably waives any objection which it may at any time have to the laying of the venue of any Proceedings in any court referred to in this Clause 33 and any claim that any such Proceedings have been brought in an inconvenient forum.

Service of Process

33.5 (a)	Borrower irrevocably appoints ALSTOM Ltd and its successors to receive, for it and on its behalf, service of process in any Proceedings in England. Such service shall be deemed completed on delivery to the relevant process agent (whether or not it is forwarded to and received by the Borrower). If for any reason a process agent ceases to be able to act as such or no longer has an address in England, as the case may be, the Borrower irrevocably agrees to appoint a substitute process agent acceptable to the Agent, and to deliver to the Agent a copy of the new agent’s acceptance of that appointment, within 30 days.

(b)	The Borrower irrevocably consents to any process in any Proceedings anywhere being served by mailing a copy by registered or certified prepaid airmail post to it in accordance with Clause 29 (Communications). Such service shall become effective 30 days after mailing.

(c)	Nothing shall affect the right to serve process in any other manner permitted by law.

34.	Confidentiality

Confidentiality Undertaking

34.1 Each of the Banks undertakes to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by Clause 34.2, to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information, and to use the Confidential Information solely for the purposes of this Agreement.

Permitted Disclosure

34.2 The Borrower acknowledges and agrees that the Banks (or any of them) may disclose Confidential Information:

(A)	to their Affiliates and their officers, directors, employees and professional advisers to the extent strictly necessary for the purposes of this Agreement and to any auditors of any such Affiliate;

(B)	(i) where requested or required by any court of competent jurisdiction, any arbitration or other legal proceedings or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which its or the shares or other securities of any Affiliate are listed or (iii) where required by the laws or regulations of any country with jurisdiction over its or the affairs of any Affiliate;

(C)	to any prospective assignee which acknowledges and accepts to be bound by the provisions this Clause 34 and which undertakes to use the Confidential Information only for the Permitted Purpose; or

(D)	with the prior written consent of the Borrower.

Notification of Required Disclosure

34.3 Each of the Banks agrees (to the extent permitted by law other than disclosed to any regulatory body made in the normal course of such regulatory body’s supervisory function) to inform the Borrower of any disclosure under Clause 34.2(B).

Insider Dealing

34.4 Each of the Banks acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and undertakes not to use any Confidential Information for any unlawful purpose.

Duration

34.5 The confidentiality undertaking of the Banks hereunder shall expire in respect of each Confidential Information three years after it is first delivered to the Banks hereunder.

For the purposes of the foregoing:

Confidential Information means any information relating to (i) GT24 and GT26 units to be delivered by the Borrower pursuant to Clauses 17.2 (c) (v) and 17.2 (d) (including any details of any claims (indemnity or otherwise) and provisions in respect thereof); and (ii) any information to be delivered by the Borrower pursuant to Clause 17.2 (d) relating to the implementation of the Strategic Plan or as to strategic decisions approved by the board of directors of the Borrower which would be likely to affect the latest Liquidity Plan or the Strategic Plan and which is or has been so provided to each of the Banks (or the Agent on the Banks behalf) by the Borrower            , but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach by any Bank of this Agreement or (b) is known by the Banks (or any of them) before the date the information is disclosed to such Bank(s) by the Borrower or is lawfully obtained by any Bank after that date, other than from a source which is connected with the Borrower and which, in either case, as far as the relevant Bank is aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

Permitted Purpose means considering and evaluating whether to enter into the Facility.

35.	THIRD PARTY RIGHTS

The terms of this Agreement may be enforced and relied upon only by the parties hereto and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

SCHEDULE 1

BANKS AND COMMITMENTS

Name of Bank	Facility Commitment
(EUR)
Bayerische Landesbank, Paris branch	40,000,000
BNP Paribas	98,000,000
CCF	47,000,000
CDC IXIS	53,000,000
Commerzbank Aktiengesellschaft, Paris Branch	29,000,000
Crédit Agricole Indosuez	56,000,000
Crédit Industriel et Commercial	60,000,000
Crédit Lyonnais	35,000,000
JPMorgan Chase Bank Paris Branch	21,000,000
Natexis Banques Populaires	35,000,000
Société Générale	126,000,000

Total Commitments	600,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

Part A—To be delivered on or prior to signing

The Borrower

1. A certificate from the Borrower in the form set out in Schedule 10 signed by an authorised officer of the Borrower attaching the documents referred to in paragraphs (a) to (f) below and containing, inter alia, the certifications or confirmations referred to in paragraphs (g) to (l) below :

(a)	A copy of the constitutive documents (statuts) of the Borrower;

(b)	An extract of the K-bis of the Register of Commerce and Companies for the Borrower dated no more than one month prior to the date of this Agreement;

(c)	A copy of an extract of a procès-verbal of the Conseil d’administration nominating Patrick Kron as Président Directeur Général of the Borrower;

(d)	A copy of a power of attorney granted by Patrick Kron to Philippe Jaffré and authorising the execution of the Agreement and for the necessary to be done in respect therewith on behalf of the Borrower;

(e)	A copy of a power of attorney granted by Philippe Jaffré to Marc Haestier, Olivier Klaric and Laurence Le Masne (with power to act separately and to subdelegate) and authorising the execution of the Agreement and for the necessary to be done in respect therewith on behalf of the Borrower;

(f)	A copy of an extract of a procès-verbal of the Conseil d’administration of the Borrower held on 11 March 2003 approving (or containing in respect of sub-paragraph (v) below) the following:

(i)	the forecast of the consolidated losses of the Group for the year ending 31 March, 2003 being in the range of 1.3 to 1.4 billion Euros following the forecasted provisions to be made;

(ii)	the Initial Liquidity Plan;

(iii)	the press release dated 12 March 2003 outlining the Strategic Plan, including:

(A)	the indications provided as to the timing and range of sale price in respect of each of Parthenon, Trout and the real estate assets concerned;

(B)	confirmation that the Borrower has received at least two firm offers from independent third parties in respect of Parthenon, (subject only to customary conditions, including signing of a binding share purchase agreement) in respect of which at least one, if consummated, will provide to the Borrower Net Cash Proceeds equal to a minimum amount of EUR 750,000,000 such amount to be received prior to 15 December, 2003; and

(C)	information as to the industrial plan of the Borrower such information to be consistent in all material respects with the latest information previously provided to the Mandated Lead Arrangers on or prior to 11 March, 2003;

(iv)	the decision to propose to the shareholders of the Borrower to authorise an equity increase of the Borrower and to hold a new meeting of the board of directors on 13 May, 2003 at the latest which shall decide to convene an extraordinary and ordinary shareholders’ meeting of the Borrower to take place on or prior to 2 July, 2003 the agenda of which shall include:

(A)	shareholders’ approval of an equity increase, the purpose of which will be to generate for the Borrower a net cash receipt of an amount not less than EUR 300,000,000 such equity increase to take either of the following forms:

(I)	a share capital increase subscribed for partly in cash and partly through the use of “primes d’émissions” (issue premium) and/or reserves; or

(II)	a share capital increase preceded by a reduction in the share capital to cancel existing losses; or

(III)	combination of (A) and (B) above; and

(B)	the delegation to the board of directors of the power to carry out such increase and to determine the conditions under which the equity shall be issued, it being understood that the choice of the recapitalisation structure will depend on the statutory accounts of the Borrower from the fiscal year 2002/2003;

each in accordance with the provisions contained in the resolutions approved at a meeting of the board of directors at a meeting held on 11 March, 2003.

(v)	the statement by the directors of the Borrower recommending that, following the passing of the necessary resolutions by the shareholders of the Borrower, an equity increase of the Borrower is made effective prior to 31 December 2003, the purpose of which would be to generate for the Borrower a net cash receipt of a minimum amount of EUR 300,000,000.

(g)	Certification of specimen of the signature of each person authorised to sign this Agreement on behalf of the Borrower and each notice or request to be signed and/or dispatched by the Borrower under or in connection with this Agreement;

(h)	Confirmation by the Borrower that the Commission des Opérations de Bourse has not objected to the feasibility of an equity increase of the Borrower in the manner described in the resolutions of the board of directors of the Company held on 11 March 2003;

(i)	Confirmation by the Borrower that borrowing the Total Commitments would not cause any borrowing or similar limit binding on the Borrower to be exceeded;

(j)	Confirmation by the Borrower that the members of the Group which own the companies and other assets which should be disposed of under the Strategic Plan are wholly owned direct or indirect Subsidiaries of the Company except as otherwise disclosed in the Assets Disposal Letter;

(k)	Confirmation by the Borrower that prior to the date of this Agreement, there has been no material amendment to the terms and conditions of the subordinated notes issued by the Borrower on 29 September, 2000, other than as disclosed in the commitment letter delivered to the Borrower by the Mandated Lead Arrangers on 11 March, 2003;

(l)	Certification as to the solvency of (i) the Borrower and (ii) each Relevant Subsidiary involved in the chain of control of each of Parthenon and Trout.

ALSTOM Holdings

Solvency certificate in respect of ALSTOM Holdings, signed by the Président Directeur Général of ALSTOM Holdings.

Legal Opinions

1. A legal opinion of Freshfields Bruckhaus Deringer, legal advisers to the Mandated Lead Arrangers, as to matters of English law and substantially in the form circulated to the Mandated Lead Arrangers prior to signing this Agreement.

2. A legal opinion of Lovells, legal advisers to the Borrower, as to matters of French law and substantially in the form circulated to the Mandated Lead Arrangers prior to signing this Agreement.

Other documents and evidence

1. Delivery of the Original Financial Statements.

2. Evidence that any process agent referred to in Clause 32.5 has accepted its appointment.

3. Delivery of a certified copy of the press release dated 12 March 2003 outlining the Strategic Plan.

4. Delivery of a certified copy of the Initial Liquidity Plan.

5. Delivery of a certified copy of the Litigation Report.

6. Delivery of a certified copy of the Assets Disposal Letter.

7. Evidence that the amounts due and the fees payable on the Signing Date under the Fee Letters have been paid.

8. Delivery of evidence satisfactory to each of the Mandated Lead Arrangers that the Borrower has received at least two firm offers (subject only to normal conditions, including signing of a binding share purchase agreement) from independent third parties in respect of Parthenon and at least one of which, if duly negotiated and consummated, could reasonably be expected to provide the Borrower Net Cash Proceeds equal to not less than EUR 750,000,000 prior to 15 December, 2003.

9. Delivery of a copy of the Report on the Group’s Borrowed Money.

10. Delivery of an update of the Group’s Bonding Guarantees evidencing the forecasted releases of cautions and guarantees.

11. A copy of any other Authorisation or other document, opinion or assurance which the Mandated Lead Arrangers consider to be necessary or desirable (if it was notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by this Agreement or for the validity and enforceability of this Agreement.

Part B—to be delivered prior to the Initial Drawdown Date

1. Delivery to each of the Mandated Lead Arrangers of copies of the following documents and information, in form and substance reasonably satisfactory to the Mandated Lead Arrangers:

(a)	a signed copy of each of the Finance Documents;

(b)	a copy of the unconditional and fully effective Waivers and Amendments; and

(c)	an update in respect of the Disposal of Assets as contemplated under the Strategic Plan.

SCHEDULE 3

NOVATION NOTICE

To:	[Insert name of Agent]

[Insert address of Agent]

Attention:

ALSTOM

EUR 600,000,000 Revolving Credit Agreement dated              March 2003

1.1 This Novation Notice relates to the above Agreement. Terms defined in the Agreement have the same meaning in this Novation Notice.

1.2 The undersigned Existing Bank:

(a)	confirms that, to the extent details appear below under the heading “Rights and/or Obligations to be Novated”, those details accurately summarise the rights and/or obligations which are to be novated and which are, upon delivery of this Novation Notice to the Agent (but subject to 3 below), cancelled and discharged in accordance with Clause 27.3 (Banks) of the Agreement;

(b)	confirms that any consent required in accordance with Clause 27.3 (Banks) of the Agreement has been obtained to this novation; and

(c)	gives notice to the undersigned New Bank that the Existing Bank is under no obligation to repurchase all or any part of those rights and/or obligations at any time nor to support any losses suffered by the New Bank.

1.3 The undersigned New Bank agrees that it assumes and acquires new rights and/or obligations in accordance with Clause 27.3 (Banks) of the Agreement on and with effect from      200  .1

1.4	The undersigned New Bank:

(a)	confirms that, until further notice, its Facility Office and details for communications are as set out below

(b)	agrees to perform and comply with the obligations expressed to be imposed on it by Clause 27.3 (Banks) of the Agreement as a result of this Novation Notice taking effect

(c)	acknowledges and accepts paragraph 1.2(c) above

[1]	Date inserted should be not less than 3 Business Days after Novation Notice is sent to the Agent.

(d)	if not already a Bank, appoints the Agent to act as its agent as provided in the Agreement and agrees to be bound by the Agreement (including, but not limited to, Clause 24 (Set-off/ProRata Sharing) and particularly, but not limited to, Clauses 23.5 (Exoneration of Agent and Mandated Lead Arrangers), 23.7 (Non-reliance on Agent and Mandated Lead Arrangers), 23.8 (Indemnity to Mandated Lead Arrangers and Agent) and 34 (Confidentiality)) and

(e)	confirms that it is a Qualifying Bank.

1.5 The above confirmations and agreements are given to and for the benefit of and made with each of the other parties to the Agreement.

1.6 The transfer fee payable under Clause 27.3 (Banks) of the Agreement accompanies this Novation Notice.

1.7 This Novation Notice shall be governed by and construed in accordance with the laws of England.

Existing Bank

Name:

By:

Authorised Signatory

Date: • 200•

New Bank

Name:

By:

Authorised Signatory

Date: • 200•

Facility Office

Address:

Fax No:

Attention:

Rights and/or Obligations to be Novated

1.	Existing Bank’s Commitment to be novated: EUR

2.	Existing Bank’s share(s) of Advance(s) to be novated: EUR

Agent

Agreed for and on behalf of itself as Agent and the other parties to the Agreement

Name:

By:

Authorised Signatory

Date:          200

SCHEDULE 4

NOTICE REQUESTING ADVANCE

To:    [Insert name of Agent]

          [Insert address of Agent]

Attention: [Insert name of relevant Department or title of relevant officer]

EUR 600,000,000 Revolving Credit Agreement dated             March 2003

We refer to the above Agreement between ourselves, the Mandated Lead Arrangers and Banks and yourselves as Agent. Terms defined in that Agreement have the same meaning in this notice.

We give you notice that we wish an Advance to be made to us as follows:

Amount:

Drawdown Date:	• 2003 (or, if that is not a Business day, the next Business Day)

Term:	1 month [or such other Term as agreed by all the Banks]

The proceeds of the Advance are to be made available to us by credit to [our account/the account of •in favour of ourselves] at •, •, [or, if the Advance is under the terms of the Agreement to be made in Euros, to [our account/the account of • in favour of ourselves] at •, •.]

No Event of Default or Potential Event of Default has occurred, or will occur as a result of making this Advance [, other than any waived in accordance with Clause 28.2 (Amendments, Waivers and Consents) of the Agreement] other than, in each case, an Excluded Default and/or (in relation to the period ending on the Initial Drawdown Date only) as disclosed in the Waivers and Amendments. All representations and warranties in Clause 16 (Representations and Warranties) of the Agreement [(except to any extent referred to in Clause 4.5 (No Event of Default etc.))] have been complied with [in all material respects]1 and would be correct if repeated today by reference to the circumstances now existing.

Dated [•] 2003

ALSTOM

[1]	in respect of rollovers only

By:

Authorised Signatory/ies

SCHEDULE 5

TIMETABLES

Notes:	D	=	Date on which the Advance is to be made.

	B	=	Borrower

	A	=	Agent

	Bks	=	Banks

Under Specified Time, numbers indicate numbers of Business Days. See Clause 1 for meaning.

References to time are to Paris time, except where otherwise indicated.

Specified time	Action	Clause References

D-6 4 p.m.	Drawdown request for Term other than 1 month	4.2

D-3 10 a.m.	Drawdown request for Term of 1 month	4.2

D-5 2 p.m.	A notifies Bks of request for Term other than 1 month	4.6

D-3 3 p.m.	A notifies Bks of request for Term of 1 month	4.6

D-4 5 p.m.	Bks must agree to Term other than 1 month by notice to Agent	8.1(b)

D-3 5 p.m.	A notifies B and Bks of non-receipt of notice from Bks	8.1(b)

D-2 11 a.m.	Interest rate set	8.2 and 1.1 (definition of “Rate Fixing Day”)

D 11 a.m.	Bks put A in funds	15.1

D Close of business	A pays funds to B	15.2

SCHEDULE 6

MANDATORY COSTS

1. The Mandatory Cost is an addition to the interest rate to compensate Banks for the cost of compliance with (a) the requirements of the European Central Bank or (b) other applicable regulatory or central bank requirements.

2. On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the Additional Cost Rate) for each Bank, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Banks’ Additional Cost Rates (weighted in proportion to the percentage participation of each Bank in the relevant Loan) and will be expressed as a percentage rate per annum.

3. The Additional Cost Rate for any Bank lending from a Facility Office in a Participating Member State will be the percentage notified by that Bank to the Agent. This percentage will be certified by that Bank in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Bank’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4. The Additional Cost Rate for any Bank lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

E x 0.01	per cent. per annum.
300

Where E is designed to compensate Banks for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5. For the purposes of this Schedule:

(a)	Fees Rules means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)	Fee Tariffs means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)	Tariff Base has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6. If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7. Each Bank shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Bank shall supply the following information in writing on or prior to the date on which it becomes a Bank:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Bank shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

8. The percentages or rates of charge of each Bank for the purpose of E (referred to in paragraph 4 above) shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 6 and 7 above and on the assumption that, unless a Bank notifies the Agent to the contrary, each Bank’s obligations in relation to cash ratio deposits and the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

9. The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10. The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Banks on the basis of the Additional Cost Rate for each Bank based on the information provided by each Bank pursuant to paragraphs 3, 6 and 7 above.

11. Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Bank shall, in the absence of manifest error, be conclusive and binding on all Parties.

12. The Agent may from time to time, after consultation with the Borrower and the Banks, determine and notify to all parties to this Agreement any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the European Central Bank or another Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

SCHEDULE 7

MATERIAL SUBSIDIARIES

ALSTOM Power Inc.

ALSTOM Power Switzerland AG

Chantiers de l’Atlantique

ALSTOM Power UK Ltd

ALSTOM Transport SA

ALSTOM T & D SA

ALSTOM UK Ltd

ALSTOM Power SA

ALSTOM Brasil Ltda

ALSTOM Energietechnik GmbH

ALSTOM Power Centrales

ALSTOM Power Asia Pacific Sdn Bdh

ALSTOM Australia

ALSTOM Power Monterrey III SA

ALSTOM Canada Inc

ALSTOM LHB GmbH

ALSTOM Power Italia S.p.A

ALSTOM Power Turbomachines

ALSTOM Transportation Inc.

ALSTOM Transporte , S.A.

ALSTOM Power Ltd

ALSTOM Power Generation AG

ALSTOM USA Inc.

ALSTOM Power Boiler GmbH

ALSTOM Holdings Ltd

ALSTOM Power Sweden AB

ALSTOM K.K.

ALSTOM Power Mexico S.A. de CV

ALSTOM Power Conversion GmbH

ALSTOM DDF SA

ALSTOM Ferroviaria S.p.A.

ALSTOM Holdings

ALSTOM NV

ALSTOM Contracting Ltd

ALSTOM Power Mexico SA de CV

ALSTOM GmbH

ALSTOM T&D Inc

ALSTOM Power AG

ALSTOM Ltd

ALSTOM Power Holdings Ltda

ALSTOM UK Holdings Ltd

SCHEDULE 8

TAUX EFFECTIF GLOBAL LETTER

ALSTOM

25, Avenue Kléber

75795 Paris Cedex 16

Attention : Mr Marc Haestier

Dear Sirs

EUR 600,000,000 Revolving Credit Facility

We refer to the EUR 600,000,000 Revolving Credit Facility Agreement dated [•] March 2003 between you as Borrower and, among others, ourselves as Agent (the Agreement). Terms defined in the Agreement have the same meaning when used in this letter. This letter is the Taux Effectif Global letter referred to in Clause 8.5 (Taux Effectif Global) and forms part of the Agreement.

Article L.313-4 and L. 313-5 of the Code monétaire et financier (formally article L. 313-1 and seq., to R.313-1 and R.313-2 of the Code de la Consommation) (the Code) specifies that the taux effectif global (all-in percentage rate) applicable to a loan be calculated by reference not only to interest (calculated in accordance with the relevant agreement), but by reference also to all costs, expenses, fees and other remuneration of whatever nature.

However, the floating nature of the rate of interest applicable to Advances, the provisions regarding mandatory repayment and the possibility for the Borrowers to borrow all or part of the Facility, amongst other things, makes it impossible to specify a taux effectif global which will apply from the date of first drawing until the Final Maturity Date.

As an indication only, we set out below examples of the applicable effective global rate (Taux Effectif Global) referred to in Clause 8.5 (Taux Effectif Global), for the purposes of Article L.313-4 of the Code.

We hereby notify you that:

1. on the basis of the 1 month EURIBOR calculated on the basis of a 365 day year, for an Advance denominated in EUR, of [•] per cent. on [•] March 2003 and on the assumption that the total Available Commitments of EUR 600,000,000 are drawn down in one Advance on the date of signature of the Agreement and that such Advance is renewed at the end of each interest period until its full reimbursement on the Final Maturity Date, the taux effectif global for Advances under the Agreement is [•] per cent, and

2. on the basis of the 1 month EURIBOR calculated on the basis of a 365 day year, for an Advance denominated in EUR, of [•] per cent. on [•] March 2002 and on the assumption that the total Available Commitments of EUR600,000,000 are drawn down in one Advance on the date of signature of the Agreement and that such Advance is renewed at the end of each interest period until its full reimbursement on the Final Maturity Date, the taux effectif global for Advances under the Agreement is [•] per cent.

The above rates are given on an indicative basis and for information only, in order to comply, insofar as possible, with the provisions of article L.313-4 and L. 313-5 of the Code and are calculated, inter alia, on the basis (i) that the EURIBOR, expressed as an annual rate, does not vary and remains equal to the rate fixed on dates stated above and (ii) of the commissions and various fees (including legal costs) known as of today’s date payable by you on the terms of the Agreement.

We should be grateful if you would confirm your understanding of the terms of this letter by signing and returning to us the enclosed copy.

Yours faithfully

BNP Paribas

as Agent

By:

We acknowledge the terms of this letter

ALSTOM

By:

SCHEDULE 9

FORM OF CONFIDENTIALITY UNDERTAKING

CONFIDENTIALITY LETTER (SELLER)

[Letterhead of Seller/Seller’s agent/broker]

To:

[insert name of Potential Purchaser/Purchaser's agent/broker

Re: The Agreement

Borrower:

Date:

Amount:

Agent:

Dear Sirs

We understand that you are considering [acquiring]2 /[arranging the acquisition of]3 an interest in the Agreement (the Acquisition). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1. CONFIDENTIALITY UNDERTAKING

You undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care

[2]	delete if addressee is acting as broker or agent.
[3]	delete if addressee is acting as principal.

that would apply to your own confidential information, (b) to use the Confidential Information only for the Permitted Purpose, (c) to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2[(c)/(d)]4 below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Acquisition.

2. PERMITTED DISCLOSURE

We agree that you may disclose Confidential Information:

(a)	to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;

(b)	[subject to the requirements of the Agreement, in accordance with the Permitted Purpose so long as any prospective purchaser has delivered a letter to you in equivalent form to this letter;]

[(b/c)][3]	subject to the requirements of the Agreement, to any person to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Agreement or with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group so long as that person has delivered a letter to you in equivalent form to this letter; and

[(c/d)][3]	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3. NOTIFICATION OF REQUIRED OR UNAUTHORISED DISCLOSURE

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2[(c)/(d)]3 or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4. RETURN OF COPIES

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you

[4]	delete as applicable.

have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2[(c)/(d)]3 above.

5. CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6. NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC

You acknowledge and agree that:

(a)	neither we, [nor our principal] nor any member of the Group nor any of our or their respective officers, employees or advisers (each a Relevant Person) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)	we [or our principal][5] or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7. NO WAIVER; AMENDMENTS, ETC

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of

[5]	delete if letter is sent out by the Seller rather than the Seller’s broker or agent.

this letter and your obligations hereunder may only be amended or modified by written agreement between us.

8. INSIDE INFORMATION

You acknowledge that some or all of the Confidential Information (including in particular the information defined as “Confidential Information” under Clause 34 of the Agreement); is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9. NATURE OF UNDERTAKINGS

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of [our principal,]4 the Borrower and each other member of the Group.

10. THIRD PARTY RIGHTS

(a)	Subject to paragraph 6 and to paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.

11. GOVERNING LAW AND JURISDICTION

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12. DEFINITIONS

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

Confidential Information means any information relating to the Borrower, the Group, the Agreement and/or the Acquisition provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality and includes in particular the information defined as “Confidential Information” under Clause 34 of the Agreement;

Group means the Borrower and each of its holding companies and Subsidiaries and each Subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

Permitted Purpose means [subject to the terms of this letter, passing on information to a prospective purchaser for the purpose of]2 considering and evaluating whether to enter into the Acquisition; and

Purchaser Group means you, each of your holding companies and Subsidiaries and each Subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985).

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Seller/Seller’s agent/broker]

To:	[Seller]

[Seller’s agent/broker]

The Borrower and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of

[Potential Purchaser/Purchaser’s agent/broker]

SCHEDULE 10

CERTIFICATE OF BORROWER

To: the Agent and Mandated Lead	[•] March 2003

Arrangers parties to the Agreement referred

to below

ALSTOM—EUR 600,000,000 BRIDGE FACILITY

This certificate is delivered pursuant to and in accordance with the EUR 600,000,000 Bridge Facility to be entered into on 25 March 2003 by (i) ALSTOM (the Company), (ii) the Agent named therein, (iii) the Mandated Lead Arrangers named therein and (iv) the Banks named therein (the Agreement).

Capitalised terms in this certificate shall, save as otherwise defined in this certificate, have the meaning given to them in the Agreement.

I, the undersigned, acting as [legal representative] of the Company, hereby certify and make the following confirmations.

1. CONSTITUTIONAL AND OTHER DOCUMENTS

Please find attached hereto:

(a)	A copy of the constitutive documents (statuts) of the Company;

(b)	An extract of the K-bis of the Register of Commerce and Companies for the Company dated no more than one month prior to the date of the Agreement;

(c)	A copy of an extract of a procès-verbal of the Conseil d’administration nominating Patrick Kron as Président Directeur Général of the Company;

(d)	A copy of a power of attorney granted by Patrick Kron to Philippe Jaffré and authorising the execution of the Agreement and for the necessary to be done in respect therewith on behalf of the Company;

(e)	A copy of a power of attorney granted by Philippe Jaffré to Marc Haestier, Olivier Klaric and Laurence Le Masne (with power to act separately and to subdelegate) and authorising the execution of the Agreement and for the necessary to be done in respect therewith on behalf of the Company;

(f)	A copy of an extract of a procès-verbal of the Conseil d’administration of the Company held on 11 March 2003 approving (or containing in respect of sub-paragraph (v) below) the following:

(i)	the forecast of the consolidated losses of the Group for the year ending 31 March, 2003 being in the range of 1.3 to 1.4 billion Euros following the forecasted provisions to be made;

(ii)	the Initial Liquidity Plan;

(iii)	the press release dated 12 March 2003 outlining the Strategic Plan;

(iv)	the decision to propose to the shareholders of the Company to authorise an equity increase of the Company and to hold a new meeting of the board of directors on 13 May, 2003 at the latest which shall decide to convene an extraordinary and ordinary shareholders’ meeting of the Company to take place on or prior to 2 July, 2003;

(v)	the statement by the directors of the Company recommending that, following the passing of the necessary resolutions by the shareholders of the Company, an equity increase of the Borrower is made effective prior to 31 December 2003, the purpose of which would be to generate for the Company a net cash receipt of a minimum amount of EUR 300,000,000.

(the documents mentioned in paragraph (a) to (f) above being hereafter referred to as the Transmitted Documents).

I hereby certify that, as at the date of this certificate:

(a)	each of the Transmitted Documents relating to the Company is in full force and effect;

(b)	none of the Transmitted Documents relating to the Company (including the resolutions of the Conseil d’Administration of the Company and the powers of attorney mentioned above) has been amended or revoked;

(c)	all copies, facsimile copies or specimen Transmitted Documents conform to the originals thereof and all Transmitted Documents are complete;

(d)	the information contained in the Transmitted Documents relating to the Company was accurate on, and has not been altered since, the date as of which the relevant Transmitted Document was drawn up or issued;

(e)	the meeting of the conseil d’administration of the Company dated 11 March 2003 was duly convened and held, and attended by the required quorum of persons entitled to be present and vote;

(f)	as at the date hereof the Company is carrying on business in accordance with its statuts.

2. SPECIMEN SIGNATURES

I hereby certify that the following signatures are the specimen signatures of the persons duly authorised to execute, issue and/or deliver (a) the Finance Documents to which the Company is a party and (b) all other separate agreements, letters, documents and notices required in connection with the Finance Documents and performance of the Company’s obligations thereunder:

NAME	POSITION	SIGNATURE
[•]	[•]

[•]	[•]

[•]	[•]

and that the Agreement, and where appropriate each other Finance Document, has been unconditionally signed and delivered by the Company.

3. REPRESENTATIONS AND WARRANTIES

I hereby certify that, as at the date of this certificate:

(a)	no Event of Default or Potential Event of Default under the Agreement has occurred and is outstanding, except for potential cross defaults relating to material adverse effect provisions under other financial commitments of the Company for Borrowed Money, and except as disclosed in writing by the Company to the Mandated Lead Arrangers prior to the date hereof in respect of the Affected Facilities;

(b)	no claim has been raised or, to my knowledge, no claim is threatened to be raised against the Company, which (i) prevents or prohibits the execution of any Finance Document to which it is a party, or (ii) is reasonably likely to have a material adverse affect on its ability to perform any of its obligations under any Finance Document to which it is a party;

(c)	the Transmitted Documents comprise all corporate authorities necessary on the part of the Borrower to approve the Agreement, to authorise the signing of the Agreement and to give any communications and/or take any other action required under or in connection with the Agreement on behalf of the Company;

(d)	the representations made and warranties given by the Company pursuant to the Finance Documents to which it is a party are true, correct and complete;

(e)	the execution of the Finance Documents to which the Company is a party and the performance of its obligations thereunder does not and will not cause to be exceeded any limit or restriction binding on the Company in respect of (i) the borrowing limit of the Company, (ii) the corporate purpose of the Company, (iii) the powers of the Company or (iv) the rights or ability of the representatives of the Company identified in paragraph 2 above;

(f)	the Finance Documents have been entered into on arm’s length terms for bona fide commercial reasons;

(g)	in entering into the Finance Documents to which it is a party and in effecting the sale of Trout and Parthenon as contemplated therein, it is not the purpose of the Company to put assets beyond the reach of its creditors or of otherwise prejudicing the interests of such creditors;

(h)	the Commission des Opérations de Bourse has not objected to the feasibility of an equity increase of the Company in the manner described in the resolutions of the board of directors of the Company held on 11 March 2003;

(i)	prior to the date of the Agreement, there has been no material amendment to the terms and conditions of the subordinated notes issued by the Company on 29 September, 2000, other than as disclosed in the commitment letter delivered to the Company by the Mandated Lead Arrangers on 11 March, 2003;

(j)	the members of the Group which own the companies and other assets which should be disposed of under the Strategic Plan are wholly owned direct or indirect Subsidiaries of the Company except as otherwise disclosed in the Assets Disposal Letter.

4. SOLVENCY CERTIFICATE

4.1 I hereby certify that, as at the date of this certificate, in respect of the Company:

(a)	the Company is solvent, and is able to meet its scheduled payment obligations as they fall due, is not in a state of cessation of payments, declared or not declared (cessation des payments, déclarée ou non) and will not become so as a consequence of the entering into the Finance Documents to which it is a party or the performance of its obligations thereunder;

(b)	the Company is not the subject of (i) any arrangement with its creditors or amicable settlement as regulated by Title I of Book VI of the Code de Commerce (formerly law n° 84-148 of 1st March 1984, as amended), (ii) insolvency proceedings as regulated by Title II of Book VI of the Code de Commerce (formerly law n° 85-98 of 25 January 1985, as amended) nor (iii) analogous proceedings under French law or under the laws of any relevant jurisdiction;

(c)	no receiver, administrative receiver, mandataire ad hoc or similar officer has been appointed to manage all or part of the Company’s assets;

(d)	no step or decision has been taken for the partial or total winding up of the Company, its dissolution or liquidation or for the partial or total sale of its business;

(e)	having made all appropriate investigations, no event exists that (i) would lead the Company to be in a state of cessation des paiements or otherwise in any of the positions described in (b) to (d) above, (ii) endangers the continuity of the Company’s operation (continuité de l’exploitation) or (iii) justifies the initiation of alerte proceedings (procédure d’alerte);

(f)	none of the Finance Documents to which the Company is a party will be an “unusual transaction” at an undervalue within the meaning of article L621-107 2°of the Code de Commerce (contrat commutatif déséquilibré) since the value of the consideration to be received by the Company will not be significantly less than the value of the consideration provided by the Company under any such document.

4.2 I hereby certify that, as at the date of this certificate, in respect of each intermediate holding company involved in the chain of control of Parthenon and Trout (each an “Intermediate Company”):

(a)	each Intermediate Company is solvent, and is able to meet its scheduled payment obligations as they fall due, is not in a state of cessation of payments, declared or not declared (cessation des payments, déclarée ou non) and will not become so as a consequence of the entering into the transactions contemplated in respect of the disposal of Parthenon and Trout to which any Intermediate Company is a party or the performance of its obligations thereunder;

(b)	no Intermediate Company is the subject of (i) any arrangement with its creditors or amicable settlement as regulated by Title I of Book VI of the Code de Commerce (formerly law n° 84-148 of 1st March 1984, as amended), (ii) insolvency proceedings as regulated by Title II of Book VI of the Code de Commerce (formerly law n° 85-98 of 25 January 1985, as amended) nor (iii) analogous proceedings under French law or under the laws of any relevant jurisdiction;

(c)	no receiver, administrative receiver, mandataire ad hoc or similar officer under the laws of any relevant jurisdiction has been appointed to manage all or part of any Intermediate Company’s assets;

(d)	no step or decision has been taken for the partial or total winding up of any Intermediate Company, its dissolution or liquidation or for the partial or total sale of its business, except as a consequence of the entering into the transactions contemplated in respect of the disposal of Parthenon and Trout;

(e)	having made all appropriate investigations, no event exists that (i) would lead any Intermediate Company to be in a state of cessation des paiements or otherwise in any of the positions described in (b) to (d) above, (ii) endangers the continuity of any Intermediate Company’s operation (continuité de l’exploitation) or (iii) justifies the initiation of alerte proceedings(procédure d’alerte) or any analogous proceedings under the laws of any relevant jurisdiction;

(f)	none of the transactions contemplated in respect of the disposal of Parthenon and Trout to which any Intermediate Company is or will be a party will be an “unusual transaction” at an undervalue since the value of the consideration to be received by such Intermediate Company will not be significantly less than the value of the consideration provided by such Intermediate Company under any such transaction.

In Paris, on March 2003

in 12 original copies.

By

ALSTOM
Name:	[ ]
Position:	[ ]

SCHEDULE 11

Part 1 WAIVERS AND AMENDMENTS

1.	Euro 1,875,000,000 multicurrency revolving credit agreement dated 19 April 1999, as amended between (i) ALSTOM as Borrower, (ii) Banque Nationale de Paris, Chase Manhattan plc and HSBC Investment Bank plc as Arrangers, (iii) the Banks named therein and (iv) Banque Nationale de Paris as Agent.

Amendment of financial covenants.

2.	Euro 1,110,000,000 multicurrency revolving credit agreement dated 3 August 2001, as amended, between (i) ALSTOM as Borrower, (ii) BNP Paribas, Citibank International plc and HSBC Investment Bank plc as Arrangers, (iii) the Banks named therein and BNP Paribas as Agent.

Amendment of financial covenants.

3.	Euro 560,000,000 secured credit facility agreement dated 29 March 2000, as amended, between (i) Tefus Financing Limited, (ii) the Banks named therein and (iii) Wesdeutche Landesbank Girozentrale as Agent and Security Agent, the purpose of which was to finance the purchase of receivables under two shipbuilding contracts between (i) Chantiers de l’Atlantique and (ii) Brittany Shipping Corporation Ltd. In the context of this facility ALSTOM Holdings granted a parent guarantee dated 29 March 2000 in favour of Tefus Financing Limited.

Waiver of financial covenants.

4.	Deed of Guarantee dated 7 April 1995 as replaced on 18 December 2002 granted by ALSTOM Holdings in favour of Royal Bank of Scotland (Industrial Leasing) Limited and Asset Finance March (A) Limited (a member of the HSBC Group) in connection with the project known as the “Northern Line”, guaranteeing the obligations of ALSTOM Northern Line Service Provisions Limited.

Waiver of financial covenants.

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Part II

Indicative Terms and Conditions of the Amendment Agreements to the 19

April 1999 Revolving Credit Agreement and the 3 August 2001 Revolving

Credit Agreement (the Affected Revolving Facilities)

Signing Date	The date of signing of the Amendment Agreements in relation to the Affected Revolving Facilities should not be in any event later than 8 April 2003 (the “Signing Date”).

Applicable Margin

19 April 1999 RCA	2% per annum
3 August 2001 RCA (Tranche A)	1.25% per annum
3 August 2001 RCA (Tranche B)	2% per annum

Commitment Fees

19 April 1999 RCA	1% per annum
3 August 2001 RCA (Tranche A)	0.625% per annum
3 August 2001 RCA (Tranche B)	1% per annum

Flat Fees

(For each Affected Lender

having given its consent)

19 April 1999 Facility	0.50% upon signing
3 August 2001 Facility (Tranche A)	0.10% upon signing
3 August 2001 Facility (Tranche B)	0.60% upon signing plus 0.20% on each anniversary date of the signing of the Amendment Agreement (with a prorata temporis on the last year)

Documentation	The Amendments will be governed by amendment agreements (the “Amendment Agreements”), prepared by [ ], in form and substance reasonably acceptable to all parties thereto. The Amendment Agreements will be drafted in English.

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Conditions Precedent

to Signing

(i)		The Affected Revolving Lenders parties to each Amendment Agreement shall have received all of the documents and information reasonably required, in form and substance reasonably satisfactory to the Affected Revolving Lenders, the most significant of which shall be as follows:

	a.	legal opinions as to French and English law (from the counsel of the Borrower and that of [ ]);

	b.	solvency certificates in respect of (1) the Borrower and of ALSTOM Holdings signed by the Chief Executive Officer of the Borrower and the Président Directeur Général of ALSTOM Holdings respectively and in respect of (2) each intermediary holding company involved in the chain of control of Parthenon and Trout signed by the Chief Executive Officer of the Borrower;

	c.	copies of constitutive documents of the Borrower;

	d.	copies of all documents evidencing necessary corporate authorisations with respect to the execution, delivery and performance of the Amendment Agreements and related documents;

	e.	copies of (i) documents evidencing authorisations from the Borrower and from ALSTOM Holdings respectively with respect to the disposal of Parthenon, the disposals under the project known as Trout and the disposals of those other assets, which should be disposed of on or prior to 30 June 2003 under the Strategic Plan and (ii) a certificate by the Chief Executive Officer of the Borrower confirming that the members of the Group who own the companies (the Exiting Subsidiaries) and other assets which should be disposed of under the Strategic Plan are wholly owned direct or indirect Subsidiaries of the Borrower except as otherwise disclosed;

	f.	Delivery of (i) latest publicly available annual consolidated audited accounts, and (ii) latest publicly available semi-annual consolidated accounts subject to limited review by the Borrower’s auditors;

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g.	other consents and authorisations, if any, including confirmation by the Borrower that the Commission des Opérations de Bourse does not object to the feasibility of an equity increase of the Borrower in the manner described in paragraph j.(iv)(c) below;

h.	delivery of the Information Memorandum (including the Strategic Plan and the Liquidity Plan);

i.	provision of the Litigation Report as of 31 March 2003;

j.	extract of the resolutions of the board of directors of the Borrower held on 11 March 2003, in respect of:

	i.	the forecast of the consolidated losses of the Group for the year ending 31 March 2003 in the range of 1.30 to 1.4 billion Euros following the forecasted provisions to be made,

	ii.	the Initial Liquidity Plan,

	iii.	the Strategic Plan, including (i) indications as to timing and range of sale price of Parthenon, Trout and the real estate assets concerned including confirmation that the Borrower has received at least one firm offer (subject only to normal conditions, including signing of a binding share purchase agreement) from an independent third party in respect of Parthenon, providing the Borrower with Net Cash Proceeds at least equal to EUR 750,000,000 to be received prior to 15 December 2003 and (ii) information as to the industrial plan of the Borrower,

	iv.	the decision to propose to the shareholders of the Borrower to authorise an equity increase of the Borrower and to hold on 13 May 2003 a new meeting of the board of directors which shall decide to convene an ordinary and extraordinary shareholders’ meeting of the Borrower to take place on or prior to 2 July 2003, the agenda of which shall include a shareholders’ approval of an equity increase, aimed at generating for the Borrower a net cash receipt of a minimum amount of EUR 300,000,000

99d

and a maximum amount of EUR 600,000,000 in any of the following forms: (a) share capital increase subscribed for partly in cash and partly through the use of “primes d’émissions” (issue premium) and/or reserves, (b) share capital increase preceded by a reduction in the share capital to cancel existing losses or (c) a combination of both and the delegation to the board of directors of the power to carry out such increase, to issue equity representing such increase and to determine the conditions under which the equity shall be issued, it being understood that the choice of the recapitalisation structure will depend on the statutory accounts of the Borrower for the fiscal year 2002/2003;

		v.	the statement by the directors of the Borrower recommending that, an equity increase of the Borrower is made effective prior to 31 December 2003;

	k.	evidence of at least two firm offers (subject only to normal conditions, including signing of a binding share purchase agreement) from independent third parties in respect of Parthenon, providing in at least one case the Borrower with Net Cash Proceeds at least equal to EUR 750,000,000 to be received prior to 15 December 2003;

	l.	delivery of an update of the Group’s bonding guarantees evidencing the forecasted releases of “cautions” and guarantees;

(ii)		payment in full of all fees, costs and expenses due on the Signing Date in connection with the Affected Revolving Facilities;

(iii)		no actual or potential event of default is outstanding under the Affected Revolving Facility, except potential cross defaults relating to material adverse effect provisions under other financial commitments of the Borrower for borrowed money, and except as disclosed in writing by the Borrower to the Affected Revolving Lenders prior to the date hereof in respect of the Affected Facilities, and in respect of which the Borrower shall request appropriate waivers (which, in respect of the project known as “Northern Line” may be a temporary waiver

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only if such waiver extends at least until 30 April 2004) or amendments prior to 30 April 2003);

	(iv)	signing of the Bridge Facility Agreement, of the Extended Facility Amendment Agreements and, simultaneously, of the Amendment Agreement to the other Affected Revolving Facility.

Representations and Warranties	In addition to the representations and warranties currently existing under the Affected Revolving Facilities:

	(i)	the Borrower, its Relevant Subsidiaries and each intermediary holding company involved in the chain of control of Parthenon and “Trout” are solvent and are able to meet their scheduled payment obligations as they fall due and no winding-up or insolvency proceedings;

	(ii)	no event of default or potential event of default under the Affected Revolving Facility (save, (a) at Signing Date, as limited under paragraph (iii) under the Conditions Precedent to Signing and (b) on each roll-over date only, potential cross defaults relating to material adverse effect provisions under other financial commitments of the Borrower for borrowed money);

	(iii)	compliance in due course and timely fashion with corporate formalities including authority, consents, non-conflict with agreements and laws, consents and filings which are necessary for the transactions contemplated by the Amendment Agreements and the Strategic Plan;

	(iv)	full ownership/right to use key intellectual property without security or third party rights except existing security interests;

	(v)	no security interests except security interests existing on the date hereof (in particular as disclosed in writing by the Borrower to Affected Revolving Lenders (a) on or before the Signing Date with respect to the Borrower and ALSTOM Holdings and (b) within one month of the Date of Signing as for the Relevant Subsidiaries in respect of cash collateral securing off-balance sheet undertakings) and security interests expressly permitted under the Affected Revolving Facility and full ownership of assets free of security interests, except existing security interests and security interests permitted under the Affected Revolving Facility;

99f

	(vi)	compliance with obligations with respect to tax filings where non-compliance would be material and no material tax claims;

	(vii)	the Strategic Plan is based on assumptions and valuations which were reasonable when prepared and there are (after due and careful enquiry by the Borrower) no legal impediments or restrictions of which the Borrower is aware to the implementation of the Strategic Plan in all material respects within the time table therein;

	(viii)	all condition precedent documentation, latest financial statements (being the audited consolidated financial statements of the Group dated 31 March 2002 and the semi-annual consolidated financial statements of the Group dated 30 September 2002), projections and Information Memorandum, structure charts and other information prepared or provided in respect of the Group is accurate in all material respects and not misleading in any material respect and (save as disclosed in writing by the Borrower to the Affected Revolving Lenders prior to the Signing Date) no material adverse change since the date of the latest financial statements; all projections and opinions made in respect of the Group have been made in good faith and are based on reasonable grounds, in particular the projections and forecasts contained in the Liquidity Plan most recently delivered to the facility agent under each Affected Revolving Facility (which, at Signing, is the Initial Liquidity Plan) are fair and based on reasonable assumptions and such Liquidity Plan does not omit any material information which would make such projections and forecasts misleading.

The existing and additional representations and warranties will be repeated or made on the Signing Date and repeated in accordance with the provisions of each of the Affected Revolving Facilities.

Covenants/Undertakings	Based upon the covenants and undertakings granted to the lenders under the Bridge Facility, and in addition to, or substitution of, the covenants currently existing under the Affected Revolving Facility, in respect of the Borrower and each Relevant Subsidiary:

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(i)	provision of :

semi annual consolidated accounts subject to limited review by the Borrower’s auditors (as soon as available and in any event within 90 days); and

a.	consolidated annual audited accounts in respect of the Borrower (as soon as available and in any event within 120 days), together with:

	1.	monthly, quarterly or, as the case may be, semi annual certifications by the chief financial officer of the Borrower of compliance with the financial covenants;

	2.	annual certifications of the financial covenants by the Borrower’s auditors; and

	3.	annual certification of the list of Relevant Subsidiaries;

(ii)	provision, as soon as available, but no later
than 20 days after the end of each calendar
month during the first year following the
Signing Date and the end of each calendar
quarter thereafter of an updated Liquidity
Plan (established on a monthly basis with
respect to each of the first coming six
months and on a quarterly basis thereafter)
with respect to its financial years
(beginning with the current one) until the
financial year ending on 31 March 2006; a
reconciliation statement shall be provided
in case of material deviation of any
Liquidity Plan when compared (i) to the
Initial Liquidity Plan during the first year
following the Signing Date and (ii) to the
latest Liquidity Plan which has been
provided thereafter, together with reasons
for such deviation;

(iii)	provision, as soon as available, but no later
than 20 days after the end of each calendar
month or, as the case may be, of each
calendar quarter, of the Strategic Plan
(provided on a monthly basis during the
first year following the Signing Date and
on a quarterly basis thereafter) ;

(iv)	provision, as soon as available, but no later
than 20 days after the end of each calendar
month, of monthly updates in respect of
litigations in respect of which the amount
at issue exceeds EUR 100,000,000 or, if
the information is then

99h

available to the Borrower, in respect of which the amount at issue exceeds EUR 50,000,000;

(v)		provision as soon as available, but no later than 20 days after the end of each calendar month or, as the case may be, of each calendar term, of an update (provided on a monthly basis during the first year following the Signing Date and on a quarterly basis thereafter) in respect of the GT 24 and GT 26 units and summarising technical, commercial and financial issues (including an update in respect of claims, indemnifications and provisions);

(vi)		provision, as soon as available, but no later than 20 days after the end of each calendar month and as from May 2003, of monthly updates for the Relevant Subsidiaries in respect of (i) cash collateral securing off-balance sheet undertakings) and (ii) aggregate amount of releases of “cautions” and guarantees;

(vii)		provision of such other information which is made available to the public or shareholders and such other information as the facility agent under each Affected Revolving Facility (or any Affected Lender under the relevant facility agent) may reasonably request (including, without limitation (but subject to specific confidentiality restrictions/ undertakings), with respect to the implementation of the Strategic Plan);

(viii)		no new security interests (or entry into new transactions similar to security) in relation to any member of the Group other than the following security interests over assets:

	a.	security interests arising under purchase contracts entered into in ordinary course of business and resulting from title retention provisions;

	b.	liens arising solely by operation of law and in ordinary course of business;

	c.	security interests over cash or securities deposited with any bank, financial institution, stock exchange or clearing house with which any member of the Group enters into foreign exchange, swap or derivative transactions for hedging purposes in ordinary course of business and with which cash or securities had to be deposited in order for such transaction to be entered into;

99i

	d.	security interests relating to “cautions”, guarantees surety bonds and any similar transaction in ordinary course of business and not exceeding in aggregate EUR 10,000,000);

	e.	security interests arising in respect of the purchase of machinery and equipment in ordinary course of business and granted over such assets;

	f.	security interests granted over assets acquired after the Signing Date in connection with authorised project finance indebtedness and exclusively created over assets which are the subject of the relevant project;

	g.	security interests for taxes or governmental charges contested in good faith;

	h.	security interests resulting from securitisation transactions permitted pursuant to the Affected Revolving Facility;

	i.	security interests resulting from financial leases permitted pursuant to the Affected Revolving Facility and granted over the assets thus leased;

	j.	security interests required by law in order to implement the Strategic Plan;

	k.	security interest existing at the time of acquisition on or over any asset acquired after the Signing Date in accordance with the provision of the Affected Revolving Facility Agreement (and not created in connection with that acquisition);

	l.	other security interests over assets with an aggregate value, and securing indebtedness, of not more than EUR 20,000,000; and,

	m.	except as permitted under the Bridge Facility and the Extended Facilities as long as the Bridge Facility and the Extended Facilities have not been repaid and cancelled or as permitted by the Majority Lenders once the Bridge Facility and the Extended Facilities have been repaid and cancelled;

(ix)		except as permitted under the Bridge Facility and the Extended Facilities as long as the Bridge Facility and the Extended Facilities have not been repaid and cancelled or as permitted by the Majority Lenders once the Bridge Facility and the Extended Facilities have been repaid and cancelled, no disposals by any member of the Group of any assets (subject to certain exceptions

99j

to be agreed upon in respect of (a) disposals of assets in the ordinary course of business, (b) intra-group disposals between or to a Material Subsidiary, (c) disposals of the assets in the context of an asset securitisation provided such assets or receivables are sold for cash or fair value and on arm’s length basis, (d) disposals of the assets forming the basis of financial leases, including sales and lease back permitted pursuant to the Affected Revolving Facility Agreement, (e) disposals of Investments, and (f) any other disposal of assets of an individual value lower than a threshold to be agreed and subject to an aggregate maximum threshold to be agreed; in all cases at fair market value) other than disposals contemplated by the Strategic Plan ;

(x)	pari passu ranking;

(xi)	until full repayment and cancellation of the Bridge Facility and the Extended Facilities and unless authorised under such facilities, no new Financial Commitment in relation to any member of the Group;

(xii)	at any time, the financial debt of the Subsidiaries shall not account for more than 30% of the Total Debt ;

(xiii)	except as permitted under the Bridge Facility and the Extended Facilities as long as the Bridge Facility and the Extended Facilities have not been repaid and cancelled or as permitted by the Majority Lenders once the Bridge Facility and the Extended Facilities have been repaid and cancelled, no reorganisations, restructurings or mergers except for solvent reconstructions within the Group and provided that, in the case of mergers involving the Borrower or a Material Subsidiary, the surviving entity shall be the Borrower or a Material Subsidiary and provided further that the same shall not entail any Material Adverse Effect, no acquisitions or investments in business or shares or equivalent by any member of the Group, with the exception (a) of the transactions required in order to implement the Strategic Plan, (b) of acquisitions or investments of an individual value not exceeding EUR 10,000,000 and in aggregate not exceeding EUR 50,000,000 during the first year following the Signing Date and (c) of acquisition or investment in aggregate not exceeding EUR 100,000,000 each following year thereafter;

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(xiv)		no new loans out by any member of the Group except intra Group loans, in ordinary course of business or in accordance with existing cash pooling arrangements or loans to employees in accordance with normal practices;

(xv)		maintenance of key intellectual property rights;

(xvi)		maintenance of insurance;

(xvii)		compliance with environmental obligations;

(xviii)		Group auditors to be a firm of international standing and repute; no change in Group accounting practices having a material effect, except for “cost to cost” accounting practices to be applied as of 31 March 2003 until the financial year ending 31 March 2004; information to the relevant facility agent of any change in Group accounting practices having a material effect thereafter subject in both case to adjustments to bring financial covenants in line with the new accounting principles;

(xix)		no transactions other than:

	a.	in ordinary course of business and in accordance with sound commercial practice, whether with or to the other members of the Group or otherwise; or

	b.	pursuant to the Strategic Plan and on arms length terms;

(xx)		compliance with laws;

(xxi)		obtain and renew all necessary filings and authorisations;

(xxii)		notification of default and actions taken to remedy;

(xxiii)		no joint ventures (other than in ordinary course of business and through an entity incorporated with limited liability) and no investment by any member of the Group through an entity incorporated with unlimited liability, the Borrower to carry on no business other than that of a holding company;

(xxiv)		no change in Group cash pooling arrangements which would have or would be likely to have a Material Adverse Effect on the Borrower;

(xxv)		restrictions on capital expenditure in accordance with the Initial Liquidity Plan and a permitted increase of 10%;

(xxvi)		compliance with pension scheme obligations;

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	(xxvii	)	use best endeavours to implement the Strategic Plan under the best conditions (including as to timing);

	(xxviii	)	inform the Affected Revolving Lenders of any event or circumstance likely to result in a material change in the assumptions and valuations made by the Borrower in the Strategic Plan or if the Borrower becomes aware of any legal impediments or restrictions to the implementation of the Strategic Plan in all material respects within the time table therein

	(xxix	)	no new Vendor Financing by any member of the Group.

	(xxx	)	no put option for the benefit of the purchaser or other arrangement having a similar effect in connection with the implementation of the Strategic Plan (this restriction shall not prevent the granting of usual vendor declarations and warranties in connection with authorised sales of assets);

	(xxxi	)	no new off balance sheet undertaking in connection with (i) any financial debt of a project company relating to project finance indebtedness or cash flow deficiency cover of any nature or (ii) any Financial Commitments except those Financial Commitments permitted under the Affected Revolving Facility;

	(xxxii	)	except for sales made under the Strategic Plan, no change in the shareholding of the Selling Subsidiaries or of the Exiting Subsidiaries which would involve that the Borrower would cease to hold directly or indirectly 100% of the shares of such companies.

Financial Covenants
	(i	)	Net Financial Expense Cover

EBITDA to the Consolidated Net Financial Expense be a minimum of the amount set out in the attached schedule I as from 31 March 2004 (included). Tested semi-annually (on a twelve month rolling basis).

	(ii	)	Consolidated Net Worth

As of 31 March 2003, the Consolidated Net Worth shall not be lower than the figure stated opposite the relevant date in schedule II, it being

99m

agreed that any increase in the equity of the Borrower shall not be taken into account for the purposes of determining the Consolidated Net Worth of the Borrower. Tested semi-annually.

(iii)	Total Debt

On 31 March 2003 and at all times thereafter, the Total Debt shall not be greater than the figure stated opposite the relevant date in schedule III (schedule to be adjusted by an amount equal to the sale price of Parthenon or Trout as the case may be, such sale price being the aggregate of the corresponding Net Cash Proceeds and the corresponding net debt (of the Exiting company concerned) disposed off, should any such sale occur earlier than as anticipated in the Initial Liquidity Plan.

Tested monthly until 31 December 2003 and quarterly thereafter.

(iv)	Total Net Debt

On 31 March 2003 and at all times thereafter, the Total Net Debt shall not be greater than the figure stated opposite the relevant date in schedule IV (schedule to be adjusted by an amount equal to the sale price of Parthenon or Trout as the case may be, such sale price being the aggregate of the corresponding Net Cash Proceeds and the corresponding net debt (of the Exiting company concerned) disposed off, should any such sale occur earlier than as anticipated in the Initial Liquidity Plan).

Tested monthly until 31 December 2003 and quarterly thereafter.

The above financial covenants will be tested on the basis of the latest publicly available consolidated accounts or reports for quarterly and monthly information using consistent terminology.

Events of Default	In addition to, or in substitution of, the events of default currently existing under each Affected Revolving
Facility, in relation to the Borrower and each Relevant
Subsidiary and subject to agreed limitations and grace
periods, where appropriate:

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(i)	invalidity, repudiation or unlawfulness of transaction documents;

(ii)	default under any indebtedness (as set out in article 20.1.4 of each of the Affected Revolving Facility Agreements) other than the Bridge Facility or the Extended Facilities;

(iii)	default of payment under the Bridge Facility and/or any Extended Facility ;

(iv)	default (other than default of payment) under the Bridge Facility and/or any Extended Facility in respect of which the relevant facility agent declare an acceleration of the said facility ;

(v)	litigation or administrative or regulatory proceedings ;

(vi)	qualification of financial statements by Group auditors (other than a qualification of a minor technical nature);

(vii)	non completion of substantially all the assets disposals required under the Strategic Plan at times materially consistent with the timing set forth in the Strategic Plan;

(viii)	any event or circumstance which in the reasonable opinion of the Majority Lenders has or is likely to have a material adverse effect on the ability of the Borrower to perform the Strategic Plan at times materially consistent with the timing set forth in the Strategic Plan

Definitions	“Affected Facilities” means the Financial Commitments
existing as at the Signing Date in relation to which
consents/ amendments/ waivers/ extensions are necessary
in the opinion of the Borrower to enter into the Facility
and the Strategic Plan and to fulfil the obligations
provided thereunder, as the same are listed in schedule V
hereto.

“Consolidated Net Financial Expense” means interest income plus future receivables expenses less interest expense, as shown in the latest consolidated accounts of the Borrower at such time.

“Consolidated Net Worth” means Shareholder’s Equity and Minority Interests (to be fully defined in the Facility Agreement).

“EBITDA” means for an applicable period on a consolidated basis, EBIT as set out in the Borrower’s consolidated accounts plus depreciation and

99o

amortisation as set out in the Borrower’s cash flow statements less goodwill amortisation and less capital gains on disposal of investments.

“Financial Commitments” means all the financing commitments granted to the Group at any time including for or in respect of money borrowed or raised (whether or not for cash), by whatever means, including bonds (excluding for the avoidance of doubt any bonding guarantees in the ordinary course of business) and other debt instruments and notes issued, other financial debts and bank overdrafts, acceptances, discounting, factoring, financial leases, hire purchase, sale-and-lease back, securitisation transactions, sale-and-repurchase and any form of off-balance sheet financing.

“Group” means the Borrower and its Subsidiaries.

“Litigation Report” means the internal annual litigation report of the Borrower prepared in the context of the disclosures made in the Borrower’s annual accounts.

“Liquidity Plan” means any liquidity plan certified by the Chief Financial Officer of the Borrower and established monthly in order to update the Initial Liquidity Plan.

“Initial Liquidity Plan” means the liquidity plan certified by the Chief Financial Officer of the Borrower and delivered to the Affected Revolving Lenders prior to the Signing Date (as part of the Information Memorandum).

“Information Memorandum” means the information memorandum regarding the Group’s business, operations and prospects including the Initial Liquidity Plan and the Strategic Plan for the purpose of obtaining the necessary waivers, consents and amendments, if appropriate, from certain creditors of the ALSTOM group.

“Material Subsidiaries” means, at any time, any Subsidiary of the Borrower which is named in the list of subsidiaries set out hereto (including ALSTOM Holdings) or in such revised list as shall be provided by the Borrower to the Facility Agent together with its annual consolidated accounts, provided that a Subsidiary shall be a Material Subsidiary (a) if it represents 5% or more of the consolidated revenues of

99p

the Borrower’s group and Material Subsidiaries shall represent in aggregate no less than 70% of consolidated revenues of the Borrower’s group for the financial year in respect of which such accounts were prepared, or (b) if it controls directly or indirectly, alone or with other members of the Group, a Material Subsidiary.

“Net Cash Proceeds” means (a) in respect of right or equity issues generally, the net cash proceeds received by the issuer and (b) in respect of the disposal of assets, the cash proceeds from disposal of assets, having deducted, for the avoidance of doubt, (i) the tax liability arising from such disposal, (ii) reasonable cost, commissions and expenses incurred in relation to this disposal, and (iii) any indebtedness of the Exiting Subsidiary concerned under any Financial Commitments which are either transferred or required to be repaid in order to effect the disposal.

“Relevant Subsidiaries” means the Material Subsidiaries, the Selling Subsidiaries and the Exiting Subsidiaries. “

Selling Subsidiaries” means the members of the group of the Borrower who own the companies and other assets to be disposed of on or prior to 30 June 2003 (other than real estate) which should be disposed of under the Strategic Plan, a list of which is attached as Schedule VI hereto.

“Strategic Plan” means a plan, certified by the Chief Financial Officer of the Borrower, delivered to the Affected Lenders (as part of the Information Memorandum).

“Subsidiary” means an entity of which the Borrower has from time to time direct or indirect control (as defined in article L.233-3 of the French Commercial Code).

“Total Debt” means the financial debt of the Group, including for the avoidance of doubt the redeemable preference shares of a Subsidiary maturing on 31 March 2006, plus the stock of securitisation of future receivables, plus the total amount of securitised trade receivables net of retained interests, plus the subordinated notes issued on 29 September 2000.

“Total Net Debt” means, at any time, Total Debt less Investments, cash and cash equivalents of the Group.

99q

“Vendor Financing” means the provision of financial assistance to a third party institution which finances any customer of the Group.

99r

Schedule I

Net Financial Expense Cover

Date	Amount (Million Euros)
31 March 2004	1.8
30 September 2004	2.5
31 March 2005	4.5
30 September 2005	6
31 March 2006	6

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Schedule II

Consolidated Net Worth

Date	Amount (Million Euros)
31 March 2003	800
30 September 2003	500
31 March 2004	500
30 September 2004	600
31 March 2005	600
30 September 2005	750
31 March 2006	800

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Schedule III

Total Debt

Date	Amount (Million Euros)
March 2003	7,000
April 2003	7,500
May 2003	7,500
June 2003	6,800
July 2003	6,800
August 2003	6,800
September 2003	6,800
October 2003	6,000
November 2003	6,000
December 2003	6,000
March 2004	4,800
June 2004	4,800
September2004	4,800
December 2004	4,800
March 2005	4,800
June 2005	4,800
September 2005	4,500
December 2005	4,500
March 2006	4,000
June 2006	4,000

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Schedule IV

Total Net Debt

Date	Amount (Million Euros)
March 2003	5,300
April 2003	5,900
May 2003	6,100
June 2003	5,500
July 2003	5,500
August 2003	5,500
September 2003	5,500
October 2003	4,800
November 2003	4,800
December 2003	4,800
March 2004	3,600
June 2004	3,600
September2004	3,600
December 2004	3,600
March 2005	3,600
June 2005	3,600
September 2005	3,200
December 2005	3,200
March 2006	2,700
June 2006	2,700

99v

Schedule V

Affected Facilities

List of waivers/consents/amendments required

5.	Euro 1,875,000,000 multicurrency revolving credit agreement dated 19 April 1999, as amended between (i) ALSTOM as Borrower, (ii) Banque Nationale de Paris, Chase Manhattan plc and HSBC Investment Bank plc as Arrangers, (iii) the Banks named therein and (iv) Banque Nationale de Paris as Agent.

Amendment of financial covenants.

6.	Euro 1,110,000,000 multicurrency revolving credit agreement dated 3 August 2001, as amended, between (i) ALSTOM as Borrower, (ii) BNP Paribas, Citibank International plc and HSBC Investment Bank plc as Arrangers, (iii) the Banks named therein and BNP Paribas as Agent.

Amendment of financial covenants.

7.	Euro 560,000,000 secured credit facility agreement dated 29 March 2000, as amended, between (i) Tefus Financing Limited, (ii) the Banks named therein and (iii) Wesdeutche Landesbank Girozentrale as Agent and Security Agent, the purpose of which was to finance the purchase of receivables under two shipbuilding contracts between (i) Chantiers de l’Atlantique and (ii) Brittany Shipping Corporation Ltd. In the context of this facility ALSTOM Holdings granted a parent guarantee dated 29 March 2000 in favour of Tefus Financing Limited.

Waiver of financial covenants.

8.	Deed of Guarantee dated 7 April 1995 as replaced on 18 December 2002 granted by ALSTOM Holdings in favour of Royal Bank of Scotland (Industrial Leasing) Limited and Asset Finance March (A) Limited (a member of the HSBC Group) in connection with the project known as the “Northern Line”, guaranteeing the obligations of ALSTOM Northern Line Service Provisions Limited.

Waiver of financial covenants.

99w

Schedule VI

List of Selling Subsidiaries

99x

SCHEDULE 12

EXISTING SECURITY

Security interests existing as of 25th March 2003

ALSTOM : nil

ALSTOM Holdings :

•	USD 84,150,000 pledged deposit (“dépôt gage espèces”) in favour of Crédit Agricole Indosuez, related to the ship known as R8 (ex Renaissance).

•	EUR 78,558,120 on escrow account (“ convention de dépôt séquestre ”)at Société Générale, with EDF and ALSTOM Holdings as counterparties. Related to the sale of ALSTOM’s share into FIGLEC to EDFI.

•	EUR 49,852,000 on pledged deposit (“dépôt de garantie”) in favour of Crédit Lyonnais, corresponding to the level of overcollateralization required as of 28th February 2003 for the T&D securitization programme of existing receivables.

SIGNATORIES

The Borrower

ALSTOM

25, avenue Kléber

75116—Paris

Fax No: +33 1 47 55 29 22

Marc Haestier / Laurence Le-Masne

By :

Marc Haestier

The Mandated Lead Arrangers

BAYERISCHE LANDESBANK, PARIS BRANCH

Notifications :

203, rue du Faubourg Saint Honoré

75008 Paris

For Credit Matters	For Admin. Matters

Daniel Bendavid /Frédéric Salesses	Nadège Govindoorazoo / Anne Françoise Garçon

Fax No: +33 1 44 21 14 95	Fax No: + 33 1 44 21 14 94

By :

Jean-Louis Gleizes	David Bendavid

BNP PARIBAS

Notifications :

37, place du Marché Saint-Honoré

75031—Paris Cedex 01

For Credit Matters	For Admin. Matters

Patrick d’Hérouville/ Frédérique Cassignol	Ghislaine Michel

Fax No:+33 1 43 16 90 29	Fax No: +33 1 40 14 77 85

By :

Patrick d’Hérouville	Yves Lebidois

CCF

Notifications :

103, avenue des Champs-Elysées

75419 - Paris Cedex 08

For Credit Matters	For Admin. Matters

Delphine Beaurain-Guffroy	Stéphane Aubin

Fax No: +33 1 40 70 78 20	Fax No: +33 1 40 70 28 80

By :

Dominique Tauveron	Emmanuel Remy

CDC FINANCE—CDC IXIS

Notifications :

For Credit Matters	For Admin. Matters

254, boulevard St Germain 75007 Paris	26-28, rue Neuve-Tolbiac 75658 Paris Cedex 13

Henri Malick	Nicolas Devaux

Fax No: +33 1 40 49 91 62	Fax No: +33 1 58 55 60 29

By :

Henri Malick

COMMERZBANK AKTIENGESELLSCHAFT, PARIS BRANCH

Notifications :

23, rue de la Paix

75002 Paris

For Credit Matters	For Admin. Matters

Klaus Riefling / Florence Schmidl	Emmanuel Demontoux / Xavier Le Juez

Fax No: +33 1 44 94 18 15	Fax No: +33 1 44 94 18 39

By :

Olivier Raiga-Clémenceau	Jan-Peter Braun

CREDIT AGRICOLE INDOSUEZ

Notifications :

9, quai du Président Paul Doumer

92290—La Défense Cedex

For Credit Matters	For Admin. Matters

Vincent Bourlet/ Marie-Madeleine Guiziou	Laurence Lebeau

Fax No: +33 1 41 89 19 35 +33 1 41 89 08 72	Fax No: +33 1 41 89 11 14

By :
Vincent Bourlet	Jacques Masson

CREDIT INDUSTRIEL ET COMMERCIAL

Notifications :

6 avenue de Provence

75452 Paris cedex 09

For Credit Matters	For Admin. Matters

Pascale Ribault / Alain Poulet	Annick Merard

Fax No: + 33 1 45 96 90 11	Fax No: +33 1 45 96 49 44

Benoît Pâquier / Alexis Drouillot

Fax No: + 33 1 42 66 78 21

By :

Pascale Ribault	Alain Poulet

CREDIT LYONNAIS

Notifications :

29 rue de Choiseul

75002 Paris

For Credit Matters	For Admin. Matters

François Montel / Marie France Albertini	Marc Lemaire

Fax No: + 33 1 42 95 89 25	Fax No:+ 33 1 60 95 95 17

By :

Jean Pierre Jacquier

JPMORGAN CHASE BANK, PARIS BRANCH

Notifications :

14, place Vendôme

75001 Paris

For Credit Matters	For Admin. Matters

Alisdair Fraser	Brigitte Massin

Fax No: + 44 207 777 15 54

Christiane Touron	Fax No: + 33 1 40 15 46 29

Fax No: +33 1 40 15 48 58

By : Alisdair Fraser

NATEXIS BANQUES POPULAIRES

Notifications :

45, rue Saint Dominique

75007 Paris

Boîte Postale 4—75060 Paris Cedex 02

For Credit Matters	For Admin. Matters

Annie Lecomte	Laurent Gillet/ Antoine Mangin

Fax No: +33 1 58 32 24 90	Fax No: +33 1 45 55 18 77

By :

Antoine Mangin	Laurent Gillet

SOCIETE GENERALE

Notifications :

Tour Ariane

Place de la Pyramide

92088 Paris La Défense cedex

For Credit Matters	For Admin. Matters

Didier Miaume / Jean-Etienne Errera	Gilles Jacob / Vincent Devarrieux

Fax No: + 33 1 42 14 46 87	Fax No: + 33 1 42 14 06 18

By :

Didier Miaume

The Banks

BAYERISCHE LANDESBANK, PARIS BRANCH

Notifications :

203, rue du Faubourg Saint Honoré

75008 Paris

For Credit Matters	For Admin. Matters

Daniel Bendavid / Frédéric Salesses	Nadège Govindoorazoo / Anne Françoise Garçon

Fax No: +33 1 44 21 14 95	Fax No: + 33 1 44 21 14 94

By :

Jean-Louis Gleizes	David Bendavid

BNP PARIBAS

Notifications :

37, place du Marché Saint-Honoré

75031—Paris Cedex 01

For Credit Matters	For Admin. Matters

Patrick d’Hérouville/ Frédérique Cassignol	Ghislaine Michel

Fax No:+33 1 43 16 90 29	Fax No: +33 1 40 14 77 85

By :

Patrick d’Hérouville	Yves Lebidois

CCF

Notifications :

103, avenue des Champs-Elysées

75419 Paris Cedex 08

For Credit Matters	For Admin. Matters

Delphine Beaurain-Guffroy	Stéphane Aubin

Fax No: +33 1 40 70 78 20	Fax No: +33 1 40 70 28 80

By :

Dominique Tauveron	Emmanuel Remy

CDC FINANCE - CDC IXIS

Notifications :

For Credit Matters	For Admin. Matters

254, boulevard St Germain 75007 Paris	26-28, rue Neuve-Tolbiac 75658 Paris Cedex 13

Henri Malick	Nicolas Devaux

Fax No: +33 1 40 49 91 62	Fax No: +33 1 58 55 60 29

By:

Henri Malick

COMMERZBANK AKTIENGESELLSCHAFT, PARIS BRANCH

Notifications :

23, rue de la Paix

75002 Paris

For Credit Matters	For Admin. Matters

Klaus Riefling / Florence Schmidl	Emmanuel Demontoux / Xavier Le Juez

Fax No: +33 1 44 94 18 15	Fax No: +33 1 44 94 18 39

By :

Olivier Raiga-Clémenceau	Jan-Peter Braun

CREDIT AGRICOLE INDOSUEZ

Notifications :

9, quai du Président Paul Doumer

92290—La Défense Cedex

For Credit Matters	For Admin. Matters

Vincent Bourlet/Marie-Madeleine Guiziou	Laurence Lebeau

Fax No: +33 1 41 89 19 35 +33 1 41 89 08 72	Fax No: +33 1 41 89 11 14

By :

Vincent Bourlet	Jacques Masson

CREDIT INDUSTRIEL ET COMMERCIAL

Notifications :

6 avenue de Provence

75452 Paris cedex 09

For Credit Matters	For Admin. Matters

Pascale Ribault / Alain Poulet	Annick Merard

Fax No: + 33 1 45 96 90 11	Fax No: +33 1 45 96 49 44

Benoît Pâquier / Alexis Drouillot

Fax No: + 33 1 42 66 78 21

By :

Pascale Ribault	Alain Poulet

CREDIT LYONNAIS

Notifications :

29 rue de Choiseul

75002 Paris

For Credit Matters	For Admin. Matters

François Montel /Marie France Albertini	Marc Lemaire

Fax No: + 33 1 42 95 89 25	Fax No:+ 33 1 60 95 95 17

By :

Jean Pierre Jacquier

JPMORGAN CHASE BANK, PARIS BRANCH

Notifications :

14, place Vendôme

75001 Paris

For Credit Matters	For Admin. Matters

Alisdair Fraser	Brigitte Massin

Fax No: + 44 207 777 15 54

Christiane Touron	Fax No: + 33 1 40 15 46 29

Fax No: +33 1 40 15 48 58

By : Alisdair Fraser

NATEXIS BANQUES POPULAIRES

Notifications :

45, rue Saint Dominique

75007 Paris

Boîte Postale 4—75060 Paris Cedex 02

For Credit Matters	For Admin. Matters

Annie Lecomte	Laurent Gillet/ Antoine Mangin

Fax No: +33 1 58 32 24 90	Fax No: +33 1 45 55 18 77

By :

Antoine Mangin	Laurent Gillet

SOCIETE GENERALE

Notifications :

Tour Ariane

Place de la Pyramide

92088 Paris La Défense cedex

For Credit Matters	For Admin. Matters

Didier Miaume / Jean-Etienne Errera	Gilles Jacob / Vincent Devarrieux

Fax No: + 33 1 42 14 46 87	Fax No: + 33 1 42 14 06 18

By :

Didier Miaume

The Agent

BNP PARIBAS

Notifications :

37, place du Marché Saint-Honoré

75031—Paris Cedex 01

Attention : Dominique De Narbonne

Fax No : +33 1 42 98 19 33

By :

Patrick d’Hérouville